     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1997

                                                      REGISTRATION NO. 333-19939
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        DECRANE AIRCRAFT HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                          3728                 34-1645569
(State or Other Jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)     Classification Code No.)     Identification
                                                                      No.)

                            155 MONTROSE WEST AVENUE
                                   SUITE 210
                                COPLEY, OH 44321
                                 (330) 668-3061
              (Address, including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                R. JACK DECRANE
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                        DECRANE AIRCRAFT HOLDINGS, INC.
                            155 MONTROSE WEST AVENUE
                                   SUITE 210
                                COPLEY, OH 44321
                                 (330) 668-3061
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                           --------------------------

                                WITH COPIES TO:

      STEPHEN A. SILVERMAN, ESQ.                KENNETH J. BARONSKY, ESQ.
          SPOLIN & SILVERMAN                 MILBANK, TWEED, HADLEY & McCLOY
  100 Wilshire Boulevard, Suite 940            601 S. Figueroa, 30th Floor
    Santa Monica, California 90401            Los Angeles, California 90017
            (310) 576-1221                            (213) 892-4000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM       PROPOSED MAXIMUM
        TITLE OF SECURITIES              AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING          AMOUNT OF
         TO BE REGISTERED               REGISTERED (1)          PER SHARE (2)            PRICE (2)        REGISTRATION FEE (2)
Common Stock, Par Value, $.01          2,987,040 Shares            $15.00               $44,805,600            $13,577(3)

(1) Includes 389,614 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457.

(3) Previously paid.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Amendment No. 4 is being filed by DeCrane Aircraft Holdings, Inc., a Delaware corporation (the "Company"), in order to amend certain portions of Part II of the Company's Registration Statement on Form S-1. Accordingly, Part I of the Form S-1 is not included in this Amendment No. 4.

         [LOGO]
                                2,797,423 SHARES

                        DECRANE AIRCRAFT HOLDINGS, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

    Of the 2,797,423 shares of Common Stock of DeCrane Aircraft Holdings, Inc. offered hereby, 2,700,000 shares are being sold by the Company and 97,423 shares are being sold by a Selling Stockholder. The Company will not receive any proceeds from the sale of shares by the Selling Stockholder. Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. Approximately $10 million of the proceeds of this offering will be used to repay indebtedness owed to certain affiliates and principal stockholders of the Company. Following this offering, affiliates and certain principal stockholders of the Company will beneficially own approximately 46.5% of the Common Stock.

    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "DAHX."

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                                                       UNDERWRITING                            PROCEEDS TO
                                     PRICE TO         DISCOUNTS AND        PROCEEDS TO         THE SELLING
                                      PUBLIC         COMMISSIONS (1)       COMPANY (2)         STOCKHOLDER
Per Share.....................        $12.00              $0.84               $11.16              $11.16
Total (3).....................     $33,569,076          $2,349,835         $30,132,000          $1,087,241

(1) See "Underwriting" for indemnification arrangements.

(2) Before deducting estimated expenses of $1,387,500 payable by the Company.

(3) The Company and certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 419,613 shares of Common Stock at the Price to Public, less Underwriting Discounts and Commissions shown above, solely to cover over-allotments, if any. If the Underwriters exercise only a portion of the over-allotment option, the first 84,535 shares will be purchased from such Selling Stockholders and any remaining shares will be purchased from the Company. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to the Selling Stockholders will be $38,604,432, $2,702,310, $33,871,470 and $2,030,651, respectively. See "Underwriting."

    The shares of Common Stock offered hereby are being offered by the several Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the Common Stock will be available for delivery on or about April 21, 1997 at the offices of Schroder Wertheim & Co. Incorporated, New York, New York.

SCHRODER WERTHEIM & CO.                                  DILLON, READ & CO. INC.

                                  ING BARINGS

                                 April 16, 1997

                [PHOTOGRAPH OF SILHOUETTE OF AN AIRPLANE FLYING]

                    [PHOTOGRAPH OF AN AIRPLANE FLIGHT DECK]

                                 [COMPANY LOGO]

                          The Company is a
                          manufacturer of products and
                          a provider of services for
                          certain niche markets of the
                          commercial aircraft
                          industry. The Company's
                          products and services
                          typically are utilized to
                          provide an interface between
                          an aircraft and its avionics
                          systems, such as those
                          pictured here.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

          [PHOTOGRAPH OF CONTACTS]                          [PHOTOGRAPH OF CONNECTORS]
      [PHOTOGRAPH OF BINS OF CONTACTS]

The variety of contacts manufactured by the   The Company manufactures specialty connectors which
Company conduct electronic signals or         are used within an aircraft to provide an electronic
electricity within an aircraft and conform    or electrical link between discrete wires or devices.
to strict design tolerances. The Company      Many of the connectors manufactured by the Company
manufactures millions of contacts each        utilize the Company's contacts.
month.

     [PHOTOGRAPH OF HARNESS ASSEMBLIES]        [PHOTOGRAPH OF INSTALLATION KITS]

The Company manufactures harness assemblies   The Company manufactures avionics
for use with aircraft avionics systems. The   support structures used to secure
harness assemblies depicted utilize contacts  avionics systems within an
and connectors manufactured by the Company.   aircraft. These support structures,
                                              together with the connectors and
                                              harness assemblies manufactured by
                                              the Company, form the foundation of
                                              the installation kits shown above,
                                              which are used in the Company's
                                              systems integration projects.

       [PHOTOGRAPH OF MAN AT A CAD STATION]          [PHOTOGRAPH OF WOMAN SITTING IN AIRPLANE
                                                          SEAT WATCHING A VIDEO MONITOR]

The Company employs more than 90 engineers, many    Many of the Company's products and services
of whom design, engineer and certify modifications  involve in-flight entertainment and
to existing aircraft as part of the Company's       passenger telecommunication systems.
systems integration efforts.

            [PHOTOGRAPH OF MEN INSTALLING A SYSTEM ONTO AN AIRCRAFT]

The Company-employed, FAA-certified mechanics shown above are installing an installation kit for a flight deck avionics system.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" MEAN DECRANE AIRCRAFT HOLDINGS, INC., A DELAWARE CORPORATION, AND ITS PREDECESSORS AND SUBSIDIARIES, AND WITH RESPECT TO AVIATION REGULATORY ISSUES, ONE OR MORE, BUT NOT NECESSARILY ALL, OF THESE ENTITIES. EXCEPT AS OTHERWISE INDICATED, ALL OF THE INFORMATION IN THIS PROSPECTUS WITH REGARD TO SHARES AND PER SHARE AMOUNTS PERTAINING TO THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK"), HAS BEEN ADJUSTED TO GIVE EFFECT TO A REVERSE STOCK SPLIT WHICH IS PART OF THE RECAPITALIZATION OF THE COMPANY (THE "RECAPITALIZATION") DESCRIBED UNDER "DESCRIPTION OF CAPITAL STOCK--THE RECAPITALIZATION." UNLESS OTHERWISE INDICATED, THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS HAVE NOT EXERCISED THEIR OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    The Company is a manufacturer of avionics components and a provider of avionics systems integration services in certain niche markets of the commercial aircraft industry. The products and services offered by the Company are utilized primarily in commercial aircraft to connect, support and/or integrate various avionics systems, including cabin management, in-flight entertainment and passenger telecommunications systems ("cabin avionics systems") and navigation and safety systems ("flight deck avionics systems"). The Company's targeted markets consist of commercial aircraft and avionics original equipment manufacturers ("OEMs"), the commercial aircraft retrofit market and the commercial aircraft aftermarket. The Company also sells products and services to the military aircraft market.

    The Company seeks to maximize its sales by emphasizing the complementary nature of its products and services. Components manufactured by the Company include: (i) contacts (of which the Company believes it is the largest supplier of bulk contacts to the commercial aircraft OEMs); (ii) connectors (which often utilize the contacts manufactured by the Company); (iii) harness assemblies (which often utilize the connectors manufactured by the Company); and (iv) avionics support structures (which often are packaged with the Company's connectors and harness assemblies in installation kits). In addition, the Company manufactures dichroic liquid crystal display ("LCD") devices, which are used with flight deck avionics, and believes it is the largest supplier of such devices to the commercial aircraft OEMs. The systems integration services provided by the Company include design and engineering, Federal Aviation Administration ("FAA") certification, manufacture of installation kits and systems installation. The Company manufactures many of the components required to complete a systems integration project, which it believes provides it a critical competitive advantage.

    The Company believes that every commercial aircraft currently produced by the Boeing Company ("Boeing"), Airbus Industrie ("Airbus") and McDonnell Douglas Corporation ("McDonnell Douglas") contains components manufactured by the Company. In addition, the Company has entered into supply agreements with Boeing, pursuant to which the Company believes that it is the supplier of a substantial majority of the bulk contacts for all aircraft currently manufactured by Boeing and is the sole-source supplier of certain connectors for in-flight entertainment systems installed by Boeing on its 777 aircraft. As a result, the Company expects to benefit from the continuing recovery of the commercial aircraft industry, although there can be no assurances in this regard. According to the 1996 AND 1997 CURRENT MARKET OUTLOOK (collectively, the "Boeing Report") published by the Boeing Commercial Airplane Group, expenditures for new aircraft production are expected to total approximately $230 billion for the period from 1996 through 2000. This compares to expenditures for new aircraft of approximately $170 billion for the period from 1991 through 1995. The Boeing Report also estimates that annual deliveries of commercial aircraft will increase from approximately 400 in 1996 to more than 600 in 1997 and will be between 700 and 800 in 1998. In addition, for the period from 1996 through 2000, revenue passenger miles will increase from 1.6 trillion to 2.1 trillion and the worldwide fleet of aircraft will increase from 11,500 at the end of 1996 to approximately 14,000 at the end of 2001 (net of approximately 1,375 retirements). The

Company believes that the increase in new aircraft production is being driven by numerous factors, including: (i) a general increase in demand for air travel;
(ii) an increase in the capacity utilization (load factor) of aircraft currently in service; (iii) an increase in the average age of the worldwide aircraft fleet; (iv) the cost-effectiveness of using new aircraft versus old aircraft; and (v) a general improvement in the financial condition of the airline industry.

    The Company believes that its position as a primary supplier of products and services to manufacturers of cabin avionics systems and flight deck avionics systems provides the Company with opportunities for growth independent of the aircraft OEM market upturn because such systems typically are installed on a retrofit basis by purchasers of aircraft and not by aircraft OEMs. The Company's customers in these markets include AT&T Wireless Services, Inc. ("AT&T") for passenger telecommunications systems, Interactive Flight Technologies, Inc. ("IFT") for in-flight casino-style gaming and video-on-demand systems, Matsushita Avionics Systems ("Matsushita") for in-flight entertainment systems and the Rockwell Collins Division ("Rockwell Collins") of Rockwell International Corp. for flight deck avionics systems. The Company believes that demand for cabin avionics systems and flight deck avionics systems is increasing, primarily as a result of: (i) a desire by airlines for additional revenue-producing services; (ii) longer flights combined with a demand by airline passengers for more sophisticated forms of in-flight services; and (iii) the advent of new technologies and FAA mandates related to aircraft safety and navigation.

    The Company's principal strategy is to establish and expand leading positions in high-margin, niche markets within the commercial aircraft industry, with a focus on the manufacture of avionics components and the integration of avionics systems. Historically, the Company has demonstrated an ability to increase revenues during times of industry decline which it attributes to several actions, including: (i) the establishment of a balanced offering of products and services for the OEM market, the retrofit market and the aftermarket; (ii) the initiation of private labeling programs pursuant to which the Company manufactures contacts for other connector manufacturers, including certain of the Company's competitors; (iii) the development of new products such as specialty connectors for Boeing's 777 aircraft; and (iv) the diversification into new services such as the integration of in-flight entertainment systems. In the future, the Company will seek to grow by: (i) capitalizing on growth in commercial aircraft production; (ii) exploiting increased demand for cabin avionics systems; (iii) expanding and diversifying the Company's systems integration services; (iv) completing additional strategic acquisitions; and (v) capitalizing on the Company's complementary products and services.

RECENT ACQUISITION ACTIVITY

    The Company was formed in 1989 to capitalize on emerging trends in the aircraft market through acquisitions. Since its formation, the Company has completed eight acquisitions of businesses or assets, three of which were completed in 1996.

    - In December 1996, the Company expanded its contact manufacturing capability and capacity by purchasing certain manufacturing assets (collectively, the "AMP Facility") from AMP, Inc. ("AMP"). The AMP Facility enables the Company to produce contact blanks (unfinished contacts) using a cold-heading manufacturing process which, when used for high volume production, is more cost-effective than the Company's existing screw machine operations. Therefore, the Company is seeking to optimize its contact production by converting a portion of its existing high volume manufacturing runs to the cold-heading process. The plating and finishing of contact blanks produced at the AMP Facility will be conducted at the existing facilities of the Company.

    - In December 1996, the Company acquired Elsinore Aerospace Services, Inc. and the Elsinore Engineering Services division (collectively, "Elsinore") of Elsinore, L.P. The acquisition of Elsinore provided the Company with the ability to issue certain FAA design approvals for modification to designated aircraft through Elsinore's FAA-issued Designated Alteration Station

      ("DAS") approval. As a systems integrator, the Company regularly seeks such FAA approvals on behalf of its customers when it integrates a system onto an aircraft. The ability to issue FAA approvals through Elsinore eliminates the need, in most instances, for the Company to apply to the FAA for such approvals, thereby expediting the approval process. In addition, the acquisition of Elsinore increased by approximately 50% the number of the Company's engineering professionals dedicated to systems integration functions.

    - In September 1996, the Company acquired the Aerospace Display Systems division ("ADS") of Allard Industries, Inc. ADS is a manufacturer of dichroic LCD devices for use with flight deck avionics systems. The Company believes that ADS is the largest supplier of such devices to the commercial aircraft industry. The acquisition of ADS expanded the Company's offering of components used in flight deck avionics systems and strengthened its position as a leading supplier of niche avionics components.

    In addition, in February 1996, the Company acquired the remaining 25% interest in Cory Components, Inc. ("Cory Components") which it did not already own (the "Minority Interest Acquisition").

    The Company believes that the fragmented nature of the market for aircraft components and systems integration services will provide it with additional opportunities to exploit industry consolidation trends.

                                    * * * *

    The Company's corporate office is located at 155 Montrose West Avenue, Suite 210, Copley, OH 44321. The Company's telephone number is (330) 668-3061. All inquiries or notices should be directed to the attention of R. Jack DeCrane, Chairman of the Board and Chief Executive Officer of the Company.

                                  THE OFFERING

Common Stock Offered by:

  The Company..........................  2,700,000 shares

  The Selling Stockholder..............  97,423 shares (1)

    Total..............................  2,797,423 shares

Common Stock to be Outstanding after
  the Offering.........................  5,251,690 shares (2)

Use of Proceeds........................  To repay certain indebtedness. See "Use of
                                         Proceeds."(3)

Nasdaq National Market Symbol..........  DAHX

------------------------------

(1) Does not include up to 84,535 shares which may be sold by certain Selling Stockholders pursuant to the Underwriters' over-allotment option. See "Principal and Selling Stockholders" and "Underwriting."

(2) Does not include: (i) 527,156 shares of Common Stock reserved for issuance pursuant to the Company's Amended and Restated 1993 Share Incentive Plan (the "Share Incentive Plan"), of which options to purchase 355,001 shares have been granted (see "Management--Executive Compensation--Share Incentive Plan"); and (ii) 70,893 shares reserved for issuance upon exercise of certain warrants (the "Lender Warrants") (see "Description of Capital Stock--Warrants").

(3) Approximately $10 million of the net proceeds will be used to repay indebtedness held by Electra Investment Trust P.L.C. and Electra Associates, Inc. (collectively, "Electra") and Nassau Capital Partners L.P. and NAS Partners I L.L.C. (collectively, "Nassau"), which are affiliates and principal stockholders of the Company. See "Certain Transactions."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                        PRO FORMA
                                                                                           AS
                                                                                        ADJUSTED(2)
                                                                                        ---------
                                                                                          YEAR
                                                                                          ENDED
                                                                                        DECEMBER
                                                         YEAR ENDED DECEMBER 31,           31,
                                                    ---------------------------------   ---------
                                                      1994        1995       1996(1)      1996
                                                    ---------   ---------   ---------   ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $  47,092   $  55,839   $ 65,099    $ 72,805
Gross Profit......................................     10,685      12,376     15,707      18,274
Operating income..................................      1,760       1,835      4,251       5,321
Income (loss) before provision for income taxes
  and extraordinary item..........................     (1,816)     (2,368)      (105)      4,516
Net income (loss).................................     (2,693)     (3,446)      (817)      3,448
Net income (loss) applicable to common
  stockholders....................................     (2,891)     (3,307)    (6,357)      3,448

Income (loss) per common share:
  Pro forma for the Recapitalization.....................................
                                                                            $   (.31)
  Pro forma as adjusted (3)..............................................
                                                                                        $    .62

Weighted average number of common shares
  outstanding:
  Pro forma for the Recapitalization.....................................
                                                                               2,659
  Pro forma as adjusted (4)..............................................
                                                                                           5,563

OTHER FINANCIAL DATA:
Depreciation and amortization (5).................  $   3,868   $   4,244   $  4,012
Bookings (6)......................................     47,896      50,785     81,914
Backlog at end of period (7)......................     24,493      19,761     44,433


                                                                              DECEMBER 31, 1996
                                                                            ---------------------
                                                                                        PRO FORMA
                                                                                           AS
                                                                             ACTUAL     ADJUSTED(8)
                                                                            ---------   ---------

BALANCE SHEET DATA:
Working capital..........................................................   $ 10,486    $ 15,673
Total assets.............................................................     69,266      66,707
Total debt...............................................................     42,250      15,324
Mandatorily redeemable common stock warrants.............................      6,879       --
Stockholders' equity.....................................................      1,236      32,945

------------------------------

(1) Includes the effect of the Minority Interest Acquisition beginning February 20, 1996, the date on which the transaction occurred, and the results of ADS and Elsinore beginning September 18, 1996 and December 5, 1996, respectively, the dates on which they were acquired.

(2) Pro forma for the Minority Interest Acquisition and the acquisition of ADS as if they had occurred on January 1, 1996. Adjusted to reflect the sale by the Company of 2,700,000 shares of Common Stock in this offering (the "Offering") and the application of the net proceeds therefrom as set forth under "Use of Proceeds." Excludes an extraordinary charge of $3.9 million to be incurred as a result of the repayment of debt with the net proceeds from the Offering.

(3) Reflects the Recapitalization as well as the acquisitions and the Offering, as described in Note (2) above.

(4) Pro forma for the Recapitalization and adjusted for the 2,700,000 shares of Common Stock offered hereby by the Company. Includes shares of Common Stock related to outstanding management options issued pursuant to the Share Incentive Plan. Does not include 70,893 shares of Common Stock issuable upon exercise of the Lender Warrants.

(5) Includes deferred financing cost amortization included in interest expense of $432,000, $608,000 and $661,000 in 1994, 1995 and 1996, respectively.

(6) Bookings represent the total invoice value of purchase orders received during the period. See "Business--Backlog."

(7) Orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of the Company's receipt of orders and the speed with which those orders are filled. See "Business--Backlog."

(8) Reflects: (i) the Recapitalization; and (ii) the sale by the Company of 2,700,000 shares of Common Stock in the Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds."

                                  RISK FACTORS

    POTENTIAL PURCHASERS OF THE COMMON STOCK SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO PURCHASE SHARES OF COMMON STOCK OFFERED HEREBY.

COMMERCIAL AIRCRAFT INDUSTRY RISKS

    Among the Company's principal customers are the world's commercial aircraft and avionics OEMs. The principal market for such OEMs is the commercial airline industry, which is cyclical and has been adversely affected by a number of factors, including, but not limited to, increased fuel and labor costs and intense price competition. The commercial airline industry may be adversely affected by increased regulatory scrutiny in the wake of several major airline disasters and threats of terrorism. Several domestic and foreign commercial airlines have encountered significant financial difficulties, resulting in certain of such airlines ceasing to conduct business or seeking protection from creditors. These financial difficulties, as well as certain other factors, caused new commercial aircraft deliveries to decline from a peak of approximately 770 aircraft in 1991 to approximately 370 aircraft in 1995 according to AEROSPACE AND AIRTRANSPORT CURRENT ANALYSIS published by Standard and Poor's Industry Surveys (the "S&P Report"). Another industry downturn could adversely affect the Company's business. See "Business--Industry Overview and Trends."

SUBSTANTIAL LEVERAGE; HISTORY OF NET LOSSES AND DEFAULTS

    The Company has operated with substantial leverage and debt service requirements since its first acquisition in 1990. As a result, since 1990, the Company has experienced net losses in each year through 1996, despite positive operating income. In addition, the Company was not in compliance with certain financial covenants contained in its debt agreements at various times since its inception. In each case such non-compliance was waived by the lenders. Since March 1996, the Company has been in compliance with all financial covenants contained in its existing debt agreements. Although the Company intends to use the net proceeds of this Offering to repay a significant portion of its outstanding indebtedness, there can be no assurance as to the future profitability of the Company nor can there be assurance that the Company will remain in compliance with the covenants contained in its debt agreements. The Company's New Credit Facility (as defined in "Use of Proceeds") is guaranteed by each of the Company's subsidiaries and is secured by substantially all the assets of the Company and its subsidiaries. In the event that the Company is unable to remain in compliance with the covenants contained in its debt agreements, the lenders could declare all amounts owed under such debt agreements to be immediately due and payable, which could have a material adverse effect on the Company. See "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements."

FLUCTUATIONS IN QUARTERLY AND YEARLY RESULTS

    The Company's business is subject to quarterly and yearly fluctuations. Specifically, the magnitude of certain systems integration programs relative to the Company's overall business has the potential to expose the Company's results of operations to fluctuations in quarterly and yearly results. In addition, irregular timing of awards or cancellations of systems integration contracts, as well as development and technology delays by OEMs or their suppliers, could further exacerbate such fluctuations in quarterly and yearly operations. If such events occur, the results of operations of the Company may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY CUSTOMERS

    The Company's three largest customers are Boeing, Matsushita and AT&T, which accounted for approximately 14.8%, 9.6% and 6.9%, respectively, of the Company's consolidated revenues (pro forma for the acquisition of ADS) for the fiscal year ended December 31, 1996. In addition, a significant portion of the Company's sales of components are sold to Boeing indirectly through sales to suppliers of Boeing. Most of the Company's sales to Boeing are pursuant to contracts which may be terminated by Boeing at any time. In addition, under certain circumstances, Boeing may enforce alternative economic terms pursuant to such contracts in which case the contracts could become less commercially favorable to the Company or the Company may elect to terminate the applicable portion of such contracts. There can be no assurance that Boeing will not terminate any of its contracts with the Company. The Company generally sells components and services to Matsushita and AT&T pursuant to purchase orders, but does not have any supply contracts with either company.

    The Company has entered into a contract to provide systems integration services for IFT's new in-flight entertainment system (the "IFT System") on 21 wide-body aircraft for Swiss Air Transport Co. Ltd. ("Swissair"). The Company's contract with IFT provides for monthly progress payments and the Company will account for revenues generated under the IFT contract using the percentage of completion method of accounting. As of April 15, 1997, the Company had integrated the IFT System onto three of Swissair's aircraft; the IFT System operates in all classes of service (first, business and economy) on two aircraft and in first and business class on one aircraft. The Company continues to integrate the IFT System onto additional Swissair aircraft. Under IFT's contract with Swissair, IFT agreed to finance the purchase price of the IFT System in exchange for a substantial share of potential future gaming revenues. However, based on IFT's limited experience with the IFT System on Swissair's aircraft, in March IFT indicated that revenues from gaming are significantly below its expectations. IFT has since announced a change in corporate strategy whereby it will no longer finance the substantial majority of the purchase price of the IFT System. Consistent with this new strategy, IFT also announced that it was exercising its contractual right to renegotiate its contract with Swissair in order to shift a greater portion of the purchase price of the IFT System to Swissair. On April 14, 1997 IFT announced that it had entered into a memorandum of understanding with Swissair regarding the purchase by Swissair of the IFT System, which announcement states that Swissair expects to purchase the IFT System for installation in the first and business class sections of up to 18 aircraft. IFT currently is in an evaluation period provided for under its contract with Swissair, during which IFT and Swissair are working together to optimize the operations and functionality of the IFT System. IFT has indicated that it is working to improve the reliability of the IFT System through software revisions and through design improvements to the tray tables used in the economy section of the aircraft. While the Company expects that it will continue to provide systems integration services to IFT for Swissair's 21 wide-body aircraft, there can be no assurance that: (i) IFT and Swissair will successfully renegotiate their contract or that such renegotiation will not result in a materially reduced scope of work for the Company; or (ii) that any existing or future technical or design issues will be resolved. Termination of the contract between Swissair and IFT, a material change in the scope of work for the Company, or any general delays or problems with implementation of the IFT System could have a material adverse effect on the Company.

    The loss of any one or more of the Company's key customers could have a material adverse effect on the Company. See "Business--Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATION

    The FAA prescribes standards and licensing requirements for aircraft components, licenses private repair stations and issues DAS approvals giving the holder the right to certify aircraft design modifications on behalf of the FAA. The ability of the Company to arrange for rapid government certification of its systems integration services is essential to the Company's business and depends on its continuing access to or use of private repair stations, DASs, and FAA-designated and FAA-certified engineering professionals. There can be no assurance that: (i) the Company will continue to have adequate access to such stations and professionals; or (ii) the current public and congressional scrutiny of the FAA's inspection philosophy and mechanisms will not result in the restriction or elimination of the use of such private repair stations or DASs, either of which could have a material adverse effect on the Company. In addition, although the Company believes that it possesses all required domestic and foreign governmental licenses and certificates, including without limitation Parts Manufacturer Approvals ("PMAs") and Supplemental Type Certificates ("STCs"), any delay in obtaining or failure to obtain a required license or certificate, or the revocation or limitation of such licenses or certificates, could have a material adverse effect on the Company's operations. See "Business--Industry Regulation and Approvals."

RISKS ASSOCIATED WITH ACQUISITIONS

    The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital, and by restrictions contained in the Company's debt agreements. In addition, growth by acquisition involves risks that could adversely affect the Company's results of operations, including difficulties in integrating the operations and personnel of acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of acquired companies. In the past, acquisitions by the Company have resulted in increased indebtedness and interest expense which has caused the Company to incur net losses in each year since its inception despite positive operating income. There can be no assurance that the Company will be able to identify suitable acquisition candidates, obtain the capital necessary to pursue its acquisition strategy, consummate acquisitions on satisfactory terms or, if any acquisitions are consummated, satisfactorily integrate such acquired businesses into the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--General" and "Business-- Growth Strategy."

COMPETITION

    The Company operates in a highly competitive industry and competes against a number of companies, some of which have significantly greater financial, technological and marketing resources than the Company. The Company believes that its ability to compete depends on high product performance, short lead-time and timely delivery, competitive price, and superior customer service and support. There can be no assurance that the Company will be able to compete successfully with respect to these or other factors. See "Business--Competition."

GOLD AND COPPER

    A significant portion of the cost of the materials used in the contacts manufactured by the Company is comprised of the cost of gold, and to a lesser extent, the cost of copper. Accordingly, a significant increase in the price of gold or copper could have a material adverse effect on the Company's results of operations. The Company has not purchased commodities contracts for gold or copper and does not anticipate doing so in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FOREIGN CURRENCY

    The Company has a manufacturing facility in Switzerland and incurs in Swiss Francs a significant percentage of the cost of the contacts it manufactures in Switzerland. Therefore the Company's financial results are subject to fluctuations of the Swiss Franc in relation to the U.S. Dollar. In 1996, solely in an effort to mitigate the effects of currency fluctuations, the Company began to enter into forward exchange contracts to purchase Swiss Francs and it expects to engage in such hedging transactions in the future. However, there can be no assurance that such transactions will prevent currency fluctuations from adversely affecting the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements."

SUPPLY OF QUALIFIED ENGINEERING PERSONNEL

    The Company's ability to attract and retain a high-quality engineering staff is important to its business. Competition for qualified avionics engineers is intense. There can be no assurance that the Company will be able to retain its existing engineering staff or fill new positions or vacancies created by expansion or turnover. See "Business--Products and Services" and "Business--Employees."

CONTROL OF COMPANY BY PRINCIPAL STOCKHOLDERS

    Following the completion of the Offering and giving effect to the Recapitalization, (i) Nassau, (ii) DSV Partners, IV ("DSV"), (iii) Electra and
(iv) Brantley Venture Partners, II, L.P. ("Brantley") will beneficially own 16.0%, 9.4%, 8.7% and 9.3%, respectively, of the issued and outstanding Common Stock. By virtue of their stockholdings, such beneficial owners, if they act together, will be able to elect the entire Board of Directors and exercise significant control over the Company's business, policies and affairs and, together, could cause the Company to take actions that may be adverse to the Company's other stockholders. See "Principal and Selling Stockholders." Also, Nassau, DSV, Brantley and the Company are parties to a shareholders agreement which requires the Company for so long as the applicable stockholder owns at least 5% of the Common Stock (including shares which may be acquired upon exercise of warrants) to include on the Company's slate of nominees for director a person designated by the applicable stockholder. See "Certain Transactions--Shareholders Agreement."

EXCESS LOSS RISKS

    The Company currently has in force aviation products insurance. To date, the Company has not experienced any significant uninsured or insured aviation-related claims or any material product liability claims. However, there can be no assurance that the Company's existing insurance coverage will be adequate to cover future claims that may arise or that such coverage can be renewed at commercially reasonable rates.

ENVIRONMENTAL RISKS; ENVIRONMENTAL REGULATION

    The Company's business operations and facilities are subject to a number of federal, state, local and foreign environmental laws and regulations. In addition, certain environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and similar state laws impose strict, retroactive and joint and several liability upon persons responsible for releases or potential releases of hazardous substances. The Company has sent waste to treatment, storage or disposal facilities that have been designated as National Priority List sites under CERCLA or equivalent listings under state laws. The Company has received CERCLA requests for information or allegations of potential responsibility from the Environmental Protection Agency ("EPA") as to the Company's use of certain such sites. It is possible, given the retroactive nature of CERCLA liability, that the Company will, from time to time, receive additional notices of potential liability relating to current or former activities. There can be no assurance that the Company will not incur significant costs for prior waste disposal by the Company or its predecessors. In addition, some of the Company's operations are located on properties which are contaminated to varying degrees. Although the Company has not incurred, nor does it expect to incur, significant costs to address such contamination, there can be no assurance that the Company will not incur significant costs in the future to address contamination.

    Although the Company believes that its operations and facilities are in material compliance with all federal, state, local and foreign environmental laws and regulations, there can be no assurance that the Company will not incur significant costs in the future due to current or former operations and waste disposal practices or changing environmental compliance requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters," "Business--Environmental Matters" and "Business--Legal Proceedings."

DISRUPTIONS AT THE COMPANY'S FACILITIES

    A significant portion of the Company's manufacturing and administrative operations are currently located in the greater Los Angeles, California area, an area that may be subject to earthquakes or other natural disasters. Although the Company maintains standard property and business interruption insurance, as well as earthquake insurance on its primary manufacturing facility, an earthquake or other natural disaster could have a material adverse effect on its business and operating results. See "Business--Facilities."

ABSENCE OF PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market will develop or, if developed, will be sustained after the completion of the Offering. The initial public offering price of the Common Stock offered hereby has been determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Common Stock. Factors such as announcements concerning the Company or its competitors, investor perception of the Company, fluctuations in the Company's operating results and general market conditions may cause the market price of the Common Stock to fluctuate significantly.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Sales of a substantial number of shares of Common Stock in the public market after the Offering, or the expectation that such sales could occur, could adversely affect the market price of the Common Stock and the Company's ability to raise capital through a subsequent offering of securities. Of the 5,251,690 shares of Common Stock to be outstanding after the Offering and the Recapitalization, 3,338,948 shares will be available for resale in the public market without restriction immediately following the Offering if held by holders who are not "affiliates" of the Company (as defined in the Securities Act of 1933, as amended (the "Securities Act")). All of the remaining shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act. These restricted securities were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. After expiration of the 180-day lock-up period following the Offering, pursuant to agreements with the Underwriters: (i) all restricted securities will be available for resale pursuant to the limitations of Rule 144; and (ii) the Company, pursuant to its certificate of incorporation (the "Certificate"), may authorize the issuance of additional shares of Common Stock and shares of one or more series of voting preferred stock. The issuance of additional shares of capital stock could result in the dilution of the voting power of the shares of Common Stock purchased in the Offering. In addition, following the expiration of the 180-day lock-up period, certain stockholders have the right, pursuant to the terms and conditions of a registration rights agreement (the "Registration Rights Agreement"), to require the Company to: (i) effect (in the aggregate) up to four registrations under the Securities Act covering all or any portion of the shares of Common Stock held by such stockholders, provided that if the Company effects a registration at the request of a stockholder, no further demand may be made for a period of at least nine months; and (ii) include all or any portion of such stockholders' shares of Common Stock in any proposed registration by the Company of shares of Common Stock (subject to reduction to the extent that the managing underwriter, if any, is of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein). See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

ANTI-TAKEOVER PROVISIONS

    The Board of Directors has the authority to issue up to 10,000,000 additional shares of Preferred Stock (the "Undesignated Preferred Stock") and to determine the terms and number of shares constituting any wholly unissued series of Undesignated Preferred Stock. The Board, without further approval of the holders of Common Stock, may issue shares of Undesignated Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock. The issuance of shares of Undesignated Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate actions. In addition, certain provisions of the Certificate and the Company's bylaws (the "Bylaws") and of Delaware law could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Certain Certificate and Bylaw Provisions and Delaware General Corporation Law Section 203."

DILUTION

    Purchasers in the Offering will incur an immediate and substantial dilution of approximately $9.54 in the net tangible book value per share and existing stockholders will receive the benefit of an immediate increase in the net tangible book value per share of approximately $7.69. Purchasers in the Offering will pay approximately 63.5% of the total consideration paid by all stockholders of the Company. The shares of Common Stock sold by the Company in the Offering represent approximately 51.4% of the Common Stock which will be outstanding following the Offering. See "Dilution."

                              RECENT DEVELOPMENTS

PURCHASE OF AMP FACILITY

    On December 12, 1996, the Company expanded its contact manufacturing capability and capacity by purchasing the AMP Facility. The AMP Facility enables the Company to produce contact blanks using a cold-heading manufacturing process which, when used for high volume production, is more cost-effective than the Company's existing screw machine operations. Therefore, the Company is seeking to optimize its contact production by converting a portion of its existing high volume manufacturing runs to the cold-heading process. The plating and finishing of contact blanks produced at the AMP Facility will be conducted at the existing facilities of the Company.

    The purchase price of the AMP Facility (including related fees and expenses and post-closing adjustments) was $6.8 million, $5.4 million of which was paid at the closing. The Company financed the portion of the purchase price paid at closing through the issuance of $5.0 million principal amount of the Senior Term Notes (as defined in "Use of Proceeds") and a $.4 million drawdown under the Senior Revolver (as defined in "Use of Proceeds"). The balance of the purchase price was paid in early 1997 through a drawdown of the Senior Revolver. The Company has entered into agreements to supply AMP with a portion of its contact requirements for up to two years. In addition, as a result of the purchase of the AMP Facility, the Company will have the opportunity to make increased sales to certain distributors that formerly purchased contacts from other entities within AMP. The AMP Facility was not purchased as a separate, stand-alone business and no meaningful historical financial data is available.

ACQUISITION OF ELSINORE

    On December 5, 1996, the Company expanded its systems integration capabilities with the acquisition of Elsinore. Elsinore provides the Company with the ability to issue certain FAA design approvals for modifications to designated aircraft, which the Company believes is a key competitive advantage for winning systems integration contracts. By acquiring Elsinore, the Company is seeking to capitalize on increased outsourcing trends by aircraft OEMs, avionics OEMs and airlines. By integrating the employees of Elsinore into its existing operations, the Company increased by approximately 50% the number of the Company's engineering professionals dedicated to its systems integration functions. The acquisition of Elsinore also provided the Company with an important new customer in the aircraft industry, Daimler Benz Aerospace Airbus GmbH ("Daimler Benz Aerospace"), and the opportunity to obtain additional new customers.

    The purchase price of Elsinore (including related fees and expenses) was $2.6 million, which the Company financed through (i) a drawdown under the Senior Revolver of $1.3 million and (ii) the issuance to the seller of a note (the "Seller Note") in a maximum principal amount of $1.3 million and bearing interest at a rate of 15% per annum. The Seller Note was subject to reduction based on certain working capital adjustments. In February 1997 the Company paid $956,000 with respect to the Seller Note through a drawdown under the Senior Revolver. The Company and the seller disagree as to the amount of the working capital adjustments. See "Notes to Consolidated Financial Statements." In 1996, Elsinore generated revenues of approximately $3.2 million.

ACQUISITION OF ADS

    On September 18, 1996, the Company expanded its presence in flight deck avionics components with the acquisition of ADS, a manufacturer of dichroic LCD devices for use with flight deck avionics systems. The acquisition of ADS, which the Company believes is the largest supplier of dichroic LCD devices to the commercial aircraft OEMs, is consistent with the Company's strategy to achieve growth in operations and market share through strategic acquisitions. The Company believes that the acquisition of ADS will allow it to capitalize on the upturn in aircraft OEM production by increasing its revenue content per aircraft as well as by enhancing the Company's position with its major customers.

    The purchase price of ADS (including related fees and expenses and post-closing adjustments) was $13.4 million, including $2.0 million which the Company is obligated to pay over the next three years. The Company financed the cash portion of the purchase price through: (i) the issuance of $3.0 million of Series E Preferred Stock and warrants to purchase 49,079 shares of Common Stock;
(ii) the issuance of $3.0 million of Convertible Notes (as defined in "Use of Proceeds"), together with warrants to purchase 49,079 shares of Common Stock; and (iii) an increase in and subsequent drawdown under the Company's Senior Revolver of $5.4 million. In 1996, ADS generated revenues of $10.5 million (or approximately 14.4% of the Company's pro forma revenues for 1996). See "Unaudited Pro Forma Consolidated Financial Data."

IFT CONTRACT

    On July 30, 1996, the Company entered into an agreement with IFT to integrate the IFT System into 21 wide-body Swissair aircraft. The first installation of the IFT System onto a Swissair aircraft was certified in January 1997. As of April 15, 1997, the Company had integrated the IFT System onto three of the 21 aircraft. The Swissair project represents the first broad-based installation of an interactive in-flight casino-style gaming and video-on-demand system in a commercial aircraft fleet. The Company will account for revenues generated under the IFT contract using the percentage of completion method of accounting. For a discussion of certain issues relating to the IFT System see "Risk Factors--Dependence on Key Customers."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the 2,700,000 shares of Common Stock being offered hereby by the Company are estimated to be $28.7 million after deducting underwriting discounts and commissions and estimated expenses of the Offering. The Company estimates that it will use such net proceeds, together with approximately $12.6 million of the proceeds from its new credit facility (the "New Credit Facility") which the Company has entered into in conjunction with this Offering (see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Description of New Credit Facility"), to repay amounts due under the Company's revolving line of credit (the "Senior Revolver"), the Company's senior term notes (the "Senior Term Notes"), the Company's 15% Convertible Notes due 1997 (the "Convertible Notes") and the Company's 12% Senior Subordinated Notes due 2001 (the "Senior Subordinated Notes"), as described below. The Company will not receive any of the proceeds from shares sold by the Selling Stockholders.

    The Company will use approximately $14.6 million to repay in full amounts due under the Senior Revolver, including accrued interest. Of the amounts outstanding under the Senior Revolver, $8.0 million bears interest at the Eurodollar Rate plus 4.5% per annum (10.0% as of December 31, 1996), with the remainder bearing interest at the lender's prime rate plus 3.25% per annum (11.5% as of December 31, 1996). Amounts outstanding under the Senior Revolver become due on September 18, 1999. In September 1996, the Company borrowed $5.4 million under the Senior Revolver to fund a portion of the ADS purchase price. In December 1996, the Company borrowed $1.3 million and $.4 million under the Senior Revolver to fund a portion of the purchase prices of Elsinore and the AMP Facility, respectively. Of amounts used to repay the Senior Revolver, $10.9 million will be paid to ING (U.S.) Capital Corporation ("ING") and $3.7 million will be paid to The Provident Bank ("Provident"). In addition, pursuant to the terms of an agreement entered into among the Company, ING and Provident, the Company will pay ING and Provident $188,000 and $62,000, respectively, upon consummation of the Offering (the "Success Fee"). ING Baring (U.S.) Securities, Inc. is an affiliate of ING.

    The Company will use approximately $16.5 million to repay in full amounts outstanding under the Senior Term Notes, including accrued interest. Of the amounts outstanding under the Senior Term Notes, $12.0 million bears interest at the Eurodollar Rate plus 5.0% (10.5% as of December 31, 1996) and the remaining portion bears interest at a rate equal to 3.5% above the greater of (i) the lender's prime rate or (ii) the federal funds rate plus 1.5% (11.8% as of December 31, 1996). The Senior Term Notes mature on September 30, 2001 and require quarterly payments of principal in varying amounts. The Company issued $5.0 million of Senior Term Notes in December 1996 to fund a portion of the purchase price of the AMP Facility. Of amounts used to repay the Senior Term Notes, $12.4 million will be paid to ING and $4.1 million will be paid to Provident.

    The Company will use approximately $3.0 million to repay in full amounts outstanding under the Convertible Notes, including accrued interest. The Convertible Notes bear interest at a rate of 15.0% per annum, which is payable quarterly. The Company has certain rights to defer cash interest payments. The Convertible Notes mature on the earlier of June 30, 1997 or the consummation of the Offering. The Company issued the Convertible Notes in September 1996 to fund a portion of the purchase price of ADS. The Convertible Notes are held by Nassau and Electra. See "Certain Transactions."

    The Company will use approximately $7.0 million to repay in full the Senior Subordinated Notes, including accrued interest. The Senior Subordinated Notes bear interest at a rate of 12.0% per annum and mature on December 31, 2001. The Senior Subordinated Notes are held by Electra. See "Certain Transactions."

    Pending the use of the net proceeds for the purposes described above, the Company will invest such net proceeds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    The Company has never paid cash dividends on the Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to finance operations and the expansion of its business. Any future determination to pay cash dividends will be made at the discretion of the Company's board of directors (the "Board") and will be dependent upon the Company's financial condition, operating results, capital requirements and such other factors as the Board deems relevant. Further, the Company's debt agreements prohibit payment of dividends, and the Company expects that any future debt agreements also will include such prohibitions.

                                 CAPITALIZATION

    The following table sets forth as of December 31, 1996: (i) the consolidated capitalization of the Company; (ii) the consolidated capitalization of the Company pro forma for the Recapitalization; and (iii) the consolidated capitalization of the Company pro forma for the Recapitalization as adjusted for the sale by the Company of 2,700,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom as described in "Use of Proceeds," as if these transactions had occurred on December 31, 1996. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock--The Recapitalization" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                                                     DECEMBER 31, 1996
                                                                       ---------------------------------------------
                                                                                    PRO FORMA FOR       PRO FORMA
                                                                        ACTUAL    RECAPITALIZATION     AS ADJUSTED
                                                                       ---------  -----------------  ---------------
                                                                                      (IN THOUSANDS)
Short-term debt:
  Short-term borrowings (1)..........................................  $   1,974      $   1,974         $   1,974
  Current portion of long-term debt
    Senior Term Notes................................................      1,849          1,849            --
    Other (2)........................................................      1,155          1,155             1,155
  Convertible Notes..................................................      2,922          2,922            --
                                                                       ---------       --------      ---------------
    Total short-term debt............................................  $   7,900      $   7,900         $   3,129
                                                                       ---------       --------      ---------------
                                                                       ---------       --------      ---------------
Long-term debt:
  Senior Revolver....................................................  $  11,982      $  11,982         $  --
  Senior Term Notes..................................................     14,920         14,920            --
  New Credit Facility (3)............................................     --             --                10,774
  Senior Subordinated Notes..........................................      6,027          6,027            --
  Other (2)..........................................................      1,421          1,421             1,421
                                                                       ---------       --------      ---------------
    Total long-term debt.............................................     34,350         34,350            12,195
                                                                       ---------       --------      ---------------
Mandatorily redeemable common stock warrants.........................      6,879          1,426            --
                                                                       ---------       --------      ---------------
Stockholders' equity:
  Cumulative convertible preferred stock, $.01 par value.............     13,850         --                --
  Common stock, no par value, 4,253,550 shares authorized;
    85,593 shares issued and outstanding.............................        216         --                --
  Common Stock, $.01 par value, 9,924,950 shares authorized;
    2,551,690 shares issued and outstanding Pro Forma for
    Recapitalization and 5,251,690 shares Pro Forma as Adjusted
    (4)..............................................................     --                 26                53
  Additional paid-in capital (5).....................................     --             18,632            48,775
  Accumulated deficit (6)............................................    (12,951)       (12,090)          (16,004)
  Foreign currency translation adjustment............................        121            121               121
                                                                       ---------       --------      ---------------
    Total stockholders' equity.......................................      1,236          6,689            32,945
                                                                       ---------       --------      ---------------
Total capitalization (7).............................................  $  42,465      $  42,465         $  45,140
                                                                       ---------       --------      ---------------
                                                                       ---------       --------      ---------------

------------------------------

(1) Includes a $1.3 million promissory note payable to sellers in conjunction with the acquisition of Elsinore. In February 1997, $1.0 million of this note was repaid with Senior Revolver borrowings.

(2) Includes capital lease obligations and acquisition financing payable to the sellers in conjunction with the Minority Interest Acquisition and the acquisition of ADS.

(3) Reflects New Credit Facility borrowings which, together with the net proceeds to the Company from the Offering, will be used to repay the debt outstanding as presented in the table above as of December 31, 1996. See "Use of Proceeds." Does not reflect borrowings of: (i) $1.0 million used to fund partial payment of the Elsinore promissory note which occurred subsequent to December 31, 1996, as discussed in Note (1) above (see "Recent Developments"); and (ii) $1.4 million to fund the balance of the purchase price of the AMP Facility and related expenses.

(4) Pro forma as adjusted includes 2,700,000 shares of Common Stock offered by the Company hereby. Does not include: (i) 527,156 shares of Common Stock reserved for issuance pursuant to the Share Incentive Plan; and (ii) 70,893 shares of Common Stock issuable upon exercise of the Lender Warrants.

(5) Pro forma as adjusted includes $179,000 attributable to the Lender Warrants exercisable into 70,893 shares of Common Stock.

(6) Pro forma as adjusted reflects an extraordinary charge of $3.9 million to be incurred as a result of the debt repayment with the net proceeds to the Company from the Offering. The extraordinary charge is comprised of: (i) $2.3 million for unamortized deferred financing costs; (ii) $1.4 million for unamortized original issue discounts; and (iii) $.2 million for the Success Fee.

(7) Total capitalization consists of long-term debt, mandatorily redeemable common stock warrants and stockholders' equity.

                                    DILUTION

    As of December 31, 1996, giving effect to the Recapitalization, the Company's net tangible book value (deficit) was $(13.3) million, or $(5.23) per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets reduced by the amount of its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 2,700,000 shares of Common Stock in the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company's net tangible book value as of December 31, 1996 would have been $12.9 million, or $2.46 per share. This represents an immediate increase in net tangible book value of $7.69 per share to existing shareholders and an immediate dilution of $9.54 per share to purchasers of shares of Common Stock in the Offering. The following table illustrates this per share dilution:

Initial public offering price per share............................             $   12.00
  Net tangible book value per share before the Offering (1)........  $   (5.23)
  Increase per share attributable to new investors.................       7.69
                                                                     ---------
Net tangible book value per share after the Offering...............                  2.46
                                                                                ---------
Dilution per share to new investors................................             $    9.54
                                                                                ---------
                                                                                ---------

------------------------------

(1) Does not include: (i) 527,156 shares of Common Stock reserved for issuance pursuant to the Share Incentive Plan; and (ii) 70,893 shares of Common Stock reserved for issuance upon exercise of the Lender Warrants.

    The following table sets forth the total consideration and the average price per share to be paid by the purchasers of the Common Stock offered hereby and the total consideration paid and average price per share paid by existing stockholders (at the initial public offering price before deducting underwriting discounts and expenses of the Offering).

                                             SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                         ------------------------  ---------------------------     PRICE
                                           NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                                         -----------  -----------  --------------  -----------  -----------
Existing stockholders..................    2,551,690       48.6%   $   18,658,000       36.5%    $    7.31
New investors..........................    2,700,000       51.4        32,400,000       63.5         12.00
                                         -----------      -----    --------------      -----
  Total................................    5,251,690      100.0%   $   51,058,000      100.0%
                                         -----------      -----    --------------      -----
                                         -----------      -----    --------------      -----

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated statement of operations and balance sheet data for the Company as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from the Company's audited consolidated financial statements. All of the information should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------------------
                                             1992          1993          1994          1995         1996(1)
                                          -----------   -----------   -----------   -----------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $    42,620   $    48,197   $    47,092   $    55,839   $    65,099
Cost of sales...........................       32,470        36,258        36,407        43,463        49,392
                                          -----------   -----------   -----------   -----------   -----------
Gross profit............................       10,150        11,939        10,685        12,376        15,707
Selling, general and administrative
  expenses..............................        6,851         7,953         7,716         9,426        10,747
Amortization of intangible assets.......        1,209         1,210         1,209         1,115           709
                                          -----------   -----------   -----------   -----------   -----------
Operating income........................        2,090         2,776         1,760         1,835         4,251
Interest expense........................        2,779         2,940         3,244         3,821         4,248
Other (income) expense, net.............         (213)         (148)          332           382           108
                                          -----------   -----------   -----------   -----------   -----------
Loss before provision for income taxes,
  cumulative effect of accounting change
  and extraordinary item................         (476)          (16)       (1,816)       (2,368)         (105)
Provision for income taxes (2)..........         (299)         (620)         (613)       (1,078)         (712)
                                          -----------   -----------   -----------   -----------   -----------
Loss before cumulative effect of
  accounting change and extraordinary
  item..................................         (775)         (636)       (2,429)       (3,446)         (817)
Cumulative effect of accounting change
  (3)...................................      --               (121)      --            --            --
Extraordinary loss from debt refinancing
  (4)...................................      --            --               (264)      --            --
                                          -----------   -----------   -----------   -----------   -----------
Net loss................................  $      (775)  $      (757)  $    (2,693)  $    (3,446)  $      (817)
                                          -----------   -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------   -----------
Net loss applicable to common
  stockholders..........................  $      (938)  $      (972)  $    (2,891)  $    (3,307)  $    (6,357)
                                          -----------   -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------   -----------
Income (loss) per common share:
  Pro forma for the Recapitalization...........................................................   $      (.31)
  Pro forma as adjusted (5)....................................................................
                                                                                                  $       .62

Weighted average number of common shares
  outstanding:
  Pro forma for the Recapitalization...........................................................         2,659
  Pro forma as adjusted (6)....................................................................         5,563

OTHER FINANCIAL DATA:
Depreciation and amortization (7).......  $     3,146   $     3,553   $     3,868   $     4,244   $     4,012
Bookings (8)............................       50,325        46,830        47,896        50,785        81,914
Backlog at end of period (9)............       25,330        23,933        24,493        19,761        44,433

                                                                     DECEMBER 31,
                                          -------------------------------------------------------------------
                                             1992          1993          1994          1995          1996
                                          -----------   -----------   -----------   -----------   -----------
                                                                    (IN THOUSANDS)

BALANCE SHEET DATA:
Working capital.........................  $     5,091   $      (637)  $    11,459   $    12,583   $    10,486
Total assets............................       33,911        34,653        37,685        36,329        69,266
Total debt..............................       20,604        19,653        23,874        24,672        42,250
Mandatorily redeemable preferred stock
  and common stock warrants.............        5,711         5,818         2,329         1,633         6,879
Stockholders' equity (deficit)..........       (1,679)       (2,618)          766        (1,697)        1,236

      See accompanying notes to the Selected Consolidated Financial Data.

                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

 (1) Includes the effect of the Minority Interest Acquisition beginning February 20, 1996, the date on which the transaction occurred, and the results of ADS and Elsinore beginning September 18, 1996 and December 5, 1996, respectively, the dates on which they were acquired.

 (2) Prior to the Minority Interest Acquisition in 1996, the Company did not consolidate the earnings of its Cory Components subsidiary for tax purposes. As such, despite a consolidated pre-tax loss in each of the years, the Company recorded a provision for income taxes from 1992 up to the date of the Minority Interest Acquisition in 1996 which primarily relates to Cory Components.

 (3) Represents the adoption, as of January 1, 1993, of SFAS 109, "Accounting for Income Taxes."

 (4) Represents the write-off of unamortized deferred financing costs, a charge for unamortized debt discounts and a prepayment penalty incurred as result of the refinancing by the Company of a substantial portion of its debt in November 1994 (the "1994 Refinancing").

 (5) Pro forma for the Minority Interest Acquisition and the acquisition of ADS as if they had occurred on January 1, 1996. Adjusted to reflect the sale by the Company of 2,700,000 shares of Common Stock in the Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds." Excludes a $3.9 million extraordinary charge to be incurred as a result of the debt repayment with the net proceeds to the Company from the Offering.

 (6) Pro forma for the Recapitalization and adjusted for the 2,700,000 shares of Common Stock offered hereby by the Company. Includes shares of Common Stock related to outstanding management options issued pursuant to the Share Incentive Plan. Does not include 70,893 shares of Common Stock issuable upon exercise of the Lender Warrants.

 (7) Includes deferred financing cost amortization included in interest expense of $272,000, $295,000, $432,000, $608,000 and $661,000 in 1992, 1993, 1994,
    1995 and 1996, respectively.

 (8) Bookings represent the total invoice value of purchase orders received during the period. See "The Company--Backlog."

 (9) Orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of the Company's receipt of orders and the speed with which those orders are filled. See "The
    Company--Backlog."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following Unaudited Pro Forma Consolidated Financial Data presents the results of operations of the Company as if the following transactions had occurred on January 1, 1996: (i) the Minority Interest Acquisition; (ii) the acquisition of ADS; (iii) the Recapitalization; and (iv) the sale by the Company of 2,700,000 shares of Common Stock in the Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds." The Unaudited Pro Forma Consolidated Financial Data does not include the acquisition of Elsinore because such inclusion would not have had a material effect on such data.

    The Unaudited Pro Forma Consolidated Financial Data for the year ended December 31, 1996 reflects the combination, with appropriate adjustments, of the consolidated financial statements of the Company for the year ended December 31, 1996 and the unaudited financial statements of ADS for the period from January 1 through September 18, 1996, the date on which it was acquired.

    The Unaudited Pro Forma Consolidated Financial Data is not necessarily indicative of the results of operations that actually would have occurred had the transactions referenced above been consummated on the dates indicated, or that may be obtained in the future. The Unaudited Pro Forma Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                             DECRANE
                                            AIRCRAFT       AEROSPACE
                                            HOLDINGS,       DISPLAY     ACQUISITION       PRO
                                              INC.          SYSTEMS     ADJUSTMENTS      FORMA
                                          -------------   -----------   -----------   -----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues................................  $   65,099      $    7,706    $   --        $    72,805
Cost of sales...........................      49,392           4,855           284(1)      54,531
                                          -------------   -----------   -----------   -----------
Gross profit............................      15,707           2,851          (284)        18,274

Selling, general and administrative
  expenses..............................      10,904           1,286          (203)(2)      11,987
Amortization of intangible assets.......         709          --               214(3)         923
Gain on litigation settlement...........        (157)         --            --               (157)
                                          -------------   -----------   -----------   -----------
Operating income........................       4,251           1,565          (295)         5,521
Interest expense........................       4,248              52         1,125(4)       5,425
Other expenses..........................         108          --               (89)(5)          19
                                          -------------   -----------   -----------   -----------
Income (loss) before (provision) benefit
  for income taxes......................        (105)          1,513        (1,331)            77
(Provision) benefit for income taxes....        (712)           (615)          777(6)        (550)
                                          -------------   -----------   -----------   -----------
Income (loss)...........................  $     (817)     $      898    $     (554)   $      (473)
                                          -------------   -----------   -----------   -----------
                                          -------------   -----------   -----------   -----------
Income (loss) applicable to common
  stockholders..........................  $   (6,357)     $      898    $     (554)   $    (6,013)
                                          -------------   -----------   -----------   -----------
                                          -------------   -----------   -----------   -----------

Income (loss) per common share:
  Pro forma for the Recapitalization....  $     (.31)(11)
  Pro forma as adjusted.................
Weighted average number of common shares
  outstanding:
  Pro forma for the Recapitalization....       2,659(11)
  Pro forma as adjusted.................


                                           OFFERING       PRO FORMA
                                          ADJUSTMENTS    AS ADJUSTED
                                          -----------   -------------

Revenues................................  $   --        $   72,805
Cost of sales...........................      --            54,531
                                          -----------   -------------
Gross profit............................      --            18,274
Selling, general and administrative
  expenses..............................         200(7)     12,187
Amortization of intangible assets.......      --               923
Gain on litigation settlement...........      --              (157)
                                          -----------   -------------
Operating income........................        (200)        5,321
Interest expense........................      (4,639)(8)        786
Other expenses..........................      --                19
                                          -----------   -------------
Income (loss) before (provision) benefit
  for income taxes......................       4,439         4,516
(Provision) benefit for income taxes....        (518)(9)     (1,068)
                                          -----------   -------------
Income (loss)...........................  $    3,921    $    3,448
                                          -----------   -------------
                                          -----------   -------------
Income (loss) applicable to common
  stockholders..........................  $    9,461(10) $    3,448
                                          -----------   -------------
                                          -----------   -------------
Income (loss) per common share:
  Pro forma for the Recapitalization....
  Pro forma as adjusted.................                $      .62(12)
Weighted average number of common shares
  outstanding:
  Pro forma for the Recapitalization....
  Pro forma as adjusted.................                     5,563(13)

 See accompanying notes to the Unaudited Pro Forma Consolidated Financial Data.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

 (1) Represents an increase in depreciation expense to reflect a $1.7 million increase in the fair value of assets acquired in the acquisition of ADS. The acquired assets are being depreciated using the straight-line method over their remaining estimated useful lives, ranging from two to five years.

 (2) Represents: (i) an increase in depreciation expense of $54,000 to reflect an increase in the fair value and useful lives of assets acquired in the acquisition of ADS; and (ii) a decrease in selling, general and administrative expenses of $257,000 reflecting a reversal of corporate expenses allocated to ADS by its former owner, net of estimated incremental corporate expenses of ADS to the Company.

 (3) Represents an increase in amortization expense of: (i) $26,000 pertaining to the amortization on a straight-line basis over 26 years of $5.5 million of goodwill related to the Minority Interest Acquisition; and (ii) $188,000 pertaining to the amortization on a straight-line basis over 30 years of $7.7 million of goodwill related to the ADS acquisition.

 (4) Represents: (i) additional interest expense for indebtedness incurred to finance the acquisition of ADS and the Minority Interest Acquisition of $1.1 million; and (ii) a reversal of interest expense allocated to ADS by its former owner of $52,000 for debt obligations not assumed by the Company.

 (5) Represents the reversal of the minority stockholder's 25% equity in the earnings of a consolidated subsidiary prior to the Minority Interest Acquisition.

 (6) Represents a reduction in the provision for income taxes assuming the taxable income of ADS and the Company's Cory Components subsidiary, which was formerly 75% owned, was included in the Company's consolidated federal and state income tax returns and offset against the net operating losses incurred by the Company's other operations.

 (7) Represents incremental general and administrative expenses associated with regulatory compliance requirements including listing, registrar and transfer agent fees, quarterly and annual report and proxy statement preparation and distribution expenses, legal and accounting fees and directors' and officers' liability insurance premiums.

 (8) Represents a decrease in interest expense to reflect the sale by the Company of 2,700,000 shares of Common Stock in the Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds."

 (9) Represents an increase in the provision for income taxes as a result of increases in pro forma taxable income, net of utilization of net operating loss carryforwards.

(10) Reflects the elimination of preferred stock dividends and adjustment of redemption value of the mandatorily redeemable common stock warrants as a result of the Recapitalization. All of the preferred stock will be converted into Common Stock and substantially all warrants will be exchanged for Common Stock in the Recapitalization. See "Description of Capital Stock--The Recapitalization."

(11) Reflects the Recapitalization. See the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

(12) Reflects the Recapitalization, the acquisition of ADS, the Minority Interest Acquisition and the Offering.

(13) Reflects the shares resulting from the Recapitalization and the Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company's results of operations have been affected by its history of acquisitions. The Company commenced operations in October 1990 with the acquisition of Hollingsead International, Inc. ("Hollingsead"), a manufacturer of avionics support structures at the time of the acquisition. In October 1991, the Company acquired Tri-Star Electronics International, Inc. ("Tri-Star"), Tri-Star Electronics Europe, S.A. ("Tri-Star Europe"), 75% of Cory Components, and 74.5% of Tri-Star Technologies ("TST") (collectively, the "Tri-Star Companies") which primarily manufacture contacts, connectors and harness assemblies for the commercial aircraft industry. In February 1996, the Company completed the Minority Interest Acquisition. In September 1996, the Company acquired ADS, a manufacturer of dichroic LCD devices, and in December 1996, the Company acquired Elsinore and purchased the AMP Facility.

    From 1991 to 1995, a period of declining demand for new aircraft, the Company's management refocused and expanded the businesses the Company acquired in the Hollingsead and Tri-Star Companies transactions. The Company has established Hollingsead, which was solely a manufacturing company when acquired, as a full-service systems integrator concentrated in the retrofit market. Concurrently, the Company has enhanced the market positions of the Tri-Star Companies as a leading supplier of certain avionics components in the OEM market. The Company's ability to improve the performance of its acquired businesses is reflected in the revenue growth of Hollingsead and the Tri-Star Companies, which increased 31% on a consolidated basis between 1992 and 1995 and another 11% from 1995 to 1996. This growth occurred despite a steep decline in new aircraft deliveries from a peak of approximately 770 in 1991 to a low of approximately 370 in 1995, according to the S&P Report. Specific contributors to the Company's growth during this period of decline included: (i) the establishment of a balanced offering of products and services for the OEM market, the retrofit market and the aftermarket; (ii) the initiation of private labeling programs pursuant to which the Company manufactures contacts for other connector manufacturers, including certain of the Company's competitors; (iii) the development of new products such as speciality connectors for Boeing's 777 aircraft; and (iv) the diversification into new services such as the integration of in-flight entertainment systems.

    Historically, the Company's systems integration operations have been affected by the timing and magnitude of program awards, at times resulting in quarterly and yearly fluctuations in revenue and earnings. Specifically, the Company's systems integration operations have been dominated in recent years by sales to AT&T relating to the integration of AT&T's in-flight passenger telecommunications systems. The Company believes it has lessened its exposure to these fluctuations by developing capabilities in three additional major systems integration areas: in-flight entertainment systems, satellite communication and navigation systems, and safety systems. The Company has secured orders for integration services in each of these targeted areas: in-flight entertainment systems for Swissair (through IFT), satellite communication systems for American Airlines, Inc. ("American Airlines") (through Rockwell Collins and Triad International Maintenance Corporation ("TIMCO")), and safety systems for United Parcel Service, Inc. ("UPS"). In addition, the Company continues to provide systems integration services to AT&T.

    Certain of the contact blanks used by the Company in the production of its contacts are manufactured at the Company's Swiss facility and shipped to its El Segundo, California facility for plating and assembly. Accordingly, the Company has been, and will continue to be, exposed to fluctuations in the currency exchange rate between the U.S. Dollar and the Swiss Franc. Due to the weakening of the U.S. Dollar against the Swiss Franc in 1995, the cost of contact blanks in U.S. Dollars increased by $.9 million over 1994 levels. In 1996 and 1997, solely in an effort to mitigate the effects of currency fluctuations, the Company entered into forward exchange contracts at fixed rates and plans to continue this forward exchange program in the future. In 1996, the Company did not experience any material changes in the cost of contact blanks resulting from currency fluctuations.

    Materials constitute approximately 45% of the cost of a finished contact. The most significant portion of the material cost is gold, although the use of copper is also substantial. The Company is and will continue to be exposed to fluctuations in gold and copper prices. The Company has undertaken programs to reduce the use of gold in the Company's plating operations. These programs, on a comparable basis, have saved the Company an estimated $1.3 million in 1996 compared to 1995. In addition to providing cost savings, the Company believes that these programs reduced its exposure to gold price fluctuations.

    Prior to the Minority Interest Acquisition in 1996, the Company did not consolidate the earnings of its Cory Components subsidiary for tax purposes. As such, despite a consolidated pre-tax loss in each of the years, the Company recorded a provision for income taxes from 1992 to 1996 which primarily relates to Cory Components. Separately, as of December 31, 1996, the Company had net operating loss carry-forwards ("NOLs") of approximately $3.4 million and $1.4 million for federal and state income tax purposes, respectively. These NOLs expire in varying amounts through 2011. The amount of NOLs that may be utilized in the future may be subject to limitations due to a change in control of the Company.

RESULTS OF OPERATIONS

    The following table sets forth the items in the Company's consolidated statements of operations as percentages of its revenues for the periods indicated:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------------
                                                                                      1994         1995         1996
                                                                                   -----------  -----------  -----------
Revenues.........................................................................      100.0%       100.0%       100.0%
Cost of sales....................................................................       77.3         77.8         75.9
                                                                                       -----        -----        -----
Gross profit.....................................................................       22.7         22.2         24.1
Selling, general and administrative expenses.....................................       16.4         16.9         16.7
Amortization of intangible assets................................................        2.6          2.0          1.1
Gain on litigation settlement, net...............................................      --           --             (.2)
                                                                                       -----        -----        -----
Operating income.................................................................        3.7          3.3          6.5
Interest expense.................................................................        6.9          6.8          6.5
Other expense, net...............................................................         .7           .7           .2
                                                                                       -----        -----        -----
Loss before provision for income taxes, and extraordinary item...................       (3.9)        (4.2)         (.2)
Provision for income taxes.......................................................       (1.3)        (2.0)        (1.1)
                                                                                       -----        -----        -----
Loss before extraordinary item...................................................       (5.2)        (6.2)        (1.3)
Extraordinary loss from debt refinancing.........................................        (.5)       --           --
                                                                                       -----        -----        -----
Net loss.........................................................................       (5.7)        (6.2)        (1.3)
                                                                                       -----        -----        -----
                                                                                       -----        -----        -----
Net loss applicable to common stockholders.......................................       (6.1)        (5.9)        (9.8)
                                                                                       -----        -----        -----
                                                                                       -----        -----        -----

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1995

    REVENUES. Revenues increased $9.3 million, or 16.6%, to $65.1 million for 1996 from $55.8 million for 1995. Revenues increased primarily due to the following: (i) growth in contact sales driven by new aircraft production rate increases and growth in the Company's private labeling programs of $6.4 million;
(ii) an increase of sales to IFT of $3.0 million in 1996 relating to a major systems integration program for Swissair; (iii) the inclusion of $2.8 million of revenues from ADS which was acquired on September 18, 1996; (iv) an increase in sales of specialty connectors for cabin management and in-flight entertainment systems on Boeing's 777 aircraft of $2.4 million; and (v) an increase in sales of harness assemblies for in-flight entertainment systems of $2.4 million. Partially offsetting this increase was a decline in sales to AT&T of $9.2 million, reflecting the completion in 1995 of a major systems integration program primarily for American Airlines.

    GROSS PROFIT. Gross profit increased $3.3 million, or 26.9%, to $15.7 million for 1996 from $12.4 million for 1995. Gross profit as a percent of revenues increased to 24.1% for 1996 from 22.2% for 1995. This increase was attributable to an improvement in gross profit as a percent of revenues from the sale of contacts for 1996, partially offset by a decline in higher margin sales to AT&T. This improvement resulted from sustained price increases, increased sales volume, lower wage-related expenses and lower material costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative ("SG&A") expenses increased $1.5 million, or 15.7%, to $10.9 million for 1996 from $9.4 million for 1995. SG&A expenses as a percent of revenues decreased to 16.7% for 1996 from 16.9% for 1995. SG&A expenses increased primarily due to the following: (i) the Company added staff to pursue higher sales to OEMs and to develop capabilities for in-flight entertainment, navigation and satellite communication and safety systems integration services; and (ii) the inclusion of SG&A expenses from ADS and Elsinore which were acquired in 1996. This increase in SG&A expenses was offset partially by the elimination of $.7 million of expenses of the Minority Interest Acquisition.

    OPERATING INCOME. Operating income increased $2.4 million, or 131.7%, to $4.3 million for 1996 from $1.8 million for 1995. The increase in operating income resulted from the factors described above and a decline of $.4 million in amortization of intangible assets as a result of the termination of certain non-compete agreements.

    INTEREST EXPENSE. Interest expense increased $.4 million, or 11.2%, to $4.2 million for 1996 from $3.8 million for 1995. This increase resulted from higher outstanding indebtedness attributed to the funding of the acquisitions of ADS and Elsinore and the purchase of the AMP Facility.

    NET LOSS. Net loss decreased $2.6 million, or 76.3%, to $.8 million for 1996 from a net loss of $3.4 million for 1995. The decrease in net loss resulted from the factors described above and a lower tax provision resulting from the Minority Interest Acquisition in February 1996.

    NET LOSS APPLICABLE TO COMMON STOCKHOLDERS. Net loss applicable to common stockholders increased $3.1 million, or 92.2%, to $6.4 million for 1996 from a net loss applicable to common stockholders of $3.3 million for 1995. The increase resulted from the change in redemption value of mandatorily redeemable common stock warrants of $5.0 million (resulting from an increase in the value of the warrants due to the Company's improved results from operations and the anticipated price of the Common Stock as a result of the Offering) and the increase in cumulative convertible preferred stock dividends of $.7 million (resulting from new issuances of preferred stock), which were offset in part by the decrease in net loss of $2.6 million. As a result of the Recapitalization, substantially all warrants will be exchanged for Common Stock and all preferred stock will be converted into Common Stock. See "Description of Common Stock--The Recapitalization."

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1994

    REVENUES. Revenues increased $8.7 million, or 18.6%, to $55.8 million for 1995 from $47.1 million for 1994. This increase was attributable to an additional $6.8 million in sales to AT&T in 1995 relating to a major systems integration program primarily for American Airlines, as well as increased sales of: (i) products and services for in-flight entertainment systems of $1.5 million; and (ii) contacts through the Company's private labeling program of $1.2 million. Partially offsetting this increase was a decline in sales of contacts to aircraft OEMs of $.5 million in 1995 due to lower production rates for new aircraft and a decline in systems integration revenues of $.9 million reflecting the completion of two systems integration programs in early 1995.

    GROSS PROFIT. Gross profit increased $1.7 million, or 15.8%, to $12.4 million for 1995 from $10.7 million for 1994. Gross profit as a percent of revenues decreased marginally to 22.2% for 1995 from 22.7% for 1994. The decrease in gross profit as a percent of revenues primarily resulted from increased material cost of approximately $.9 million caused by the weakness of the U.S. Dollar relative to the Swiss Franc.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased $1.7 million, or 22.2%, to $9.4 million for 1995 from $7.7 million for 1994. SG&A expenses as a percent of revenues increased marginally to 16.9% for 1995 from 16.4% for 1994. This increase resulted from an effort to develop further the sales, accounting and senior management functions of the Company's operating subsidiaries in anticipation of continued revenue growth.

    OPERATING INCOME. Operating income remained essentially unchanged from 1994 at $1.8 million for 1995 as a result of the factors discussed above and a marginal decrease in amortization of intangible assets.

    INTEREST EXPENSE. Interest expense increased $.6 million, or 17.8%, to $3.8 million for 1995 from $3.2 million for 1994 due to higher outstanding indebtedness. The 1994 Refinancing resulted in lower effective interest rates and higher outstanding indebtedness.

    NET LOSS. Net loss increased $.8 million, or 28.0%, to $3.4 million for 1995 from a net loss of $2.7 million for 1994 as a result of the factors described above and a higher tax provision for Cory Components, which was not consolidated for income tax purposes.

    NET LOSS APPLICABLE TO COMMON STOCKHOLDERS. Net loss applicable to common stockholders increased $.4 million, or 14.4%, to $3.3 million for 1995 from a net loss applicable to common stockholders of $2.9 million for 1994. The increase resulted from the increase in net loss of $.8 million and the increase in the cumulative convertible preferred stock dividends of $.2 million resulting from new issuances of preferred stock, which was offset in part by a $.5 million adjustment to the redemption value of mandatory redeemable common stock warrants (resulting from an increase in the value of the warrants due to the Company's improved results from operations). As a result of the Recapitalization, substantially all of the warrants will be exchanged for Common Stock and all preferred stock will be converted into Common Stock. See "Description of Common Stock--The Recapitalization."

LIQUIDITY AND CAPITAL RESOURCES

    The Company has required cash primarily to fund acquisitions and, to a lesser extent, to fund capital expenditures and for working capital.

    In 1996 and 1995, the Company generated cash from operating activities of $3.0 million and $1.5 million, respectively. Cash from operating activities is net of interest payments of $3.0 million and $3.3 million for 1996 and 1995, respectively. With the net proceeds of the Offering to be received by the Company, the Company estimates that it will repay a significant portion of its debt. As a result, the related interest payments will decrease substantially. See "Use of Proceeds."

    In 1996 and 1995, the Company used $1.5 million and $1.0 million, respectively, in cash for working capital. The Company's accounts receivable consist of trade receivables and unbilled receivables which are recognized pursuant to the percentage of completion method of accounting. Trade receivables increased $2.7 million and $1.6 million in 1996 and 1995, respectively, due to higher sales. Unbilled receivables increased $.4 million in 1996 as a result of the systems integration program for Swissair (through IFT) that began in mid-1996. Unbilled receivables decreased by $3.9 million in 1995 as a result of the completion of a systems integration program for AT&T in 1995. See "Notes to Consolidated Financial Statements." Inventories increased by $2.7 million and $3.0 million in 1996 and 1995, respectively, in support of sales growth. Accounts payable increased by $1.9 million in 1996 primarily as a result of the increase of inventory in 1996. Accounts payable decreased by $1.0 million in 1995 due to the application of cash made available by the 1994 Refinancing. The foregoing amounts for accounts receivable and accounts payable are consistent with the amounts set forth in the Consolidated Statements of Cash Flow contained herein. However, due to foreign currency translations, such amounts differ from the amounts set forth in the Consolidated Balance Sheet.

    Net cash used in investing activities was $24.0 million for 1996 and $1.5 million for 1995. Of the $24.0 million used in 1996, $22.6 million related to the Minority Interest Acquisition in February 1996, the acquisition of ADS in September 1996 and the acquisition of Elsinore and the purchase of the AMP Facility in December 1996. Capital expenditures of $1.5 million and $1.2 million were made in 1996 and in 1995, respectively. Capital expenditures were incurred to: (i) purchase tooling in support of proprietary products; (ii) upgrade machinery and equipment; and (iii) increase manufacturing capacity in support of sales growth. The Company anticipates capital expenditures of approximately $3.2 million in 1997, including $1.0 million for a new management information system, $.6 million for improved plating controls, and $.4 million for new selective plating machines. The Company intends to finance such capital expenditures from working capital and the New Credit Facility.

    Net cash provided by financing activities in 1996, was $21.1 million. Specifically, the Company financed the Minority Interest Acquisition (including the related fees and expenses) in February 1996 through the sale of its Series D Convertible Preferred Stock and warrants to Nassau for $6.5 million. In September 1996 the Company financed the acquisition of ADS (including the related fees and expenses) through the sale of its Series E Convertible Preferred Stock and warrants for $3.0 million, the issuance of the Convertible Notes and warrants for $3.0 million, the issuance of an additional $5.0 million of Senior Term Notes and an increase and a drawdown under the Senior Revolver of $.4 million. The Series E Convertible Preferred Stock, Convertible Notes and related warrants were issued to Nassau and Electra. At the time of the ADS acquisition, availability under the Senior Revolver was increased by an additional $1.5 million to fund potential future working capital and capital expenditure requirements. In December 1996, the Company acquired Elsinore and purchased the AMP Facility. The acquisition of Elsinore was financed by the Seller Note and $1.3 million borrowed under the Senior Revolver. The initial cash portion of the purchase price of the AMP Facility was financed through an increase of $5.0 million in the Senior Term Notes and the balance of $.4 million through a drawdown under the Senior Revolver. In 1995, repayments of senior debt and capital lease obligations were offset by increased borrowings under the Senior Revolver, resulting in DE MINIMIS net cash provided by financing activities.

    Cash remained unchanged in 1996 and increased $.1 million in 1995 due to the factors described above. Availability under the Senior Revolver as of December 31, 1996 was $3.8 million versus $.7 million as of December 31, 1995. Such increase in availability was a result of a $3.1 million increase in the maximum borrowings permitted under the Senior Revolver, net of the financing for the acquisitions of ADS and Elsinore and the purchase of the AMP Facility, as discussed above.

    As of December 31, 1996, the maximum amount which the Company could borrow under the Senior Revolver was $15.8 million and the principal amount outstanding was $12.0 million. Of the amounts outstanding under the Senior Revolver, $8.0 million bear interest at the Eurodollar Rate plus 4.5% per annum (10.0% as of December 31, 1996) with the remainder bearing interest at the lender's prime rate plus 3.25% per annum (11.5% as of December 31, 1996). The Senior Revolver becomes due on September 18, 1999. The Company has entered into the New Credit Facility, as described below.

    The Company believes that the current levels of working capital and amounts available under the New Credit Facility will enable it to meet its liquidity requirements for 1997.

DESCRIPTION OF NEW CREDIT FACILITY

    The Company has entered into the New Credit Facility which provides for a $40.0 million senior revolving credit facility and matures in 2002. The interest rate under the New Credit Facility initially is, at the option of the Company, either the prime rate or 1% above the LIBOR rate. The interest rate will be reset quarterly based upon a ratio of debt to the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"), pro forma (for acquisitions) for the 12 month period ending on such date. The maximum interest rate under the New Credit Facility is either .75% above the prime rate or 2.0% above the LIBOR rate. Following the Offering the Company anticipates it will have availability under the

New Credit Facility of approximately $27.4 million. The New Credit Facility contains restrictive and financial covenants, including a restriction on acquisitions having a purchase price in excess of $10 million. The financial covenants include: (i) a minimum interest coverage ratio of 3.0 to 1.0 in the first and second years, 4.0 to 1.0 in the third and fourth years, and 5.0 to 1.0 in the fifth year of the New Credit Facility; (ii) a maximum senior debt to EBITDA ratio of 3.0 to 1.0 in the first and second years, 2.75 to 1.0 in the third and fourth years, and 2.50 to 1.0 in the fifth year of the New Credit Facility; (iii) a minimum net worth; and (iv) a minimum working capital ratio of
0.33 (defined as current assets (less inventory) divided by the sum of current liabilities plus amounts outstanding under the New Credit Facility). The New Credit Facility is guaranteed by each of the Company's subsidiaries and is secured by substantially all the assets of the Company and its subsidiaries.

    At various times since its inception, the Company was not in compliance with certain financial covenants contained in its debt agreements. In each instance such non-compliance was waived by the lenders. Since March 1996, the Company has been in compliance with all financial covenants contained in its existing debt agreements. In the event that the Company is unable to remain in compliance with the covenants contained in the New Credit Facility, the lender could declare all amounts owed under such facility to be immediately due and payable, which could have a material adverse effect on the Company.

ENVIRONMENTAL MATTERS

    The Company is subject to various federal, state, local, and foreign environmental requirements, including those relating to discharges to air, water, and land, the handling and disposal of solid and hazardous waste, and the cleanup or properties affected by hazardous substances. In addition, certain environmental laws, such as CERCLA, and similar state laws impose strict, retroactive, and joint and several liability upon persons responsible for releases or potential releases of hazardous substances. Some risk of environmental liability is inherent in the nature of the Company's business, and the Company might in the future incur material costs to meet current or more stringent compliance, cleanup, or other obligations pursuant to environmental requirements. See "Risk Factors--Environmental Regulation," "Business--Environmental Regulation" and "Business--Legal Proceedings."

FORWARD-LOOKING STATEMENTS

    This Prospectus, particularly the sections entitled "Prospectus Summary," "Use of Proceeds," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains certain forward-looking statements and other statements that are not historical facts concerning, among other things, market conditions of the aircraft industry, the demand for avionics components and systems and future strategic acquisitions. There can be no assurance that the Company has accurately identified and properly weighed all of the factors which affect market conditions and demand for the Company's products and services, that the public information upon which the Company has relied is accurate or complete or that the Company's analysis of the market and demand for its products and services is correct and, as a result, the strategy based on such analysis will be successful. See "Risk Factors" for a more detailed summary of factors which could affect future results.

                                    BUSINESS

GENERAL

    The Company is a manufacturer of avionics components and a provider of avionics systems integration services in certain niche markets of the commercial aircraft industry. The products and services offered by the Company are utilized primarily in commercial aircraft to connect, support and/or integrate various avionics systems, including cabin avionics systems and flight deck avionics systems. The Company's targeted markets consist of commercial aircraft and avionics OEMs, the commercial aircraft retrofit market and the commercial aircraft aftermarket. The Company also sells products and services to the military aircraft market.

    The Company seeks to maximize its sales by emphasizing the complementary nature of its products and services. Components manufactured by the Company include: (i) contacts (of which the Company believes it is the largest supplier of bulk contacts to the commercial aircraft OEMs); (ii) connectors (which often utilize the contacts manufactured by the Company); (iii) harness assemblies (which often utilize the connectors manufactured by the Company); and (iv) avionics support structures (which often are packaged with the Company's connectors and harness assemblies in installation kits). In addition, the Company manufactures dichroic LCD devices, which are used with flight deck avionics, and believes it is the largest supplier of such devices to the commercial aircraft OEMs. The systems integration services provided by the Company include design and engineering, FAA certification, manufacture of installation kits and systems installation. The Company manufactures many of the components required to complete a systems integration project, which it believes provides it a critical competitive advantage.

    The Company was formed in 1989 to capitalize on emerging trends in the aircraft market through acquisitions. Since its formation, the Company has completed eight acquisitions of businesses or assets. A summary of these transactions follows:

   YEAR OF                                                                  APPROXIMATE
 TRANSACTION          TARGET         PRINCIPAL PRODUCTS AND SERVICES(1)  PURCHASE PRICE(2)
-------------  --------------------  ----------------------------------  -----------------
                                                                           (IN MILLIONS)

       1990    Hollingsead           Avionics support structures             $     9.1

       1991    Tri-Star              Contacts and connectors                         *(3)

       1991    Tri-Star Europe       Contact blanks                                  *(3)

       1991    TST                   Wire marking equipment                          *(3)

       1991    Cory Components       Connectors and harness assemblies             7.7(4)

       1996    ADS                   Dichroic LCD devices                         13.4

       1996    Elsinore              Engineering services                          2.6

       1996    AMP Facility          Contact blanks                                6.8

------------------------

(1) At the time of the transaction.

(2) Includes, where applicable, related fees and expenses and post closing adjustments.

(3) Although each of Tri-Star, Tri-Star Europe and TST was acquired pursuant to a separate agreement, the purchase price, which was $10.4 million for all three entities, was determined in the aggregate.

(4) The Company acquired 75% of Cory Components in 1991 for approximately $2.0 million. In February 1996, the Company acquired the 25% which it did not already own for approximately $5.7 million.

    The Company commenced its operations in October 1990 with the acquisition of Hollingsead, which, at the time of the acquisition, was solely a manufacturer of avionics support structures. The Company expanded its manufacturing operations with the 1991 acquisition of the Tri-Star Companies.

The Company's management has refocused and expanded the businesses which were acquired in the Hollingsead and Tri-Star Companies transactions. By capitalizing on Hollingsead's manufacturing strength in avionics support structures, which are used extensively in the systems integration process, the Company has expanded Hollingsead into a full-service systems integrator concentrated in the retrofit market. Concurrently, the Company has enhanced the market positions of the Tri-Star Companies as a leading supplier of certain low-cost, high-quality avionics components. Management has focused on reducing costs, improving quality and increasing the market penetration of the components manufactured by the Tri-Star Companies.

    In 1996, the Company completed: (i) the acquisitions of ADS and Elsinore;
(ii) the purchase of the AMP Facility; and (iii) the Minority Interest Acquisition. The acquisition of ADS, a manufacturer of dichroic LCD devices, which the Company believes is the largest supplier of such products to the commercial aircraft OEMs, expanded the Company's offering of components used in flight deck avionics systems. The Company believes that the acquisition of ADS will allow it to capitalize on the upturn in aircraft OEM production by increasing its revenue content per aircraft as well as enhancing the Company's position with its major customers. The acquisition of Elsinore, with its DAS approval, permits the Company to issue, through Elsinore, on behalf of the FAA, certification that the designs of aircraft modifications performed in connection with systems integration work conform to all pertinent FAA requirements. Such certifications are issued as FAA-approved STCs, which constitute, in effect, specific FAA design approval for each modification. In addition, the acquisition of Elsinore enhanced the Company's systems integration capabilities and increased the number of engineering professionals dedicated to the Company's systems integration effort by approximately 50%. The acquisition of Elsinore also provided the Company with an important new customer in the aircraft industry, Daimler Benz Aerospace, and the opportunity to obtain additional customers. The Company's purchase of the AMP Facility added contact capability and capacity which will enable the Company to optimize and expand its contact manufacturing operations. The AMP Facility enables the Company to produce contact blanks using a cold-heading manufacturing process which, when used for high volume production, is more cost effective than the Company's existing screw machine operations. As a result of the purchase of the AMP Facility the Company will have the opportunity to make increased sales to certain distributors that formerly purchased contacts from other entities within AMP.

INDUSTRY OVERVIEW AND TRENDS

    The Company participates in the commercial and military segments of the aircraft industry. Within these segments, the Company sells to commercial and military aircraft OEMs and major avionics equipment OEMs as well as to the aircraft retrofit market and aircraft aftermarket.

    On December 15, 1996, Boeing and McDonnell Douglas announced that they had agreed to merge. The merger is subject to certain conditions, including the receipt of regulatory approvals. Neither Boeing nor McDonnell Douglas has made any announcements of any changes to their respective businesses following the merger. The Company is unable to determine at this time the effect, positive or negative, of the merger should it be consummated.

    Prior to the announcement of the merger, the market for commercial aircraft designed to carry 100 or more passengers was served principally by Boeing, Airbus and McDonnell Douglas. The market for commercial aircraft designed to carry fewer than 100 passengers is served by more than a half dozen other manufacturers. The major systems installed on new commercial and military aircraft, such as flight deck avionics systems, are produced by a limited number of OEMs, including AlliedSignal Inc., Rockwell Collins, General Electric Company, Honeywell, Inc. ("Honeywell"), Raytheon Co. and Sextant Avionique, Inc. Components and sub-systems for new aircraft are provided by a much more fragmented group of companies, consisting of numerous smaller, specialized companies, such as the Company.

    The aircraft retrofit market (the integration of new systems into existing aircraft) and the aircraft aftermarket (the manufacture and sale of replacement products for existing aircraft) are served by a highly fragmented group of companies. Many of these companies were formed primarily in response to increased outsourcing by airlines of internal engineering capabilities. Products and services provided within the aircraft aftermarket and aircraft retrofit market include aircraft replacement components and systems and aircraft repair, maintenance, overhaul and systems integration services.

    The Company believes that there are numerous barriers to entry which limit access to the aircraft industry. These barriers include: (i) general FAA certification requirements, including those necessary to perform aircraft modifications or maintenance; (ii) required compliance with military specifications for certain products sold to commercial and military markets;
(iii) required compliance with qualification and approval standards imposed by aircraft and avionics systems OEMs in addition to FAA aircraft manufacturing and aircraft modification design and installation standards; (iv) reluctance of OEMs to list new companies as approved vendors on the engineering drawings of the OEMs (referred to as "print position"); and (v) significant initial capital investment and tooling requirements necessary for the manufacture of certain aircraft components and systems.

    The Company believes the following trends are affecting the commercial aircraft industry:

    INCREASED DEMAND FOR NEW AIRCRAFT. According to the Boeing Report, expenditures on new aircraft production are expected to increase from an average of approximately $34 billion per year for the period 1991 through 1995 to approximately $46 billion per year for the period 1996 through 2000. There can be no assurances that the Company will benefit from such increase in aircraft expenditures. The Boeing Report also estimates that annual deliveries of commercial aircraft will increase from approximately 400 in 1996 to more than 600 in 1997 and will be between 700 and 800 in 1998. In addition, for the period 1996 through 2000, revenue passenger miles will increase from 1.6 trillion to
2.1 trillion and the worldwide fleet of aircraft will increase from 11,500 at the end of 1996 to approximately 14,000 at the end of 2001 (net of approximately 1,375 retirements). The Company believes that the following factors, among others, are causing this increase in new aircraft orders: (i) projected worldwide airline traffic growth of 5.5% per year over the next decade (including growth of 6.7% per year in the Southeast Asia region and 11.8% per year in China); (ii) projected cargo traffic growth of 6.6% per year; (iii) projected increase in the load factor of aircraft currently in service; (iv) increases in the average age of commercial aircraft; (v) the cost effectiveness of using new aircraft versus old aircraft; and (vi) a turnaround in worldwide airline operating performance (from substantial operating losses in 1992 to approximately $12 billion in operating profit in 1995).

    DOWNSIZING AND OUTSOURCING. Airlines have come under increasing pressure to reduce operating and capital costs associated with providing services. In response, airlines have increased purchases of certain components from third parties and have outsourced certain repair, overhaul and retrofit functions. Similarly, aircraft and avionics OEMs increasingly are reducing their level of vertical integration by outsourcing more manufacturing, repair and retrofit functions to third parties. The Company believes that these trends are creating increased demand for low-cost, high-quality component manufacturers and systems integrators, such as the Company.

    INDUSTRY CONSOLIDATION IN CERTAIN SEGMENTS. Certain segments of the commercial aircraft industry, such as those that include manufacturers of components and providers of aircraft retrofit, overhaul and repair services, have been undergoing consolidation. The Company believes that several factors are contributing to this consolidation, including: (i) the high level of fragmentation within these segments; (ii) the continuing efforts by OEMs to minimize purchasing costs, streamline operations and achieve greater control of quality through a rationalization of their supplier bases; and (iii) the increased demands placed on suppliers due to the just-in-time requirements of their customers.

    INCREASED DEMAND FOR CABIN AVIONICS SYSTEMS. In recent years, there has been an increase in demand for cabin avionics systems, which include in-flight passenger telecommunications systems as well as in-flight entertainment systems, such as video, video-on-demand and casino-style electronic gaming. In-flight passenger telecommunications systems primarily are produced by major providers of terrestrial and satellite-based communication services and in-flight entertainment systems primarily are produced by a diverse group of companies, ranging from small entrepreneurial start-ups to large electronics and media companies. In-flight entertainment and passenger telecommunications systems generally are integrated onto aircraft by third parties, such as the Company, as well as by airlines and avionics OEMs. The Company believes that the increased demand primarily has resulted from: (i) a desire by airlines for additional revenue-producing services; and (ii) longer flights combined with a demand by airline passengers for more sophisticated forms of in-flight services.

    PROLIFERATION OF NEW AVIONICS TECHNOLOGIES FOR FLIGHT DECKS. The prevalence of older generation avionics equipment is a primary limiting factor in establishing a more efficient air traffic management system. The commercial aircraft industry, including the world's airlines, aircraft and avionics OEMs and regulatory agencies, have organized to develop the necessary industry standards, regulations and system requirements for future air navigation systems ("FANS"). Through the implementation of FANS, a complete modernization of both airborne and ground-based air traffic management systems is expected to be introduced and to result in significant improvements over existing systems. Anticipated benefits of FANS include cost savings and enhanced safety. As overall navigation system accuracy is improved, new navigation systems, such as satellite communication ("SATCOM") systems and global positioning systems ("GPS"), will be required which the Company believes will present numerous aircraft avionics retrofit opportunities.

    There also has been a proliferation of new safety systems for flight decks driven by the advent of new technologies and FAA mandates. For example, traffic collision avoidance systems ("TCAS") and windshear detection systems are now required for passenger aircraft operating in the U.S. The Company believes that these safety systems may be mandated for all cargo carriers and flights outside the U.S. In addition, the Company believes that the FAA will recommend or mandate additional safety systems such as an enhanced ground proximity warning system, a predictive (forward-looking) windshear detection system and an enhanced digital flight data recorder.

COMPETITIVE STRENGTHS

    The Company believes that it is well-positioned to take advantage of the current trends and expected growth in the commercial aircraft industry as a result of the following competitive strengths:

    LEADING POSITIONS IN NICHE MARKETS. The Company successfully has established strong positions in several specialized niches within the commercial aircraft industry. The Company believes that it is the largest supplier of bulk contacts to the commercial aircraft OEMs. The Company also believes it is the largest supplier of dichroic LCD devices for use by commercial aircraft OEMs and a major supplier of harness assemblies for use in in-flight entertainment systems. The Company seeks to utilize its strong market positions to compete more effectively as well as to capitalize on industry consolidation trends.

    RECORD OF SUCCESSFUL ACQUISITIONS. Since its formation in 1989, the Company has completed eight acquisitions of businesses or assets, including, in 1996, acquisitions of ADS and Elsinore and the purchase of the AMP Facility. The Company has demonstrated its ability to: (i) identify strategic acquisition targets; (ii) complete the acquisition of identified targets; and (iii) increase revenues of an acquired company, often while refocusing that company's business strategy. The Company believes that its acquisition success has resulted from its ability to identify and screen acquisition candidates, implement an effective cost reduction program and expand and diversify the products and services provided by an acquired company. In the past, acquisitions by the Company have resulted in increased indebtedness and interest expense which has caused the Company to incur net losses in each year since its inception despite positive operating income. See "Risk Factors--Risks Associated with Acquisitions."

    ALIGNMENT WITH LEADING AVIONICS AND AIRCRAFT OEMS AND SUPPLIERS. The Company seeks to maximize its growth by establishing long-term relationships with leaders in the Company's primary markets. For example, the Company has entered into supply agreements with Boeing. The Company believes that through these agreements it is the supplier of a substantial majority of the bulk contacts for all aircraft currently manufactured by Boeing and the sole source supplier of certain connectors for in-flight entertainment systems installed by Boeing on its 777 aircraft. The Company is also: (i) a primary supplier of harness assemblies to Matsushita for its in-flight entertainment systems; (ii) the preferred integrator for the in-flight casino-style electronic gaming and video-on-demand systems of IFT; and (iii) a preferred systems integrator for the passenger telecommunications systems of AT&T.

    NUMEROUS INDUSTRY AND REGULATORY APPROVALS. The Company's subsidiaries hold four PMAs from the FAA and 64 supplements to its PMA's authorizing such subsidiaries to manufacture and install numerous parts in many different aircraft (as of December 31, 1996). The Company's subsidiaries also have three FAA domestic repair station certificates which authorize them to perform certain aircraft modifications. The Company employs FAA-certified airframe and power-plant mechanics who are authorized to perform certain aircraft modification functions. In addition, through its acquisition of Elsinore, the Company is one of only 26 DASs worldwide (as of January 22, 1997) which are authorized by the FAA to provide FAA approval of aircraft modifications. The DAS approval enables the Company, through Elsinore, to act as a designee of the FAA in issuing certain STCs. The FAA approvals obtained by the Company's subsidiaries are owned, and may only be used by, the subsidiary obtaining such approval.

    LOW-COST, HIGH-QUALITY OPERATIONS. The Company believes that it has established low-cost operations through well-defined cost reduction programs, technological development and the use of vertical integration, where appropriate. The Company's low-cost operations are demonstrated, for example, by the growth of the Company's contact private labeling programs under which the Company supplies contacts to many of its competitors.

    The Company uses sophisticated procedures and processes to ensure its products meet or exceed industry and customer quality requirements. Many customers formally have recognized the effectiveness of the Company's quality programs by issuing quality approval letters, awarding quality compliance certificates and authorizing the Company's inspection personnel to act as the authorized quality representative of the customer. For example, in February 1996, the Company became the 13th Boeing supplier to receive its D1-9000 Advanced Quality System award.

    ENGINEERING AND RELATED TECHNICAL CAPACITY. Approximately 10% of the Company's employees are engineering professionals, providing the Company with significant in-house engineering capability and key technical expertise. For example, the Company believes that it is one of a few companies with the capability to perform full-service systems integration functions (design and engineering, FAA certification, installation kit manufacturing and installation of cabin avionics and flight deck avionics systems on aircraft). This level of expertise enables the Company to respond rapidly and effectively to the technical requirements of its customers as well as to capitalize on the outsourcing trends in the commercial aircraft industry.

    MANAGEMENT DEPTH AND EXPERIENCE. The Company has assembled a team of executives, program managers and engineers from many of the major manufacturers and suppliers to the aircraft industry. Key management and professional employees of the Company bring experience with them from such companies as The B.F. Goodrich Co. ("B.F. Goodrich"), B/E Aerospace, Inc., COMSAT Corp., Honeywell, Hughes-Avicom International, Inc., Litton Industries, Inc., Matsushita and McDonnell Douglas, providing the Company with a diversity of commercial aircraft industry expertise. On average, the Company's executive management has approximately 17 years of related industry experience.

GROWTH STRATEGY

    The Company's principal strategy is to establish and expand leading positions in high-margin, niche markets within the commercial aircraft industry, with a focus on the manufacture of avionics components and the integration of avionics systems. The Company seeks to achieve these leading positions while maintaining a balance of revenues among the OEM market, the retrofit market and the aftermarket. The Company believes that such a strategy will position it for growth over an entire commercial aircraft industry economic cycle. Specifically, the Company seeks to:

    CAPITALIZE ON GROWTH IN COMMERCIAL AIRCRAFT PRODUCTION. The Company believes its strong market positions and alignment with many of the leading commercial aircraft industry participants will enable it to capitalize on the projected increase in commercial aircraft production. The Company believes that every aircraft currently produced by Boeing, Airbus and McDonnell Douglas includes components manufactured by the Company. As orders for the Company's aircraft components have increased, the Company has worked closely with OEMs to meet their delivery and scheduling requirements. In addition, the Company seeks to increase its revenue content per plane by introducing new products, expanding the use of existing products and through strategic acquisitions of companies which supply components to the OEMs.

    EXPLOIT INCREASED DEMAND FOR CABIN AVIONICS SYSTEMS. The Company believes that the demand for cabin avionics systems is increasing, primarily as a result of: (i) a desire by airlines for additional revenue-producing services; and (ii) longer flights combined with a demand by airline passengers for more sophisticated forms of in-flights services. The Company manufactures components (contacts, connectors, harness assemblies and avionics support structures) which are used with cabin avionics systems, as well as provides the systems integration services necessary to install such systems on aircraft. The Company believes that it competes effectively in the cabin avionics market by offering to its customers a full-service organization, capable of providing interconnect hardware and support structures for cabin avionics systems combined with the design and engineering, FAA certification and installation services required to integrate such systems.

    EXPAND AND DIVERSIFY SYSTEMS INTEGRATION SERVICES. Historically, the Company's systems integration services have been concentrated in the in-flight passenger telecommunications market. In 1995, the Company commenced an effort to diversify the types of systems which it retrofits onto aircraft by expanding its expertise and sales efforts to include navigation and satellite communication, safety, and in-flight entertainment systems. As of December 31, 1996, the Company had contracted to provide systems integration services for SATCOM systems (American Airlines through Rockwell Collins and TIMCO), safety systems
(UPS), and in-flight entertainment systems (Swissair through IFT). In addition, as of December 31, 1996, the Company had drafted proposals in response to more than 35 active requests for proposals for these and other types of systems.

    COMPLETE ADDITIONAL STRATEGIC ACQUISITIONS. The Company seeks to identify and pursue complementary acquisitions at attractive prices in the aircraft industry that offer strategic value, such as cost savings, product line extensions, increased manufacturing capacity or new customer relationships. The Company initiated discussions with all three of the sellers in its recent transactions (ADS, Elsinore and the AMP Facility), each of which is of significant strategic value to the Company. ADS expands the Company's presence on the flight deck with a product that has a leading niche market position. Elsinore provides the Company with a DAS approval, increases its engineering expertise and expands its customer base. The AMP Facility expands the Company's manufacturing capacity and provides it with new low-cost manufacturing techniques. While there can be no assurance that the Company will complete additional acquisitions, the Company believes that the fragmented nature of the market for aircraft components and systems integration services will provide the Company with additional opportunities to exploit industry consolidation trends. See "Risk Factors--Risks Associated with Acquisitions."

    CAPITALIZE ON COMPLEMENTARY PRODUCTS AND SERVICES. The majority of the Company's products and services are utilized to provide an interface between an aircraft and its avionics systems. Over the past several years, the Company increasingly has combined certain of the components which it manufactures to create higher value-added products. For example, the contacts manufactured by the Company often are utilized as an integral component of the Company's connectors. In turn, the connectors manufactured by the Company often are utilized as primary components of the Company's harness assemblies. Additionally, in support of the systems integration services provided by the Company, the Company's harness assemblies often are packaged with its avionics support structures to form the foundation for the installation kits which are then sold to the Company's systems integration customers. By emphasizing the complementary nature of its products and services, the Company seeks to maximize penetration with existing customers and compete more effectively for new customers.

PRODUCTS AND SERVICES

    The Company's principal products and services are: contacts; connectors; harness assemblies; avionics support structures; dichroic LCD devices and the integration of certain cabin and flight deck avionics systems into different aircraft models. The Company believes that its products are used in each of the commercial aircraft models currently produced by Boeing, Airbus and McDonnell Douglas, the three largest commercial aircraft OEMs. In 1996, sales of contacts, connectors, dichroic LCD devices and systems integration accounted for approximately 33%, 25%, 14% and 12%, respectively, of the Company's revenues (pro forma for the acquisition of ADS). No other product or service accounted for more than 10% of the Company's pro forma revenues in 1996.

    CONTACTS. The Company produces precision-machined contacts for use in commercial aircraft. Contacts conduct electronic signals or electricity and are installed at the terminus of a wire or an electronic or electrical device. The Company supplies contacts for use in connectors found in virtually every electronic and electrical system on the aircraft. Over the last three years the Company has successfully initiated private labeling programs whereby the Company manufactures contacts for several of the major connector manufacturers. The Company sells contacts directly to aircraft and avionics OEMs and, through its private labeling programs, to connector manufacturers who sell connectors to the aircraft and avionics OEMs under their brand name. The Company believes that it is able to sell contacts on a private label basis because of its reputation for high-quality, its levels of service and its low-cost manufacturing operations. The Company believes that it is the supplier of a substantial majority of the bulk contact requirements for all aircraft currently manufactured by Boeing.

    CONNECTORS. The Company manufactures and sells to the commercial aircraft industry electronic and electrical connectors, which provide the electronic or electrical link between discrete wires and devices. Connectors also serve as a separable interface that facilitates assembly, installation, repair and removal of wires or equipment. The Company manufactures a narrow range of electrical and electronic connectors that are designed and manufactured specifically to operate in the harsh airborne environment of an aircraft and to meet the critical performance requirements demanded by the commercial aircraft market. The Company produces connectors that are used in aircraft galleys, flight decks and control panels in the passenger cabin. The Company is the sole-source supplier of certain connectors for in-flight entertainment systems installed by Boeing on its 777 aircraft.

    The Company characterizes its connectors as follows: (i) application specific--designed and developed by the Company for a specific application, usually for a single customer; (ii) proprietary--Company-designed connectors which are sold to the broad market for a variety of applications, often evolving over time from an application specific product; and (iii) industry standard--produced in accordance with an industry or military controlled design or specification and sold to the broad market to which the design or specification relates. Examples of the Company's application specific, proprietary and industry standard connectors are as follows:

    APPLICATION SPECIFIC. The Company manufactures a connector used as an electrical distribution block for Boeing's 777 aircraft. Currently, this product is used solely for this application; however, in the future, it could be used in similar applications on other aircraft.

    PROPRIETARY. The CQ connector family was originally an application specific product designed by the Company for use with in-flight entertainment and cabin management systems on Boeing's 777 aircraft. The CQ connector is now sold to other customers for other applications.

    INDUSTRY STANDARD. The Company sells standard connectors, built to ARINC specifications, which can be used in many applications without further testing or certification.

    HARNESS ASSEMBLIES. The Company produces harness assemblies for use in cabin avionics systems, primarily in-flight entertainment systems. A harness assembly is made from wire, which the Company buys from its vendors, and connectors, contacts and hardware, which the Company manufactures. The Company sells its harness assemblies to avionics OEMs. In addition, the Company uses harness assemblies in its systems integration activities. The Company is currently a primary supplier of harness assemblies to Matsushita, one of the largest manufacturers of in-flight entertainment systems.

    AVIONICS SUPPORT STRUCTURES. The Company has designed, patented and produced a wide range of avionics support structures for use on commercial aircraft. Avionics support structures are typically comprised of trays, shelving, racks, mounts, and insertion and extraction devices which are combined with other components to form the installation kit that securely holds and connects avionics equipment to the aircraft and other systems or devices such as antennae, flight instruments and power supplies. Avionics support structures are used to support and environmentally cool (using fans and air chambers) the avionics equipment, including navigation, communication and flight control equipment. Avionics support structures are generally located in the avionics bay of an aircraft and are secured to the frame of the aircraft. The Company's avionics support structures are recognized by its customers under the Box-Mount-TM- name which the Company believes is highly respected in the marketplace. The Company sells its avionics support structures to aircraft and avionics OEMs, airlines, and major modification centers. In addition, these products are essential components included in the installation kits which are used in the Company's systems integration operations.

    DICHROIC LCD DEVICES. Through its recent acquisition of ADS, the Company became a leading manufacturer of dichroic LCDs and modules (which are LCDs packaged with a backlight source and direct drive electronics) used in commercial and military aircraft. The Company also manufactures avionics electronic clocks which utilize its dichroic LCD devices. The Company believes it is the leading (and often sole-source) supplier of dichroic LCD devices to aircraft and avionics OEMs and the U.S. military.

    The Company's dichroic LCD products, which provide output information to the flight crew, are used in a variety of flight deck applications, including flight control systems, fuel quantity indicators, airborne communications and safety systems. Dichroic LCD products are widely used in the aerospace industry because of their high performance characteristics and custom design. Key performance characteristics of dichroic LCD devices include high readability in sunlight and darkness, ability to withstand wide temperature fluctuations and readability from extreme viewing angles. During the development phase of flight deck avionics, the Company works closely with its customers to develop products that meet the customer's requirements which are subsequently incorporated into new or modified flight decks.

    The Company's clocks utilize its dichroic LCD technology and are suitable for use in general aviation, business, commercial and military aircraft. The Company believes that it is the only clock manufacturer which has designed a line of clocks capable of serving all types of aircraft.

    SYSTEMS INTEGRATION. The Company performs all of the functions necessary to retrofit an existing aircraft with an avionics system that previously did not exist on the aircraft. As a full-service systems integrator, the Company provides design and engineering, FAA certification, installation kit manufacturing and systems installation services required to retrofit an aircraft with a new system. A summary of these functions follows:

    DESIGN AND ENGINEERING. The Company provides a full range of systems, electrical and mechanical engineering services to its customers through its staff of qualified and experienced engineers and program management personnel. The Company's engineers work proactively with its customers in all phases of the systems integration effort to achieve an engineering design data package. This engineering design data package provides information to: (i) certify product compliance with applicable industry and FAA standards and regulations; (ii) define the manufacturing requirements for kit implementation; and (iii) provide installation definition for actual installation of the system onto aircraft.

    FAA CERTIFICATION. The Company employs on a full-time basis or contracts for FAA-certified designated engineering representatives ("DERs") to evaluate the engineering design data package, coordinate compliance testing to applicable FAA regulations and obtain formal FAA approval of the engineering design data package. These DERs facilitate FAA approval of the Company's products and services. In general, DERs evaluate the design of an aircraft modification, part or system, ensure compliance with the applicable Federal Aviation Regulations and oversee product testing to ensure the airworthiness of the aircraft as modified. DERs also either issue, on behalf of the FAA, certain approvals, or work with the FAA to obtain certain approvals directly from the FAA. Significant aircraft modifications by anyone other than the aircraft manufacturer require the issuance of an STC, which constitutes an FAA determination that the design of the modification meets all pertinent FAA requirements. STCs may be issued directly by the FAA or on behalf of the FAA by an approved DAS. The acquisition of Elsinore and its DAS approval enables the Company to issue STCs for certain modifications without applying directly to the FAA for such certifications.

    INSTALLATION KIT MANUFACTURE. The Company ordinarily applies for and receives multi-aircraft STCs which constitute design approval for a modification which may be applied to any aircraft of a particular type. The approved modifications commonly are referred to as "installation kits." Such installation kits generally include: (i) parts, components, and sub-assemblies; and (ii) detailed instructions on approved installation. The installation kit and all of its elements are defined in the STC in a Master Data List. Once the Company has an STC, issued directly by the FAA or by the Company's DAS through Elsinore, the Company applies to the FAA for a PMA or a supplement to an existing PMA, which allows the Company to manufacture the installation kit in accordance with the approved design and data package.

    SYSTEMS INSTALLATION. The Company employs a dedicated team of FAA-certified mechanics and repairmen to ensure proper installation of the installation kits and associated avionics systems. These mechanics and repairmen, who have extensive installation experience over a broad range of commercial aircraft models, operate within the provisions and limitations of the FAA repair station certificates which cover the Company's three repair stations. The Company believes that its staff of kit installation personnel is sufficiently large and diverse in talent to complete multiple installation projects simultaneously at different locations.

    The Company has focused its systems integration efforts on the following four general categories of systems: (i) in-flight passenger telecommunications systems; (ii) in-flight entertainment systems; (iii) SATCOM and navigation systems; and (iv) safety systems. The Company has targeted these four areas because it believes significant retrofit opportunities exist due to the advent of new technologies and the need for the airlines to: (i) capture incremental revenues without increased capital investment (in-flight passenger telecommunications and in-flight entertainment); (ii) satisfy increased safety and regulatory requirements; and (iii) reduce operating expenses (SATCOM). A summary of recent Company activity in each of these categories follows:

    IN-FLIGHT PASSENGER TELECOMMUNICATIONS SYSTEMS. The Company is a systems integrator of in-flight passenger telecommunications systems for AT&T. The Company has provided installation kits to AT&T for telephones on over 1,000 aircraft, as well as design and engineering and certification services for certain of these aircraft. The Company is currently involved in proposals to other in-flight passenger telecommunications systems providers.

    IN-FLIGHT ENTERTAINMENT SYSTEMS. The Company is the preferred systems integrator for IFT. IFT is a publicly traded company which has designed a digital interactive passenger entertainment system which provides for video-on-demand, video games, and casino-style electronic gaming in which the aircraft passenger can gamble using a credit card. In July 1996, the Company entered into an agreement with IFT to fully integrate the IFT System into 21 wide-body aircraft for Swissair. The Swissair contract is the first large-scale commercial application of the IFT System. Delays in installation or problems in implementation of the IFT System may result in the deferral or loss of potential revenues from IFT. For a discussion of certain issues relating to the IFT System, see "Risk Factors--Dependence on Key Customers."

    SATCOM AND NAVIGATION SYSTEMS. The Company presently is providing systems integration services in support of SATCOM systems. The Company recently completed efforts as a systems integrator for SATCOM systems on certain U.S. Government aircraft and has subsequently been awarded another contract. Presently, the Company is providing the systems integration services for SATCOM systems on 10 Airbus A300 for American Airlines (through Rockwell Collins and TIMCO). The Company has also entered into agreements to provide systems integration services for GPS on 13 747-200/300 aircraft and one MD-82 aircraft. The Company believes that GPS and SATCOM systems (consistent with the FANS initiative) will be retrofitted into numerous aircraft over the next few years. In many cases, the airlines are electing to replace older navigation systems with newer GPS technology due to avionics obsolescence and significantly increased maintenance costs.

    SAFETY SYSTEMS. The Company is an integrator of safety systems which are required by the FAA, or voluntarily adopted by airlines. The Company recently was selected to integrate TCAS and heads-up guidance systems ("HGS") on aircraft for UPS. Currently, several major carriers in Europe and Asia actively are evaluating TCAS. In addition, the Company believes that a new "forward-looking" windshear detection system will be available by the end of 1997. The Company believes significant opportunity exists for the integration of these types of safety systems onto aircraft worldwide.

    OTHER. The Company has designed, developed and applied for a patent on an electrical retract mechanism to support in-flight video systems on McDonnell Douglas narrow-body aircraft. Due to space constraints, in-flight video systems generally are not available on McDonnell Douglas narrow-body aircraft. The Company's retract mechanism is configured to fit in the available space. The Company actively is marketing the system which management believes is the only video system available for these narrow-body aircraft. The Company believes that there are over 500 aircraft in the market which potentially could use such a system.

INDUSTRY REGULATION AND APPROVALS

    The aviation industry is highly regulated in the U.S. by the FAA and is regulated in other countries by similar agencies to ensure that aviation products and services meet stringent safety and performance standards. The Company and its customers are subject to these regulations. In addition, many of these customers impose their own compliance and quality requirements on the Company.

    The FAA prescribes standards and licensing requirements for aircraft components, licenses private repair stations and issues DAS approvals giving the holder the right to certify the design of aircraft modifications on behalf of the FAA. As a result of the FAA's oversight of the Company, the FAA can authorize or deny authorization of many of the services and products provided by the Company. Any FAA denial of such required authorizations would preclude the ability of the Company to provide the pertinent service or product. Should the Company fail to comply with the applicable FAA standards or regulations, the FAA would have available to it a wide-range of enforcement options. Such enforcement options include: (i) issuance of a warning letter or a letter of correction to the Company; (ii) initiation of a civil penalty action against the Company; (iii) suspension or emergency suspension of a Company certificate or approval; or (iv) the revocation or emergency revocation of a Company certificate or approval. The FAA also has the power to issue cease and desist orders and orders of compliance and to initiate court action for injunctive relief in support of its enforcement powers. In the event the FAA were to suspend or revoke a Company certificate or approval on an emergency basis, the Company would be obliged to cease immediately the manufacture of products and the delivery of services which require such certificate or approval. In the event the FAA were to suspend or revoke a Company certificate or approval on other than an emergency basis, the Company would be permitted to continue the manufacture of products and the delivery of services which require such certificate or approval pending any available appeals. However, if the FAA were to prevail in any such appeal, upon the completion of the appeal process the Company would be obliged to cease the manufacture of such products and the delivery of such services. In addition, in the event the FAA were to determine that the Company's noncompliance with the applicable FAA standards or regulations created a safety hazard, the FAA could order that the pertinent component or aircraft immediately cease to be operated until appropriate corrective action is taken. This could require the grounding of aircraft and/or the removal of affected components from aircraft already returned to service. The Company's FAA approvals are owned, and may only be used by, the subsidiary obtaining such approval.

    All aircraft operated by airlines in the United States must be of a type which has received an FAA type certificate ("TC"). A TC is issued by the FAA after the FAA determines that the aircraft type design meets the applicable FAA airworthiness standards. After a type design has been approved through the issuance of a TC by the FAA, a manufacturer with rights to the TC can apply for FAA approval to produce the aircraft. This approval is a "production certificate." Any major change in design of a type certificated aircraft which is not significant enough to require a new application for a TC under the FAA's rules must still be approved by the FAA. FAA approval of such a design change developed by an entity other than the TC holder is issued under an STC. There are two types of STCs: a "single-aircraft" STC, which may be applied to a single aircraft, and a "multi-aircraft" STC, which may be applied to all aircraft of a particular type design, for example, all Boeing 747-400s.

    As of December 31, 1996, the Company had obtained 83 STCs, most of which were obtained on behalf of its customers in connection with the Company's systems integration services, and substantially all of which are multi-aircraft STCs. The Company foresees the need to obtain additional STCs so that it can expand the services it provides and the customers it serves.

    Proposed aircraft modifications can be tested and approved and STCs issued directly by the FAA or on behalf of the FAA by holders of DAS approvals. DAS approvals are granted to domestic repair stations, air carriers, commercial operators of large aircraft, and manufacturers which demonstrate their ability to provide the personnel and follow specific procedures to ensure the issuance of STCs only for appropriate design modifications. Each DAS approval holder is specifically limited by the FAA as to the type of STCs which it can issue. The Company, which holds a DAS approval through Elsinore, can now issue many of the STCs (both single and multi-aircraft) it requires in connection with its systems integration operations. This has eliminated the need for the Company, in most instances, to apply to the FAA for STC approvals, enabling the Company to obtain STCs more quickly than in the past.

    After obtaining an STC, the Company must apply for a PMA or a PMA supplement to produce the modification installation kit covered by the STC. The Company has four PMAs and 64 supplements to its PMAs (as of December 31, 1996). Each initial PMA is, in general, an approval of the manufacturing or modification facility's production quality control system. Each supplement authorizes the manufacture of a particular part in accordance with the requirements of the corresponding STC. The Company routinely applies for and receives PMA supplements. The Company also is required to have FAA authority to perform the installation of a modification kit. This authority is provided either by the Company's PMAs and supplements or its repair station certificates. In order for a company to perform certain repair, engineering, installation or other services on aircraft, its facility must be designated as an FAA-authorized repair station. The Company has three such repair stations.

    In addition to FAA approval of the design, production, and installation of modifications, the FAA certifies personnel. Selected Company personnel have been certified by the FAA to perform certain tasks related to the design, production, and performance of aircraft modifications. Such certified personnel include mechanics and repairmen. In addition, the FAA delegates some of its oversight responsibilities, such as testing and inspection responsibilities, to FAA-certified designees. The Company employs FAA designees on a full-time basis to facilitate FAA approval and oversight of the Company's activities. In addition, the Company contracts with additional FAA designees as they are needed.

    Mil-specs are frequently used by both military and commercial customers in the aerospace industry to define and control characteristics of a product. Through the use of a government Qualified Parts List ("QPL") and Qualified Vendor's List ("QVL"), the customer is assured that a product or service has met all of the requirements set forth in the mil-specs. Parts listed with a QPL allow others to reliably design parts to interface with such parts as a result of the mil-spec standards used. The Company believes that it holds more QPLs for its contact product line than any other manufacturer.

SALES AND MARKETING

    The Company's products are sold through a group of geographically assigned direct sales personnel and agents. Technical product sales support for these sales personnel is provided through product line managers and the Company's product engineering personnel. Customer service communication is provided by geographically assigned sales correspondents located in the Company's manufacturing facilities. The Company may also assign responsibility for marketing, sales and/or services for certain key customers to one of the Company's executives. The Company has five authorized distributors who purchase, stock and resell certain of the Company's product lines.

    The Company's systems integration services are sold by sales managers employed by the Company who are assigned to geographic territories. Because of the significant amount of technical engineering work required in the sales process, these sales managers are generally assisted by a support team which includes program management, installation and engineering personnel. The support team specializes in one of: (i) in-flight passenger telecommunications; (ii) in-flight entertainment; (iii) SATCOM and navigation; or (iv) safety systems. At such time as the Company obtains a contract for the system proposed by the sales manager, the support teams continue to manage the project throughout the entire integration process.

CUSTOMERS

    In 1996, the Company sold its products and services to more than 500 customers. The Company's primary customers include aircraft and avionics OEMs, airlines, aircraft component manufacturers and distributors, and aircraft repair and modification companies. The Company's three largest customers are Boeing, Matsushita and AT&T, which accounted for approximately 14.8%, 9.6% and 6.9%, respectively, of the Company's consolidated revenues (pro forma for the ADS acquisition) for the fiscal year ended December 31, 1996. In addition, a significant portion of the Company's sales of components are sold to Boeing indirectly through sales to suppliers of Boeing.

    The Company has entered into a contract to provide systems integration services for the IFT System on 21 wide-body aircraft for Swissair. The Company's contract with IFT provides for monthly progress payments and the Company will account for revenues generated under the IFT contract using the percentage of completion method of accounting. As of April 15, 1997, the Company had integrated the IFT System onto three of Swissair's aircraft; the IFT System operates in all classes of service (first, business and economy) on two aircraft and in first and business class on one aircraft. The Company continues to integrate the IFT System onto additional Swissair aircraft. Under IFT's contract with Swissair, IFT agreed to finance the purchase price of the IFT System in exchange for a substantial share of potential future gaming revenues. However, based on IFT's limited experience with the IFT System on Swissair's aircraft, in March IFT indicated that revenues from gaming are significantly below its expectations. IFT has since announced a change in corporate strategy whereby it will no longer finance the substantial majority of the purchase price of the IFT System. Consistent with this new strategy, IFT also announced that it was exercising its contractual right to renegotiate its contract with Swissair in order to shift a greater portion of the purchase price of the IFT System to Swissair. On April 14, 1997 IFT announced that it had entered into a memorandum of understanding with Swissair regarding the purchase by Swissair of the IFT System, which announcement states that Swissair expects to purchase the IFT System for installation in the first and business class sections of up to 18 aircraft. IFT currently is in an evaluation period provided for under its contract with Swissair, during which IFT and Swissair are working together to optimize the operations and functionality of the IFT System. IFT has indicated that it is working to improve the reliability of the IFT System through software revisions and through design improvements to the tray tables used in the economy section of the aircraft. While the Company expects that it will continue to provide system integration services to IFT for Swissair's 21 wide-body aircraft, there can be no assurance that: (i) IFT and Swissair will successfully renegotiate their contract or that such renegotiation will not result in a materially reduced scope of work for the Company; or (ii) that any existing or future technical or design issues will be resolved. Termination of the contract between Swissair and IFT, a material change in the scope of work for the Company, or any general delays or problems with implementation of the IFT System could have a material adverse effect on the Company.

    Most of the Company's sales to Boeing are pursuant to contracts which may be terminated by Boeing at any time. One contract provides that: (i) if the Company reduces its prices or leadtimes of like quantity of comparable items to customers other than Boeing, then the Company must sell on the same terms to Boeing; and (ii) if other Boeing suppliers offer to sell to Boeing products comparable to those of the Company at prices more than 5% lower than the prices specified in such contract, the Company must either similarly reduce its prices or permit Boeing to delete the affected products from the contract. Another contract provides that Boeing is not obligated to order any products covered by the agreement if: (i) Boeing's customers specify an alternate product; (ii) the product in Boeing's judgement is not technologically competitive at the time;
(iii) Boeing changes the design of an aircraft such that the Company's products are no longer required for such aircraft; or (iv) Boeing reasonably determines that the Company cannot support Boeing's requirements for products in the amounts and within the delivery schedules Boeing requires. The Company's contracts with Boeing grant Boeing an irrevocable non-exclusive worldwide license to use the Company's patents, designs, trade secrets, semiconductor mask works and tooling related to the development, production and maintenance or repair of products sold to Boeing upon the occurrence of certain events, including: (i) the acquisition by or transfer to a third party of any of the Company's rights to manufacture products for Boeing; (ii) upon various defaults by the Company; and (iii) the bankruptcy of the Company. The Company generally sells components and services to Matsushita and AT&T pursuant to purchase orders, but does not have any supply contracts with either company.

MANUFACTURING AND QUALITY CONTROL

    The Company manufactures contacts, connectors, harness assemblies, dichroic LCD devices and avionics support structures. Many of these products involve similar manufacturing processes which have become core competencies of the Company. The Company manufactures these products using process-specific equipment and procedures that have been custom-designed or fabricated to provide high-quality products at the lowest possible cost to the Company. The Company is vertically integrated from concept and design through final assembly, testing and certification for these production processes. The Company believes this vertical integration is critical to assuring product performance, customer service and competitive pricing.

    The Company has implemented programs to reduce costs, including overhead expenses, and maximize return on capital. In some cases these programs have involved the use of proprietary equipment or processes which have enabled the Company to reduce costs while maintaining high quality levels. For example, the Company uses a proprietary selective plating process which allows the Company to minimize the usage of gold when plating contacts. The Company has enhanced and expanded the use of this process, as well as other plating processes, which has enabled it to realize estimated cost savings, on a comparable basis, of approximately $1.3 million in 1996.

    Certain of the Company's customers have developed their own design, product performance, manufacturing process and quality system standards and require their suppliers, including the Company, to comply with such standards. As a result, the Company has developed and implemented comprehensive quality system policies and procedures which meet or exceed the requirements of its customers. Many of the Company's customers have recognized formally the effectiveness of the Company's quality programs by issuing quality approval letters and awarding quality compliance certificates. In addition, certain customers have authorized the Company's inspection personnel to act as the authorized quality representative of the customer. This authorization enables the Company to ship directly into the inventory stockrooms of these customers, eliminating the need for receiving inspection activities by these customers.

    The Company uses sophisticated equipment and procedures to ensure the quality of its products and to comply with mil-specs and FAA certification requirements. The Company performs a variety of testing procedures, including environmental testing under different temperature, humidity and altitude levels, shock and vibration testing and X-ray fluorescent measurement. These procedures, together with other customer approved techniques for document, process and quality control, are used throughout the Company's manufacturing facilities.

RAW MATERIALS AND COMPONENT PARTS

    The components which the Company manufactures require the use of various raw materials including gold, aluminum, copper, rhodium, plating chemicals and plastics, the availability and prices of which may fluctuate. The price of raw materials represents a significant portion of the sales price of many of the Company's products. Although some of the Company's contracts have prices tied to the price of raw materials, increases in raw materials prices cannot always be recovered in product sale prices. The Company also purchases a variety of manufactured component parts from various suppliers. Raw materials and component parts are generally available from multiple suppliers at competitive prices. However, any delay in the Company's ability to obtain necessary raw materials and component parts may affect its ability to meet customer production needs.

PATENTS AND PROPRIETARY INFORMATION

    The Company has various trade secrets, proprietary information, trademarks, trade names, patents, copyrights and other intellectual property rights which the Company believes, in the aggregate (but not individually), are important to its business.

COMPETITION

    The Company competes with a number of established companies that have significantly greater financial, technological and marketing resources than the Company. The Company believes that its ability to compete depends on high product performance, short lead-time and timely delivery, competitive price, and superior customer service and support.

    The niche markets within the aircraft industry served by the Company are relatively fragmented with several competitors for each of the products and services provided by the Company. Due to the global nature of the commercial airline industry, competition in these categories comes from both U.S. and foreign companies. However, the Company knows of no single competitor that provides the same range of products and services as those provided by the Company.

    The Company's principal competitors in contacts and connectors are large and diversified corporations which produce a broad range of products. The Company's principal competitor in the contact market is Deutch Engineered Connecting Devices, a division of the Deutch Co. In the connector market, the Company's principal competitors include ITT Canon (a division of ITT Corporation), AMP and Radiall S.A. Several of these companies are also customers of the Company. The Company's principal competitors for avionics support structures include smaller companies such as Barry Controls, Inc., Electronic Cable Specialists ("ECS") and Vibrachoc, a subsidiary of Compagnie Generale d'Electricite. The main competitor for dichroic LCD devices is Cristalloid, Inc. Competitors which provide systems integration services include ECS, the engineering departments of certain airlines and numerous independent airframe maintenance and modification companies.

BACKLOG

    As of December 31, 1996, the Company had outstanding purchase orders representing an aggregate invoice price of approximately $44.5 million, including $7.5 million for ADS, which was acquired on September 18, 1996. Approximately $6.8 million of such outstanding purchase orders were attributable to IFT. See "Risk Factors--Dependence on Key Customers." As of December 31, 1995, the Company had outstanding purchase orders representing an aggregate invoice price of approximately $19.8 million. The Company expects that approximately 12% of the outstanding purchase orders will not be filled in 1997.

    Orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of the Company's receipt of orders and the speed with which those orders are filled. Accordingly, the Company's backlog at December 31, 1996 is not necessarily indicative of actual shipments or sales for any future period, and period-to-period comparisons from 1995 to 1996 may not be meaningful.

EMPLOYEES

    As of December 31, 1996, the Company had 927 employees (including 128 temporary employees), of whom 94 were engineers (including 1 temporary employee), 24 were in sales, 716 were in manufacturing operations (including 124 temporary employees) and 93 were in finance and administration (including 3 temporary employees). None of the Company's employees is subject to a collective bargaining agreement, and the Company has not experienced any material business interruption as a result of labor disputes since it was formed. The Company believes that it has a good relationship with its employees.

FACILITIES

    The Company leases all of its facilities with terms ranging from one to nine years as reflected in the following table.

                                                                               APPROXIMATE
                                                                                 SQUARE        LEASE
           LOCATION                             DESCRIPTION                      FOOTAGE     EXPIRATION
------------------------------  --------------------------------------------  -------------  ----------
El Segundo, CA                  Manufacturing and engineering facility             81,300       2005
Santa Fe Springs, CA            Manufacturing and engineering facility             52,000       2000
Hatfield, PA                    Manufacturing and engineering facility             27,500       1999
Lugano, Switzerland             Manufacturing facility                             21,000       2001
Irvine, CA                      Manufacturing facility                             16,400       1999
Wiltshire, United Kingdom       Manufacturing facility                              5,700       1998
El Segundo, CA                  Executive offices                                   5,000       2007
Santa Barbara, CA               Engineering facility                                3,500       1997
Seattle, WA                     Engineering facility                                3,200       1999
Phoenix, AZ                     Engineering facility                                3,000       1997
Copley, OH                      Executive offices                                   2,200       1997
Santa Ana, CA                   Engineering facility                                1,000       1999

    The Company believes its properties are in good condition and are adequate to support its operations for the foreseeable future.

ENVIRONMENTAL MATTERS

    The Company is subject to various federal, state, local, and foreign environmental requirements, including those relating to discharges to air, water, and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by hazardous substances. In addition, certain environmental laws, such as CERCLA and similar state laws, impose strict, retroactive, and joint and several liability upon persons responsible for releases or potential releases of hazardous substances. The Company has sent waste to treatment, storage, or disposal facilities that have been designated as National Priority List sites under CERCLA or equivalent listings under state laws. The Company has received CERCLA requests for information or allegations of potential responsibility from the Environmental Protection Agency as to the Company's use of certain such sites. In addition, some of the Company's operations are located on properties which are contaminated to varying degrees. However, the Company has not incurred, nor does it expect to incur, significant costs to address such contamination because entities other than the Company have been held primarily responsible for such contamination, the levels of contamination are sufficiently low so as not to require remediation or the Company is indemnified against such costs. In most cases the Company does not believe that its liability for past waste disposal is material. However, in a limited number of cases the Company does not have sufficient information to assess its potential liability, if any. It is possible, given the retroactive nature of CERCLA liability, that the Company will from time to time receive additional notices of potential liability, relating to current or former activities.

    The Company has been and is in substantial compliance with environmental requirements and believes it has no liabilities under environmental requirements, except those which would not be expected to have a material adverse effect on the Company's business, results of operations, or financial condition. However, some risk of environmental liability is inherent in the nature of the Company's business and the Company might in the future incur material costs to meet current or more stringent compliance, cleanup, or other obligations pursuant to environmental requirements. See "Risk Factors-- Environmental Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters" and "Business--Legal Proceedings."

LEGAL PROCEEDINGS

    The Company's manufacturing facility in El Segundo, California, has received several notices of violation ("NOV") related to its wastewater discharge permit. The Company has taken various corrective measures. However, the Company continues to experience difficulty in meeting the wastewater flow limitations contained in its discharge permit and is evaluating additional measures, including seeking modification to its permit. If the Company is not able to resolve these issues, it may be required to install new treatment equipment. However, the cost for such installation is not expected to be material, and the Company does not believe that the NOVs will result in any material sanctions. See "Risk Factors-- Environmental Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters" and "Business--Environmental Matters."

    The Company is a party to a license agreement with McDonnell Douglas pursuant to which the Company may request certain data in order to design and market modifications to aircraft manufactured by McDonnell Douglas. The agreement provides that the Company will pay McDonnell Douglas a royalty of five percent of the net sales price of all modifications sold by the Company for which the Company has requested data from McDonnell Douglas. The Company has requested data for a single modification, which modification the Company believes is exempt from the obligation to pay royalties under the agreement. McDonnell Douglas has made a demand for $650,000 for royalties. The Company does not believe that it is obligated to McDonnell Douglas in any amount. However, there can be no assurance that the Company will not be required to pay royalties to McDonnell Douglas.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information regarding the directors and executive officers of the Company as of December 31, 1996:

              NAME                     AGE                               POSITION
---------------------------------      ---      ----------------------------------------------------------
R. Jack DeCrane                            50   Chairman of the Board and Chief Executive Officer

R. G. MacDonald                            66   Vice Chairman of the Board

Robert A. Rankin                           44   Chief Financial Officer and Secretary

Roger L. Keller                            52   Group Vice President of Systems

Charles H. Becker                          50   Group Vice President of Components

James R. Bergman (a)                       54   Director

Paul H. Cascio (b)                         35   Director

Jonathan A. Sweemer (a)(b)                 41   Director

------------------------

(a) Member of the Compensation Committee.

(b) Member of the Audit Committee.

    The Company is currently evaluating other director candidates and anticipates that two additional independent, non-management directors will be added to the Board upon the closing of the Offering or as soon thereafter as practicable. Upon completion of the Offering, the Company's independent, non-management directors will continue to represent a majority on each of the Company's Audit Committee and Compensation Committee.

    The Company's Board is divided into three classes. Directors of each class will be elected at the annual meeting of stockholders of the Company (the "Annual Meeting") held in the year in which the term of such class expires and will serve thereafter for three years. Mr. MacDonald serves as a class I director for a term expiring as of the Annual Meeting in 1998. Messrs. Cascio and Bergman serve as class II directors for a term expiring as of the Annual Meeting in 1999. Messrs. DeCrane and Sweemer serve as class III directors for a term expiring as of the Annual Meeting in 2000.

    R. Jack DeCrane is the founder of the Company and has been Chairman of the Board of Directors of the Company since it was founded in December 1989. Mr. DeCrane served as President of the Company, which office then included the duties of chief executive officer, until April 1993 when he was elected to the newly-created office of Chief Executive Officer. Prior to founding the Company, Mr. DeCrane held various positions at the aerospace division of B.F. Goodrich. Mr. DeCrane was a Group Vice President at the aerospace division of B.F. Goodrich with management responsibility for three business units from 1986 to 1989. Mr. DeCrane is his own appointee to the Board under the terms of an agreement between the Company and certain of its shareholders and lenders. See "Certain Transactions--Shareholders Agreement."

    R. G. MacDonald has been Vice Chairman of the Company since December 1996. Mr. MacDonald has been a member of the Board since December 1994, and was President of the Company from April 1993 until December 1996. The office of President of the Company included the duties of chief operating officer. Mr. MacDonald was a consultant to the Company from February 1993 to April 1993. Prior to joining the Company, he served as President and Chief Executive Officer of MDB Systems, Inc., a manufacturer of ruggedized computer disk systems, from 1990 to 1993.

    Robert A. Rankin has been Chief Financial Officer and Secretary of the Company since November 1993. Mr. Rankin joined the Company in 1992 as Senior Vice President of Tri-Star, which office then included the duties of chief financial officer of the Company. Prior to joining the Company, he was Vice President of Finance for the Chandler Evans Control Systems subsidiary of Coltec Industries, Inc., an aerospace company, from 1990 to 1992. He was employed by the aerospace division of B.F. Goodrich from 1977 to 1989 in various capacities, the most recent of which was as Controller of the aircraft wheel and brake business unit of B.F. Goodrich.

    Roger L. Keller has been Group Vice President of Systems of the Company since December 1996. Mr. Keller was President of Hollingsead from December 1995 until December 1996, and was employed by the Company as Vice President of Engineering, Sales and Program Management from May 1994 through November 1995. Prior to joining the Company, he was Vice President of Engineering for Active Noise and Vibration Technologies, Inc. from 1992 to 1994, and Vice President of Sales, Marketing and Program Management for the Airtransport Services division of Honeywell from 1986 to 1992.

    Charles H. Becker has been Group Vice President of Components of the Company since December 1996. Mr. Becker was President of Tri-Star, from December 1994 to December 1996. Prior to joining the Company, he was President of the Interconnect Systems Division of Microdot, Inc. from 1984 to 1994.

    James R. Bergman has been a member of the Board since October 1991. He is a founder and, since 1974, has been a general partner of DSV Associates, DSV Partners III and DSV Partners IV. Mr. Bergman is DSV's appointee to the Board under the terms of an agreement between the Company and certain of its shareholders and lenders. See "Certain Transactions--Shareholders Agreement." In August 1996, Mr. Bergman became a general partner of Brantley Venture Partners III, L.P. He is also a director of Maxim Integrated Products, Inc. and Quad Systems Corporation.

    Paul H. Cascio has been a member of the Board since September 1996. He is a general partner of Brantley Venture Partners. Mr. Cascio also serves as Vice President and Secretary of Brantley Capital Corporation. Mr. Cascio is Brantley's appointee to the Board under the terms of an agreement between the Company and certain of its shareholders and lenders. See "Certain Transactions--Shareholders Agreement." From December 1987 through May 1996, when he became a general partner of Brantley Venture Partners, Mr. Cascio was a managing director and head of the Industrial Manufacturing and Services Group in the corporate finance department at Dean Witter Reynolds Inc.

    Jonathan A. Sweemer has been a member of the Board since February 1996. He has been a member of Nassau Capital Partners, L.P. since January 1995. From May 1992 to December 1994, Mr. Sweemer was a Vice President for Princeton University Investment Co. Mr. Sweemer is Nassau's appointee to the Board under the terms of an agreement between the Company and certain of its shareholders and lenders. See "Certain Transactions--Shareholders Agreement."

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table describes all annual compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four-most highly compensated executive officers other than the Chief Executive Officer (collectively the "Named Executive Officers") for the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                 LONG-TERM
                               --------------------------------------------   COMPENSATION
                                                            OTHER ANNUAL     --------------    ALL OTHER
 NAME AND PRINCIPAL POSITION     SALARY        BONUS      COMPENSATION (1)    OPTIONS (2)     COMPENSATION
-----------------------------  -----------  -----------  ------------------  --------------  --------------
R. Jack DeCrane                $   206,600  $   146,000      $    7,813            34,028     $    --
  Chief Executive Officer

R. G. MacDonald                    177,437       82,000          13,200            --              --
  President and Vice Chairman
  of the Board (3)

Robert A. Rankin                   139,375       65,000          12,838            19,850          --
  Chief Financial Officer and
  Secretary

Roger L. Keller                    150,000      --                2,083            19,850          --
  President of Hollingsead
  and
  Group Vice President
  of Systems (4)

Charles H. Becker                  148,750       65,000           9,103            19,850         30,586(6)
  President of Tri-Star and
  Group Vice President of
  Components (5)

------------------------

(1) Amounts paid by the Company for premiums on health, life and long-term disability insurance and automobile leases provided by the Company for the benefit of the Named Executive Officer.

(2) Number of shares of Common Stock issuable upon exercise of options granted during the last fiscal year.

(3) Mr. MacDonald served as President of the Company through December 1996. Mr. MacDonald became Vice Chairman of the Board in December 1996.

(4) Mr. Keller served as President of Hollingsead through December 1996. Mr. Keller became Group Vice President of Systems in December 1996.

(5) Mr. Becker served as President of Tri-Star through December 1996. Mr. Becker became Group Vice President of Components in December 1996.

(6) Relocation costs.

    STOCK OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth individual grants of stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE VALUE
                            NUMBER OF        % OF TOTAL                                      AT ASSUMED ANNUAL RATES OF
                            SECURITIES      OPTIONS/SARS                                    STOCK PRICE APPRECIATION FOR
                            UNDERLYING       GRANTED TO       EXERCISE OR                          OPTION TERM(1)
                           OPTIONS/SARS     EMPLOYEES IN      BASE PRICE    EXPIRATION  -------------------------------------
NAME                         GRANTED         FISCAL YEAR       PER SHARE       DATE         0%           5%           10%
------------------------  --------------  -----------------  -------------  ----------  -----------  -----------  -----------
R. Jack DeCrane.........        34,028            23.1%        $    3.66       2006     $   120,300  $   274,253  $   510,448
Robert A. Rankin........        19,850            13.5%             2.89       2006          85,300      175,106      312,886
Roger L. Keller.........        19,850            13.5%             2.89       2006          85,300      175,106      312,886
Charles H. Becker.......        19,850            13.5%             2.89       2006          85,300      175,106      312,886

------------------------

(1) The potential realizable value assumes a rate of annual compound stock price appreciation of 0%, 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future prices of the Common Stock

    STOCK OPTIONS EXERCISED DURING FISCAL YEAR AND YEAR END VALUES OF
     UNEXERCISED OPTIONS

    The following table sets forth information about the stock options exercised by the Named Executive Officers of the Company during the fiscal year ended December 31, 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                      SHARES                 UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/ SARS
                                     ACQUIRED                OPTIONS/SARS AT FY-END           AT FY-END(1)
                                        ON        VALUE    --------------------------  --------------------------
NAME                                 EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----------------------------------  ----------  ---------  --------------------------  --------------------------
R. Jack DeCrane...................      --         --               65,221/60,968        $      434,091/301,220
R. G. MacDonald...................      --         --               34,028/22,686               227,002/151,339
Robert A. Rankin..................      --         --               12,832/21,197                84,803/ 95,206
Roger L. Keller...................      --         --                5,671/28,357                35,831/144,170
Charles H. Becker.................      --         --                8,507/25,521                54,750/125,251

------------------------

(1) Based on an initial public offering price of $12.00 per share as of December 31, 1996, the measuring date, less a liquidity discount of 40%.

    EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

    R. Jack DeCrane and the Company have entered into an employment agreement pursuant to which Mr. DeCrane is to serve as Chief Executive Officer for a term of four years, effective September 1, 1994. The agreement requires Mr. DeCrane to devote his full business time to the Company and contains a covenant not to compete with the Company for a period of 12 months following termination of the agreement. The agreement provides for various benefits including (i) an annual salary of $180,000, which is subject to annual review and increase, but not decrease; (ii) an annual bonus ranging from 30% to 70% of Mr. DeCrane's annual base salary depending on the level of the Company's achievement of certain performance goals; and (iii) vested stock options to purchase 77,982 shares of Common Stock at an exercise price of $.53 per share. Additionally, Mr. DeCrane is also entitled to life insurance (in an amount at least equal to $1,000,000), and health care benefits generally provided by the Company to other senior executives. The agreement also provides for various payments to Mr. DeCrane or his beneficiaries in the event of his death, disability, or termination without cause. In the event of his death, Mr. DeCrane's beneficiaries would be entitled to: (i) a payment equal to Mr. DeCrane's then current salary for one year plus his remaining bonus through year-end; and (ii) continuation of certain insurance benefits for one year. Upon termination due to disability, Mr. DeCrane would be entitled to: (i) receive the sum of his then current base salary for one year plus his bonus through year end; and (ii) continuation of certain health benefits for one year. In the event of a termination without cause by the Company or Mr. DeCrane's resignation due to a material breach of the agreement by the Company or the Company's request that he resign or retire, Mr. DeCrane would be entitled to: (i) his then current base salary for one year and his remaining bonus through the end of the year of termination plus an amount equal to the amount earned in the immediately preceding year; (ii) continuation of certain health benefits for a one year period; and (iii) reimbursement of certain relocation and outplacement expenses.

    R. G. MacDonald and the Company entered into a letter agreement, dated June 28, 1993, pursuant to which Mr. MacDonald is to receive for an unspecified term:
(i) an annual base salary of $150,000; (ii) an annual bonus ranging from 20% to 50% of his annual base salary depending on the Company's level of achievement of certain performance goals; and (iii) the Company's standard benefit package with the addition of an executive term life insurance policy in the amount of $200,000. Under the agreement, Mr. MacDonald received options to purchase 56,714 shares of the Company's Common Stock at an exercise price of $.53 per share.

    Charles H. Becker and Tri-Star entered into a letter agreement, dated November 28, 1994, pursuant to which Mr. Becker is to receive for an unspecified term: (i) an annual base salary of $140,000; (ii) an annual bonus ranging from 10% to 40% of his annual base salary depending on Tri-Star's level of achievement of certain performance goals; and (iii) other benefits available under the Company's executive benefits program. Under the agreement, Mr. Becker received options to purchase 14,179 shares of the Company's Common Stock at an exercise price of $.53 per share.

    SHARE INCENTIVE PLAN

    Under the Share Incentive Plan, the Company may grant to its eligible employees: (i) options ("Options") to purchase shares of Common Stock; (ii) shares of Common Stock that vest upon the achievement of specified service or performance conditions within a specified period of time (the "Restricted Shares"); and (iii) options to receive payments based on the appreciation of Common Stock ("SARs"). Options, Restricted Shares and SARs are collectively referred to as "Grants."

    Under the Share Incentive Plan, the Company may grant Options that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Options that do not so qualify. The Share Incentive Plan is to be administered by a committee selected by the Company's Board and composed of at least two members of the Board (the "Administrator"). The current members of the Administrator are Messrs. Bergman and Sweemer. Restricted Shares may be granted to key employees of the Company at the sole discretion of the Administrator. SARs may be specifically granted upon the terms and conditions specified by the Administrator.

    Grants are to be made to key employees of the Company designated by the Administrator at its sole discretion. The Company has reserved 527,156 shares of Common Stock for issuance under the Share Incentive Plan. The Share Incentive Plan terminates on February 1, 2003, and thereafter no Grants may be made.

    The exercise price of any Option may not be less than 100% (or 110% in the case of an Option granted to a person owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the Common Stock at the time of the grant of the Option. No Option may be exercised after the expiration of ten years from the date of grant of such Option. No Option may be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent or distribution. The purchase price of any shares of Common Stock purchased under an Option must be paid in full at the time of the exercise of an Option in cash, by check or, if permitted by the Administrator, by shares of Common Stock having a fair market value on the date of the exercise equal to the purchase price or a combination thereof.

    In the event that a holder of a Grant (a "Grantee") ceases to be employed by the Company for any reason other than death, retirement or disability or such employee is terminated without cause, such Grants shall terminate upon the termination of his employment, unless extended by the Administrator. In the event of termination of employment due to death, retirement or disability of a Grantee or in the event such termination is without cause, the Administrator may allow the Grantee (or his estate) to exercise Options and SARs (to the extent exercisable on the date of termination of employment) at any time within one year after the date of such termination of employment. Restricted Shares held by a Grantee will vest upon the Grantee's death and all restrictions will thereupon lapse.

    1996 INCENTIVE PLAN

    In 1996 the Company introduced an incentive plan (the "1996 Incentive Plan") for its management personnel tied to the Company's and each operating unit's annual budget as approved each year by the Compensation Committee of the Board. The 1996 Incentive Plan matrix provides for an annual bonus of up to 70% of the employee's base salary if the Company or its relevant operating unit achieves 110% of budget. Fifty percent of the bonus is payable solely based on performance of the Company or the relevant operating unit and the remainder is payable upon the achievement by the employee of his or her individual objectives in the discretion of the Chief Executive Officer of the Company or the President of the relevant operating unit.

    401(k) RETIREMENT PLAN

    Effective April 1992, the Company adopted the Lincoln National Life Insurance Company Non-Standardized 401(k) Salary Reduction Plan and Trust Prototype Plan (the "401(k)"). The 401(k) allows employees as participants to defer, on a pre-tax basis, a portion of their salary and accumulate tax deferred earnings, plus interest, as a retirement fund. There may be employer matching contributions made under this 401(k) which vest according to a specified schedule, within six years of service. The full amount vested in a participant's account will be distributed to a participant following termination of employment, normal retirement or in the event of disability or death.

DIRECTORS' COMPENSATION

    The directors of the Company do not receive annual fees or fees for attending meetings of the Board of Directors or committees thereof. However, they are reimbursed for out-of-pocket expenses.

LIMITATION ON DIRECTOR LIABILITY AND INDEMNIFICATION

    Pursuant to the Certificate, and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

                       PRINCIPAL AND SELLING STOCKHOLDERS

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following chart provides information as to the beneficial ownership of Common Stock as of March 31, 1997, as adjusted to give effect to the Recapitalization (see "Description of Capital Stock--The Recapitalization") and the application of the proceeds of the Offering, by: (i) each director and Named Executive Officer; (ii) directors and executive officers of the Company as a group; and (iii) each person known to the Company to be the beneficial owner of 5% or more of Common Stock.

                                                                                         PERCENTAGE OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                                     AMOUNT            BEFORE OFFERING
-----------------------------------------------------------------  ------------------  -----------------------
Nassau Capital Partners L.P......................................         840,808(1)               33.0%
  22 Chambers Street
  Princeton, NJ 08542
Jonathan A. Sweemer..............................................         840,808(2)               33.0%
  22 Chambers Street
  Princeton, NJ 08542
DSV Partners, IV.................................................         493,440                  19.3%
  1920 Main St., Suite 820
  Irvine, CA 92614
James R. Bergman.................................................         493,440(3)               19.3%
  1920 Main St., Suite 820
  Irvine, CA 92614
Brantley Venture Partners II, L.P................................         490,926                  19.2%
  20600 Chagrin Blvd., Suite 1150
  Cleveland, Ohio 44122
Paul H. Cascio...................................................         490,926(4)               19.2%
  20600 Chagrin Blvd., Suite 1150
  Cleveland, OH 44122
Electra Investment Trust P.L.C...................................         454,721(5)               17.8%
  65 Kings Way
  London, England WC2B6QT
R. Jack DeCrane..................................................         131,521(6)                5.0%
  155 Montrose West Avenue, Suite 210
  Copley, Ohio 44321
R. G. MacDonald..................................................          53,878(7)                2.1%
  2361 Rosecrans Avenue, Suite 180
  El Segundo, California 90245
Robert A. Rankin.................................................          18,220(8)              *
  2361 Rosecrans Avenue, Suite 180
  El Segundo, California 90245
Charles H. Becker................................................          14,178(9)              *
  2201 Rosecrans Avenue
  El Segundo, California 90245
Roger L. Keller..................................................           8,507(10)             *
  13701 Excelsior Drive
  Santa Fe Springs, California 90670-5176
All directors and executive officers as a group (eight
  persons).......................................................       2,051,478(11)              76.2%

                                                                     PERCENTAGE OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                                   AFTER OFFERING
-----------------------------------------------------------------  -----------------------
Nassau Capital Partners L.P......................................              16.0%
  22 Chambers Street
  Princeton, NJ 08542
Jonathan A. Sweemer..............................................              16.0%
  22 Chambers Street
  Princeton, NJ 08542
DSV Partners, IV.................................................               9.4%
  1920 Main St., Suite 820
  Irvine, CA 92614
James R. Bergman.................................................               9.4%
  1920 Main St., Suite 820
  Irvine, CA 92614
Brantley Venture Partners II, L.P................................               9.3%
  20600 Chagrin Blvd., Suite 1150
  Cleveland, Ohio 44122
Paul H. Cascio...................................................               9.3%
  20600 Chagrin Blvd., Suite 1150
  Cleveland, OH 44122
Electra Investment Trust P.L.C...................................               8.7%
  65 Kings Way
  London, England WC2B6QT
R. Jack DeCrane..................................................               2.5%
  155 Montrose West Avenue, Suite 210
  Copley, Ohio 44321
R. G. MacDonald..................................................               1.0%
  2361 Rosecrans Avenue, Suite 180
  El Segundo, California 90245
Robert A. Rankin.................................................             *
  2361 Rosecrans Avenue, Suite 180
  El Segundo, California 90245
Charles H. Becker................................................             *
  2201 Rosecrans Avenue
  El Segundo, California 90245
Roger L. Keller..................................................             *
  13701 Excelsior Drive
  Santa Fe Springs, California 90670-5176
All directors and executive officers as a group (eight
  persons).......................................................              38.0%

------------------------
 * Less than 1%

 (1) Includes 5,174 shares held by NAS Partners I L.L.C., an affiliate of Nassau Capital Partners, L.P.

 (2) Represents 835,634 shares held by Nassau Capital Partners, L.P. and 5,174 shares held by NAS Partners I L.L.C., affiliates of Mr. Sweemer.

 (3) Represents shares held by DSV of which Mr. Bergman is a general partner.

 (4) Represents shares held by Brantley of which Mr. Cascio is a general partner of the general partner.

 (5) Includes 46,412 shares held by Electra Associates, Inc., an affiliate of Electra Investment Trust P.L.C.

 (6) Includes 65,221 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 31, 1997.

 (7) Includes 45,371 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 31, 1997.

 (8) Includes 13,966 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 31, 1997.

 (9) Includes 8,507 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 31, 1997.

(10) Includes 8,507 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 31, 1997.

(11) Includes 141,572 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 31, 1997.

SELLING STOCKHOLDERS

    The following table sets forth information regarding the stockholder selling shares of Common Stock as part of the Offering (the "Selling Stockholder"). These shares will be acquired by the exercise of outstanding warrants to purchase Common Stock prior to the consummation of the Offering as part of the Recapitalization. See "Description of Capital Stock--The Recapitalization."

                                                                                                       OWNERSHIP OF
                                                                                                       COMMON STOCK
                                                     OWNERSHIP OF COMMON STOCK PRIOR TO                  AFTER THE
                                                                THE OFFERING              NUMBER OF      OFFERING
                                                     ----------------------------------    SHARES     ---------------
                                                        NUMBER OF       PERCENTAGE OF      OFFERED       NUMBER OF
NAME                                                     SHARES           OWNERSHIP        HEREBY         SHARES
---------------------------------------------------  ---------------  -----------------  -----------  ---------------
Banc One Capital Partners, L.P.....................        97,423               3.8%         97,423         --


                                                       PERCENTAGE OF
NAME                                                     OWNERSHIP
---------------------------------------------------  -----------------
Banc One Capital Partners, L.P.....................         --

    ING and Provident have granted the underwriters a 30-day option to purchase up to 84,535 shares solely to cover over-allotments. Prior to the consummation of the Offering, ING and Provident beneficially owned 116,571 shares (4.4%) and 38,857 shares (1.5%), respectively, of the Common Stock (including shares which may be acquired upon exercise of the Lender Warrants). If the over-allotment option is exercised in full, ING and Provident will sell 63,401 and 21,134 shares, respectively, and will beneficially own 53,170 (1.0%) and 17,723 (.3%), respectively, of the Common Stock (including shares which may be acquired upon exercise of the Lender Warrants).

                              CERTAIN TRANSACTIONS

SHAREHOLDERS AGREEMENT

    Pursuant to the Fourth Amended and Restated Shareholders Agreement dated September 18, 1996, as amended on January 10, 1997 (as amended, the "Shareholders Agreement") among the Company, Nassau, Electra, Brantley, DSV and certain other parties and subject to election by the Company's stockholders, Nassau, Brantley and DSV each have the right to nominate a representative to serve as a director so long as the relevant stockholder owns at least 5% of the Common Stock (including Common Stock which may be acquired upon exercise of warrants). Following completion of the Offering, Nassau, Brantley and DSV will beneficially own 16.0%, 9.3% and 9.4%, respectively, of the issued and outstanding Common Stock. The Shareholders Agreement also provides that Mr. DeCrane may nominate a director for election by the Company's stockholders for so long as he is the Chief Executive Officer of the Company.

ELECTRA SECURITIES PURCHASE AGREEMENT

    Pursuant to a Securities Purchase Agreement dated November 2, 1994 (the "Electra Securities Purchase Agreement") between the Company and Electra, the Company issued the Senior Subordinated Notes in the principal amount of $7.0 million and warrants to purchase 266,990 shares of Common Stock for $.035 per share. Such warrants expire on December 31, 2004 and contain certain rights to require the Company to repurchase them. Such warrants will be exercised in connection with the Recapitalization. See "Description of Capital Stock--The Recapitalization." In addition, the Electra Securities Purchase Agreement provided that Electra was to receive an advisory fee of $72,000 per annum. Electra was not a stockholder of the Company at the time it entered into the Electra Securities Purchase Agreement. In February 1996 the Electra Securities Purchase Agreement was amended to, among other things, waive certain covenants relating to the Senior Subordinated Notes, amend certain of Electra's rights to require the Company to repurchase the warrants held by it and increase Electra's advisory fee to $25,000 each calendar quarter.

SALES OF SECURITIES

    Pursuant to a Securities Purchase Agreement and related Warrant Agreement dated September 18, 1996 among the Company, Nassau and Electra, the Company issued to Nassau and Electra the Convertible Notes and warrants to purchase an aggregate of 49,079 shares of Common Stock (the "Note Warrants") for an aggregate purchase price of $3.0 million. The Company also sold to Nassau and Electra an aggregate of 750,000 shares of Series E Preferred Stock and issued warrants (the "Preferred Stock Warrants") to purchase an additional 49,079 shares of Common Stock for a purchase price of $3.0 million. Each share of Series E Preferred Stock has a liquidation preference of $4.00, provides for annual dividends of $.40 and is convertible into approximately .28357 shares of Common Stock. The Note Warrants and Preferred Stock Warrants are exercisable at $.035 per share and contain certain rights to require the Company to repurchase such warrants. All accrued but unpaid dividends will be cancelled and eliminated if the Offering is consummated by May 5, 1997. The Note Warrants and Preferred Stock Warrants expire on December 31, 2006. The Series E Preferred Stock will be exchanged for 212,678 shares of Common Stock in the Recapitalization. The Preferred Stock Warrants will be exercised in connection with the Recapitalization and the Note Warrants will be terminated in accordance with their terms. Prior to entering into the agreements to sell the Convertible Notes, the Note Warrants, the Series E Preferred Stock and the Preferred Stock Warrants to Nassau and Electra, the Company sought to obtain investments from unaffiliated third parties. The Company believes the transaction proposed by Nassau and Electra contained the most favorable terms available to it at the time. See "Description of Capital Stock--The Recapitalization."

    Pursuant to a Securities Purchase Agreement and related Warrant Agreements dated February 20, 1996 between the Company and Nassau, the Company issued to Nassau an aggregate of 2,000,000 shares of Series D Preferred Stock and certain warrants (the "Nassau Warrants") for an aggregate purchase price of $6.5 million. Each share of Series D Preferred Stock has a liquidation preference of $3.25, provides for annual dividends of $.325 and is convertible into approximately .28357 shares of Common Stock. All accrued but unpaid dividends will be cancelled and eliminated if the Offering is consummated by May 5, 1997. The Series D Preferred Stock will be exchanged for 567,140 shares of Common Stock in the Recapitalization. Nassau was not a stockholder of the Company at the time it purchased the Series D Preferred Stock and Nassau Warrants. See "Description of Capital Stock--The Recapitalization." The Company has agreed to exchange the Nassau Warrants for 99,250 shares of Common Stock in the Recapitalization. The Nassau Warrants entitle the holders to purchase until December 31, 2003 for $.035 per share (i) up to 55,605 shares of Common Stock commencing December 31, 1997, (ii) an additional 55,605 shares of Common Stock commencing December 31, 1998, and (iii) an additional 83,408 shares of Common Stock commencing December 31, 1999; provided, however, that if the Company consummates a registered underwritten public offering pursuant to which the fully diluted common equity of the Company has a value in excess of certain specified amounts, the Nassau Warrants which become exercisable after the consummation of such public offering terminate. The Nassau Warrants further provide that commencing on December 31, 2000 the holders can require the Company to repurchase the Nassau Warrants for a price based upon a formula.

    Pursuant to a Securities Purchase Agreement dated February 9, 1996 among the Company, R.G. MacDonald, Charles H. Becker, Robert A. Rankin and John Hinson, an officer of the Company, the Company sold an aggregate of 75,000 shares of Series C Preferred Stock for a purchase price of $1.50 per share. Each share of Series C Preferred Stock has a liquidation preference of $1.50, provides for annual dividends of $.15 and is convertible into approximately .28357 shares of Common Stock. All accrued but unpaid dividends will be cancelled and eliminated if the Offering is consummated by May 5, 1997. Such Series C Preferred Stock will be exchanged for 21,268 shares of Common Stock in the Recapitalization. See "Description of Capital Stock--The Recapitalization."

    Pursuant to a Share Purchase Agreement dated November 2, 1994 among the Company and Electra, DSV, Brantley and certain other parties the Company issued an aggregate of 271,471 shares of Series C Preferred Stock for $1.50 per share. All accrued but unpaid dividends will be cancelled and eliminated if the Offering is consummated by May 5, 1997. The Series C Preferred Stock will be exchanged for 76,981 shares of Common Stock in the Recapitalization. See "Description of Capital Stock--The Recapitalization."

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

THE RECAPITALIZATION

    On February 19, 1997, the Company, formerly an Ohio corporation, was incorporated in the State of Delaware. Each outstanding share of common stock and preferred stock, as well as all warrants and options, were exchanged for substantially similar securities of the Delaware corporation.

    All of the Company's existing stockholders have approved a Recapitalization of the Company, effective concurrently with the consummation of the Offering, which includes: (i) the conversion of all outstanding shares of Series A, B, C, D and E Convertible Preferred Stock (the "Existing Preferred Stock") into Common Stock; and (ii) the exercise or exchange of all warrants, other than the Lender Warrants and those which are cancelled pursuant to their terms by the Offering. In addition, as part of the Recapitalization the Company has effected a 3.53 for one reverse stock split.

    The following table sets forth each of the securities of the Company outstanding prior to the Recapitalization and the securities into which they will be converted in the Recapitalization.

             PRE-RECAPITALIZATION (1)                             POST-RECAPITALIZATION (2)
---------------------------------------------------  ---------------------------------------------------
                                         NUMBER OF                                            NUMBER OF
                                         SHARES OR                                            SHARES OR
SECURITY                                 WARRANTS    SECURITY                                 WARRANTS
--------------------------------------  -----------  --------------------------------------  -----------
Common Stock..........................      301,840  Common Stock..........................       85,593
Series A-E Preferred Stock............    6,847,705  Common Stock..........................    1,941,804
Warrants to Purchase Preferred
  Stock...............................       52,784  Common Stock..........................       10,206
Warrants to Purchase
    Common Stock(3)...................    2,649,419  Common Stock..........................      514,087
Lender Warrants.......................      250,000  Lender Warrants.......................       70,893

------------------------------

(1) Prior to a 3.53 to 1 reverse stock split which was effective March 25, 1997.

(2) Reflects the cancellation of certain warrants which will be cancelled upon consumation of the Offering, but does not give effect to the sale of Common Stock by the Company in the Offering.

(3) Excludes the Lender Warrants.

    Following the Recapitalization, and giving effect to the cancellation of warrants which will be cancelled upon consummation of the Offering but not giving effect to the sale of Common Stock by the Company, there will be 2,551,690 shares of Common Stock, warrants to purchase 70,893 shares of Common Stock and no shares of preferred stock outstanding. In connection with the Recapitalization, certain of the Company's existing shareholders and the holders of the warrants have agreed, effective immediately prior to the effectiveness of the Offering, to waive a number of rights under the agreements by which such shareholders and holders of the warrants acquired such rights from the Company. The effect of such waivers would be to release the Company from certain dividend payment requirements, voting requirements and certain other rights granted to such shareholders and such holders of the warrants pursuant to their respective agreements with the Company, as well as eliminating certain negative and affirmative covenants contained therein. In connection with the Recapitalization, the Company entered into the Registration Rights Agreement with such shareholders and warrant holders providing such shareholders and warrant holders with certain demand and piggyback registration rights with respect to the Common Stock. See "Description of Capital Stock--Registration Rights."

COMMON STOCK

    As of March 31, 1997, after giving effect to the Recapitalization and giving effect to the cancellation of warrants which will be cancelled upon consummation of the Offering but not giving effect to the sale of Common Stock by the Company in the Offering, there were 2,551,690 shares of Common Stock outstanding and held of record by 15 stockholders. An additional 425,894 shares were reserved for issuance upon exercise of all outstanding options and warrants. Each holder of Common Stock is entitled to one vote for each share held and does not have cumulative voting rights. See "Description of Capital Stock--Warrants."

    The holders of the Common Stock are entitled to elect all of the directors, subject to the rights of certain stockholders and lenders under the Shareholders Agreement to nominate candidates and subject to relevant rights (if any) of the holders of any outstanding Undesignated Preferred Stock. The Common Stock is not convertible into any other security. See "Certain Transactions--Shareholders Agreement."

    Subject to preferences that may be applicable to any then outstanding Preferred Stock and to the restrictions on payments of dividends imposed by the Company's debt agreements, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of preferred stock. The Common Stock has no preemptive or other subscription rights. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    The Company is authorized to issue up to 10,000,000 shares of Undesignated Preferred Stock, none of which was issued as of March 31, 1997. The Board, without further action by the holders of Common Stock, may issue shares of Undesignated Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of Undesignated Preferred Stock. The Board, without further approval of the holders of Common Stock, may issue shares of Undesignated Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock. The issuance of shares of Undesignated Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate action.

WARRANTS

    Pursuant to Warrant Agreements dated September 18, 1996 the Company issued the Lender Warrants. The Lender Warrants entitle the holders to purchase 70,893 shares of Common Stock for $14.11 per share and expire on September 18, 2006. In the event the Company pays a dividend or makes a distribution on the Common Stock, the holders of the Lender Warrants will be entitled to participate in such dividend or distribution as if they had exercised the Lender Warrants immediately prior thereto. The holders of the Lender Warrants have certain rights to require the Company to redeem the Lender Warrants or repurchase the Common Stock issued upon exercise thereof and the Company has certain rights to redeem the Lender Warrants or repurchase the Common Stock issued upon exercise thereof. The holder's rights to require the Company to redeem such warrants and the Company's rights to redeem such warrants will expire upon the consummation of this Offering (although such rights may revive under certain limited circumstances).

REGISTRATION RIGHTS

    Pursuant to the Registration Rights Agreement certain stockholders may, following the expiration of a 180-day lock-up period, require the Company to use its best efforts to register such holders' Company securities (including the Common Stock) under the Securities Act, in each case pursuant to the procedures and subject to restrictions specified in the Registration Rights Agreement.

    Each party to the Registration Rights Agreement may require the Company to file one registration statement to register securities owned by it for a four-year period (subject to extension under certain limited circumstances). In general, the Company is not required to effect the registrations described above more than once in any 12 month period or, if the Company intends in good faith to file a registration statement pertaining to an underwritten public offering by the Company, within 90 days. Also, the Company is not obligated to file more than four registration statements, provided that if the Company effects a registration at the request of a stockholder, no further demand by any other party to such agreement may be made for a period of at least nine months.

    In addition to the registration rights described above, following the expiration of the 180-day lock-up period, each holder which is a party to the Registration Rights Agreement may cause the Company to use its best efforts to include such holder's Common Stock in any of the Company's registered offerings ("piggyback offerings") of its Common Stock (other than under Forms S-4 and S-8 of the Securities Act, or under other forms not available for registering sales to the public) (subject to reduction to the extent that the managing underwriter, if any, is of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein). The Registration Rights Agreement provides that the Company is to bear the expenses of registrations described above, other than expenses consisting of underwriting discounts and commissions applicable to securities sold by holders.

    The Registration Rights Agreement also restricts the transfer of certain shares of Common Stock held by the stockholders party to such agreement prior to the registration and sale (or other registered disposition) of such Common Stock under the Securities Act.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

CERTAIN CERTIFICATE AND BYLAW PROVISIONS AND DELAWARE GENERAL CORPORATION LAW
  SECTION 203

    The provisions of the Company's Certificate and the Bylaws and the provisions of Delaware law summarized in the succeeding paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD. The Certificate provides that the Board will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board will be elected each year. Currently, the size of the Board is fixed at five members, who are divided into three classes serving staggered three-year terms. However, the Company is presently evaluating other director candidates and anticipates that two additional independent, non-management directors will be added to the Board upon the closing of the Offering or as soon thereafter as practicable. The classified board provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and the stockholders. The Certificate also provides that a director may not be removed from office unless for cause and the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock (including any warrants with voting rights) entitled to vote.

    MERGERS AND SALES OF ASSETS. The Certificate provides that except as provided in Section 203 of the General Corporation Law of the State of Delaware (the "GCLSD") any merger or sale of substantially all of the assets of the Company which has not been approved by at least two-thirds of the Board must be approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock (including any warrants with voting rights) entitled to vote. Such provision may have the effect of preventing a merger or sale of substantially all the Company's assets that a stockholder might consider to be in such stockholder's best interest, including those which might result in a premium over the market price for the shares held by stockholders.

    LIMITATIONS ON STOCKHOLDER ACTION BY WRITTEN CONSENT. Effective upon consummation of the Offering the Certificate will prohibit stockholder action by written consent in lieu of a meeting, and will provide that stockholder action can be taken only at an annual or special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called by the Board, the Chairman of the Board, the Chief Executive Officer or President of the Company.

    ADVANCED NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Subject to the rules and regulations of the Securities and Exchange Commission regarding the solicitation of proxies, the Bylaws establish certain advance notice procedures with regard to stockholder proposals and the nomination, other than by the direction of the Board or a committee thereof, of candidates for election as directors. The Company may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

    AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE AND BYLAWS. The Certificate provides that the affirmative vote of the holders of at least
66 2/3% of the outstanding shares of capital stock of the Company (including any warrants with voting rights) then entitled to vote on the matter is required to amend certain provisions of the Certificate, including those provisions relating to the classification of the Board of Directors; the filling of vacancies on the Board; removal of directors; the calling of special meetings of stockholders; the prohibition of stockholder action without a meeting; indemnification of directors, officers and others; the limitation on liability of directors; the approval of any merger or sale of substantially all of the assets of the Company which has not been approved by at least two-thirds of the Board; the Amendment of the Bylaws; and the supermajority voting requirements in the Certificate. The Certificate further provides that the Bylaws may be amended by the Board, except with respect to the authorized number of directors, or by an affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding shares of capital stock of the Company (including any warrants with voting rights) then entitled to vote on the matter. These voting requirements will have the effect of making more difficult any amendment by stockholders, even if a majority of the Company's stockholders believe that such amendment would be in its best interests.

    DELAWARE GENERAL CORPORATION LAW SECTION 203.  The Company is subject to
Section 203 of the GCLSD, which imposes restrictions on "business combinations" (as defined therein) with interested stockholders (being any person who acquired 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested stockholder, unless: (i) before such person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date on which such person became an interested stockholder, the business combination is approved by the Board and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the Company not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Company's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers.

    VESTING OF MANAGEMENT RIGHTS UPON CERTAIN ACQUISITIONS. The terms of stock option agreements between the Company and certain members of management provide that all unvested options granted thereunder will vest upon either: (i) the acquisition by any one purchaser or group of more than 50% of the voting power of the stock of the Company; (ii) a replacement during any 12 month period of a majority of the Board (whose appointment is not endorsed by a majority of the Board prior to the date of such appointment); or (iii) the acquisition of assets having more than one-third of the total fair market value of the assets of the Company by any person or group of persons (a "Change of Control"). As of March 31, 1997, options to purchase an aggregate of 220,529 shares of Common Stock were unvested and subject to vesting upon a Change of Control, including options to purchase 60,968, 22,686, 21,197, 26,656 and 25,521 shares of Common Stock, by Messrs. DeCrane, MacDonald, Rankin, Keller and Becker, respectively.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Of the 5,251,690 shares of Common Stock to be outstanding after the Offering, 3,338,948 shares will be available for resale in the public market without restriction immediately following the Offering if held by holders who are not "affiliates" of the Company (as defined in the Securities Act). All of the remaining shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act. These restricted securities were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. After expiration of the 180-day lock-up period following the Offering pursuant to agreements with the Underwriters: (i) all restricted securities will be available for resale pursuant to limitations of Rule 144; and (ii) the Company, pursuant to its Certificate, may authorize the issuance of additional shares of Common Stock and shares of one or more series of voting preferred stock. The issuance of additional shares of capital stock could result in the dilution of the voting power of the shares of Common Stock purchased in the Offering. In addition, following the expiration of the 180-day lock-up period, pursuant to the Registration Rights Agreement, certain stockholders have the right, subject to the terms and conditions of the Registration Rights Agreement, to require the Company to: (i) effect (in the aggregate) up to four registrations under the Securities Act covering all or any portion of the shares of Common Stock held by such stockholders, provided that if the Company effects a registration at the request of a stockholder, no further demand may be made by any stockholder for a period of at least nine months; and (ii) include all or any portion of such stockholders' shares of Common Stock in any proposed registration by the Company of shares of Common Stock (subject to reduction to the extent that the managing underwriter, if any, is of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein).

    Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop, or if developed, will be sustained after the completion of the Offering. Factors such as announcements concerning the Company or its competitors, investor perception of the Company, fluctuations in the Company's operating results and general market conditions may cause the market price of the Common Stock to fluctuate significantly. Sales of a substantial number of shares of Common Stock in the public market after the Offering, or the expectation that such sales could occur, could adversely affect the market price of the Common Stock and the Company's ability to raise capital through a subsequent offering of securities.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") have severally agreed to purchase and the Company has agreed to sell to them, severally, the aggregate number of shares of Common Stock set forth opposite their respective names.

                                                               NUMBER OF
UNDERWRITER                                                     SHARES
------------------------------------------------------------  -----------
Schroder Wertheim & Co. Incorporated........................      858,712
Dillon, Read & Co. Inc......................................      858,711
Bear, Stearns & Co. Inc.....................................       60,000
Alex. Brown & Sons Incorporated.............................       60,000
BT Securities Corporation...................................       60,000
Donaldson, Lufkin & Jenrette Securities Corporation.........       60,000
A. G. Edwards & Sons, Inc...................................       60,000
Goldman, Sachs & Co.........................................       60,000
Lazard Freres & Co. LLC.....................................       60,000
Lehman Brothers Inc.........................................       60,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       60,000
Oppenheimer & Co. Inc.......................................       60,000
Prudential Securities Incorporated..........................       60,000
Smith Barney Inc............................................       60,000
Arnhold and S. Bleichroeder, Inc............................       30,000
Cowen & Company.............................................       30,000
Gabelli & Company, Inc......................................       30,000
Gruntal & Co., Incorporated.................................       30,000
Janney Montgomery Scott Inc.................................       30,000
C.L. King & Associates, Inc.................................       30,000
The Ohio Company............................................       30,000
Ragen Mackenzie Incorporated................................       30,000
The Robinson-Humphrey Company, Inc..........................       30,000
Sanders Morris Mundy Inc....................................       30,000
Scott & Stringfellow, Inc...................................       30,000
Wheat, First Securities, Inc................................       30,000
                                                              -----------
    Total...................................................    2,797,423
                                                              -----------
                                                              -----------

    The Underwriting Agreement provides that the several Underwriters are obligated, subject to the approval of certain legal matters by their counsel and certain other conditions, to purchase all the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below), if any are purchased. Schroder Wertheim & Co. Incorporated and Dillon, Read & Co. Inc., as representatives of the several Underwriters (the "Representatives"), have advised the Company that the Underwriters propose to offer the shares to the public at the initial public offering price set forth on the cover page of this Prospectus; that the Underwriters propose initially to allow a concession not in excess of $0.47 per share to certain dealers, including the Underwriters; that the Underwriters and such dealers may initially allow a discount of not in excess of $0.10 per share to other dealers; and that the initial public offering price and the concession and discount to dealers may be changed by the Representatives after the initial public offering.

    The Company and certain Selling Stockholders, including ING, have granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of the Underwriting Agreement, to purchase up to an additional 419,613 shares of Common Stock, at the initial public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise the option only to cover over-allotments, if any, in the sale of shares of Common Stock in the Offering. To the extent that the Underwriters exercise this option, each Underwriter shall be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such Underwriter's initial commitment. If the option is exercised, the first 84,535 shares will be purchased from certain Selling Stockholders and the remaining shares will be purchased from the Company. The Representatives have also agreed to pay a fee of $23,498 to ING Baring (U.S.) Securities, Inc., an affiliate of ING.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Company, certain management stockholders, directors and certain other stockholders (including ING and Provident in the event the over-allotment option is not exercised with respect to their shares) have agreed not to offer to sell, sell, grant any option to purchase or otherwise dispose of any shares of Common Stock, subject to certain exceptions, for a period of 180 days after the date of this Prospectus without the prior written consent of Schroder Wertheim & Co. Incorporated.

    Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the Company's results of operations and financial condition, the prospects for the Company and for the industry in which the Company operates, the Company's capital structure and prevailing conditions in the securities market.

    The Representatives have informed the Company that the Underwriters do not intend to confirm shares to accounts over which they exercise discretionary authority in excess of 5% of the total number of shares offered hereby.

    In order to facilitate the Offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The shares of Common Stock are being offered in accordance with the provisions of the National Association of Securities Dealers, Inc. Conduct Rules, Rule 2710, paragraph (c)(8). Certain proceeds of the Offering will be used to repay amounts owing under the Senior Revolver and the Senior Notes, for which ING acts as managing agent and as a lender. ING, which is an affiliate of ING Baring (U.S.) Securities, Inc. (and also may be deemed to be an affiliate of Dillon, Read & Co. Inc.), will receive approximately $24.3 million of the net proceeds of the Offering (giving effect to the Underwriters' overallotment option) as a result of: (i) being a lender under the Senior Revolver; (ii) being a holder of Senior Notes; (iii) being a Selling Stockholder; and (iv) the Success Fee. Schroder Wertheim & Co. Incorporated has agreed to act as a qualified independent underwriter (as defined in the National Association of Securities Dealers, Inc. Conduct Rules) for the Offering and has agreed to assume the responsibilities of acting as a qualified independent underwriter in pricing the Offering and in conducting due diligence.

                                 LEGAL MATTERS

    The validity of the Common Stock offered by this Prospectus and certain other legal matters is being passed on for the Company by Spolin & Silverman, Santa Monica, California. Certain legal matters will be passed upon for the Underwriters by Milbank, Tweed, Hadley & McCloy, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the financial statements of Aerospace Display Systems as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by its independent auditors and quarterly reports containing unaudited interim financial information for the first three quarters of each year.

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Act for registration of the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to do not purport to be complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each statement shall be deemed qualified by this reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the Commission's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

  Report of Independent Accountants.......................................   F-2

  Consolidated Balance Sheets as of December 31, 1995 and 1996............   F-3

  Consolidated Statements of Operations for the years ended December 31,
    1994, 1995 and 1996...................................................   F-4

  Consolidated Statements of Stockholders' Equity (Deficit) for the years
    ended December 31, 1994, 1995 and 1996................................   F-5

  Consolidated Statements of Cash Flows for the years ended December 31,
    1994, 1995 and 1996...................................................   F-6

  Notes to Consolidated Financial Statements..............................   F-7

AEROSPACE DISPLAY SYSTEMS (A DIVISION OF ALLARD INDUSTRIES, INC.)

  Report of Independent Accountants.......................................  F-43

  Balance Sheets as of December 31, 1994 and 1995 and September 18, 1996
    (Unaudited)...........................................................  F-44

  Statements of Income for the years ended December 31, 1993, 1994 and
    1995, the nine months ended September 30, 1995 (Unaudited) and the period from January 1 to September 18, 1996 (Unaudited)...............  F-45

  Statements of Changes in Owner's Net Investment for the years ended
    December 31, 1993, 1994 and 1995 and the period from January 1 to
    September 18, 1996 (Unaudited)........................................  F-46

  Statements of Cash Flows for the years ended December 31, 1993, 1994 and
    1995, the nine months ended September 30, 1995 (Unaudited), and the period from January 1 to September 18, 1996 (Unaudited)...............  F-47

  Notes to Financial Statements...........................................  F-48

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
DeCrane Aircraft Holdings, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of DeCrane Aircraft Holdings, Inc. and its subsidiaries at December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Cleveland, Ohio
March 7, 1997, except for the
  reverse stock split described
  in Note 1, which is as of
  March 25, 1997

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,       DECEMBER 31, 1996
                                                              --------------------     PRO FORMA FOR
                                                                1995       1996      RECAPITALIZATION
                                                              ---------  ---------  -------------------
                                                                                        (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................  $     305  $     320       $     320
  Accounts receivable, net..................................      8,792     13,185          13,185
  Inventories...............................................     14,116     19,573          19,573
  Prepaid expenses and other current assets.................        362        812             812
                                                              ---------  ---------        --------
    Total current assets....................................     23,575     33,890          33,890
Property and equipment, net.................................      7,387     12,187          12,187
Other assets, principally intangibles, net..................      5,367     23,189          23,189
                                                              ---------  ---------        --------
    Total assets............................................  $  36,329  $  69,266       $  69,266
                                                              ---------  ---------        --------
                                                              ---------  ---------        --------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Short-term borrowings.....................................  $     911  $   1,974       $   1,974
  Current portion of long-term obligations to unaffiliated
    lenders.................................................      1,612      3,004           3,004
  Convertible subordinated notes payable to related
    parties.................................................         --      2,922           2,922
  Accounts payable..........................................      5,079      7,420           7,420
  Accrued expenses..........................................      3,046      7,241           7,241
  Income taxes payable......................................        344        843             843
                                                              ---------  ---------        --------
    Total current liabilities...............................     10,992     23,404          23,404
                                                              ---------  ---------        --------
Long-term liabilities
  Long-term obligations
    Unaffiliated lenders....................................     16,316     28,323          28,323
    Related parties.........................................      5,833      6,027           6,027
  Deferred income taxes.....................................      3,110      3,312           3,312
  Minority interests........................................        142         85              85
                                                              ---------  ---------        --------
    Total long-term liabilities.............................     25,401     37,747          37,747
                                                              ---------  ---------        --------
Commitments and contingencies (Note 17)
Mandatorily redeemable common stock warrants................      1,633      6,879           1,426
                                                              ---------  ---------        --------
Stockholders' equity (deficit)
  Cumulative convertible preferred stock, no par value ($.01 par value as of February 19, 1997); 4,804,018 shares
    authorized as of December 31, 1995, 8,304,018 shares as
    of December 31, 1996; 4,022,705 shares issued and
    outstanding as of December 31, 1995 and 6,847,705 shares
    as of December 31, 1996 (none on a pro forma basis).....      5,549     13,850          --
  Undesignated preferred stock, $.01 par value, 10,000,000
    shares initially authorized as of February 19, 1997;
    none issued and outstanding.............................     --         --              --
  Common stock, no par value; 2,268,560 shares authorized as of December 31, 1995 and 4,253,550 shares as of December
    31, 1996; 85,593 shares issued and outstanding as of
    December 31, 1995 and December 31, 1996 (none on a pro
    forma basis)............................................         58        216          --
  Common stock, $.01 par value; 9,924,950 shares authorized
    as of February 19, 1997; 2,551,690 shares issued and
    outstanding.............................................     --         --                  26
  Additional paid-in capital................................     --         --              18,632
  Accumulated deficit.......................................     (7,807)   (12,951)        (12,090)
  Foreign currency translation adjustment...................        503        121             121
                                                              ---------  ---------        --------
    Total stockholders' equity (deficit)....................     (1,697)     1,236           6,689
                                                              ---------  ---------        --------
      Total liabilities and stockholders' equity
        (deficit)...........................................  $  36,329  $  69,266       $  69,266
                                                              ---------  ---------        --------
                                                              ---------  ---------        --------

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                   1994       1995       1996
                                                                                 ---------  ---------  ---------
Revenues.......................................................................  $  47,092  $  55,839  $  65,099
Cost of sales..................................................................     36,407     43,463     49,392
                                                                                 ---------  ---------  ---------
    Gross profit...............................................................     10,685     12,376     15,707
                                                                                 ---------  ---------  ---------

Operating expenses
  Selling, general and administrative expenses.................................      7,716      9,426     10,904
  Amortization of intangible assets............................................      1,209      1,115        709
  Gain on litigation settlement, net...........................................     --         --           (157)
                                                                                 ---------  ---------  ---------
    Total operating expenses...................................................      8,925     10,541     11,456
                                                                                 ---------  ---------  ---------
Income from operations.........................................................      1,760      1,835      4,251

Other expenses (income)
  Interest expense
    Unaffiliated lenders.......................................................      2,947      2,628      2,807
    Related parties............................................................        297      1,193      1,441
  Other expenses (income)......................................................        324        297        (85)
  Minority interests...........................................................          8         85        193
                                                                                 ---------  ---------  ---------
Loss before provision for income taxes and extraordinary item..................     (1,816)    (2,368)      (105)
Provision for income taxes.....................................................       (613)    (1,078)      (712)
                                                                                 ---------  ---------  ---------
Loss before extraordinary item.................................................     (2,429)    (3,446)      (817)
Extraordinary loss from debt refinancing.......................................       (264)    --         --
                                                                                 ---------  ---------  ---------
Net loss.......................................................................     (2,693)    (3,446)      (817)
Adjustment to redemption value of mandatorily redeemable common stock
  warrants.....................................................................        189        696     (4,320)
Cumulative convertible preferred stock dividends...............................       (387)      (557)    (1,220)
                                                                                 ---------  ---------  ---------
Net loss applicable to common stockholders.....................................  $  (2,891) $  (3,307) $  (6,357)
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

Pro forma net loss per common share (Unaudited)................................                        $    (.31)
                                                                                                       ---------
                                                                                                       ---------

Pro forma weighted average number of common shares outstanding (Unaudited).....                            2,659
                                                                                                       ---------
                                                                                                       ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    CUMULATIVE         COMMON STOCK                          FOREIGN
                                                    CONVERTIBLE  ------------------------                   CURRENCY
                                                     PREFERRED    NUMBER OF                 ACCUMULATED    TRANSLATION
                                                       STOCK       SHARES       AMOUNT        DEFICIT      ADJUSTMENT      TOTAL
                                                    -----------  -----------  -----------  -------------  -------------  ---------
Balance, December 31, 1993........................   $  --           83,324    $      57    $    (2,520)    $    (155)   $  (2,618)
Reclassification of mandatorily redeemable
  cumulative convertible preferred stock..........       5,168       --           --            --             --            5,168
Net loss..........................................      --           --           --             (2,693)       --           (2,693)
Adjustment to redemption value of mandatorily
  redeemable common stock warrants................      --           --           --                189        --              189
Issuance of cumulative convertible preferred
  stock, net......................................         381       --           --            --             --              381
Mandatorily redeemable common stock warrants
  issued pursuant to anti-dilution provisions.....      --           --           --                (33)       --              (33)
Stock option exercised............................      --            2,269            1        --             --                1
Translation adjustment............................      --           --           --            --                371          371
                                                    -----------  -----------       -----   -------------       ------    ---------
Balance, December 31, 1994........................       5,549       85,593           58         (5,057)          216          766
Net loss..........................................      --           --           --             (3,446)       --           (3,446)
Adjustment to redemption value of mandatorily
  redeemable common stock warrants................      --           --           --                696        --              696
Translation adjustment............................      --           --           --            --                287          287
                                                    -----------  -----------       -----   -------------       ------    ---------
Balance, December 31, 1995........................       5,549       85,593           58         (7,807)          503       (1,697)
Net loss..........................................      --           --           --               (817)       --             (817)
Adjustment to redemption value of mandatorily
  redeemable common stock warrants................      --           --           --             (4,320)       --           (4,320)
Issuance of cumulative convertible preferred
  stock, net......................................       8,301       --           --            --             --            8,301
Mandatorily redeemable common stock warrants
  issued pursuant to anti-dilution provisions.....      --           --           --                 (7)       --               (7)
Stock option compensation expense.................      --           --              158        --             --              158
Translation adjustment............................      --           --           --            --               (382)        (382)
                                                    -----------  -----------       -----   -------------       ------    ---------
Balance, December 31, 1996........................   $  13,850       85,593    $     216    $   (12,951)    $     121    $   1,236
                                                    -----------  -----------       -----   -------------       ------    ---------
                                                    -----------  -----------       -----   -------------       ------    ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                     YEAR ENDED DECEMBER 31,
                                                                                                 -------------------------------
                                                                                                   1994       1995       1996
                                                                                                 ---------  ---------  ---------
Cash flows from operating activities
  Net loss.....................................................................................  $  (2,693) $  (3,446) $    (817)
  Adjustments to reconcile net loss to net cash provided by (used for) operating activities
    Depreciation and amortization..............................................................      3,868      4,244      4,012
    Amortization of debt discount..............................................................        121        298        331
    Deferred income taxes......................................................................        521        867         88
    Minority interests in earnings of subsidiaries.............................................          8         85        193
    Extraordinary loss from debt refinancing...................................................        264     --         --
    Gain on sale of equipment..................................................................        (37)       (15)        (5)
    Changes in assets and liabilities
      Accounts receivable......................................................................     (1,549)     2,256     (3,069)
      Inventories..............................................................................     (1,381)    (2,962)    (2,665)
      Prepaid expenses and other assets........................................................        390        274         (3)
      Accounts payable.........................................................................       (973)    (1,004)     1,891
      Accrued expenses.........................................................................       (920)       682      2,477
      Income taxes payable.....................................................................         59        178        525
                                                                                                 ---------  ---------  ---------
          Net cash provided by (used for) operating activities.................................     (2,322)     1,457      2,958
                                                                                                 ---------  ---------  ---------

Cash flows from investing activities
  Purchase of net assets of Aerospace Display Systems..........................................     --         --        (11,693)
  Purchase of minority stockholder's interest..................................................     --         --         (5,207)
  Purchase of manufacturing facility...........................................................     --         --         (4,369)
  Purchase of net assets and stock of Elsinore Engineering Services and Elsinore Aerospace
    Services, Inc..............................................................................     --         --         (1,300)
  Capital expenditures.........................................................................     (1,016)    (1,203)    (1,452)
  Other, net...................................................................................         23       (259)         5
                                                                                                 ---------  ---------  ---------
          Net cash used for investing activities...............................................       (993)    (1,462)   (24,016)
                                                                                                 ---------  ---------  ---------

Cash flows from financing activities
  Financing of acquisitions
    Proceeds from issuance of cumulative convertible preferred stock and mandatorily redeemable
     common stock warrants, net................................................................     --         --          8,805
    Revolving line of credit borrowings........................................................     --         --          6,399
    Senior term loan borrowings................................................................     --         --          5,000
    Convertible subordinated note borrowings from related parties..............................     --         --          3,000
  Senior and senior subordinated term loan borrowings (including amounts allocated to
    mandatorily redeemable common stock warrants)..............................................     23,000     --         --
  Senior, senior subordinated and related party debt repaid....................................    (19,769)    --         --
  Net borrowings under revolving line of credit agreements.....................................      3,167      1,972      1,191
  Principal payments on capitalized lease and other long-term obligations......................     (1,024)    (1,665)    (2,001)
  Proceeds from issuance of cumulative convertible preferred stock, net........................        381     --            112
  Payment of deferred financing costs..........................................................     (2,670)    --           (851)
  Other, net...................................................................................        (57)      (266)      (604)
                                                                                                 ---------  ---------  ---------
          Net cash provided by financing activities............................................      3,028         41     21,051
                                                                                                 ---------  ---------  ---------
Effect of foreign currency translation on cash.................................................         82         33         22
                                                                                                 ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents...........................................       (205)        69         15
Cash and cash equivalents at beginning of period...............................................        441        236        305
                                                                                                 ---------  ---------  ---------
Cash and cash equivalents at end of period.....................................................  $     236  $     305  $     320
                                                                                                 ---------  ---------  ---------
                                                                                                 ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE BUSINESS

    DeCrane Aircraft Holdings, Inc. and subsidiaries (the "Company") is a manufacturer of avionics components and a provider of avionics systems integration services in certain niche markets of the commercial aircraft industry.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    Preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts on the consolidated balance sheets, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

RECAPITALIZATION

    In January and March 1997, the holders of certain securities agreed to a plan for the recapitalization of the Company (the "Recapitalization"). Completion of the Recapitalization is a condition to the consummation of the anticipated initial public offering (the "Offering") and, except for the reverse stock split described below, would be effective concurrent therewith.

    The Recapitalization provides for: (i) the conversion of all 6,847,705 shares of issued and outstanding cumulative convertible preferred stock into 1,941,804 shares of common stock; (ii) the cashless exercise and conversion of all 52,784 and 9,355 issued and outstanding Series B preferred stock warrants and common stock warrants, respectively, into a total of 16,585 shares of common stock; (iii) the cashless exercise of 508,497 mandatorily redeemable common stock warrants (the "Redeemable Warrants") into a total of 507,708 shares of common stock; (iv) the cancellation of 95,368 Redeemable Warrants; and (v) a 3.53-for-1 reverse stock split (effective March 25, 1997). All common share information set forth in the consolidated financial statements and notes thereto has been restated to reflect the reverse stock split.

    Redeemable Warrants exercisable into 208,968 common shares would remain after the Recapitalization. Of this amount, 138,075 Redeemable Warrants would be cancelled upon the consummation of the Offering and repayment of the Company's senior subordinated debt and convertible notes in accordance with the terms of the respective warrant agreements.

    On February 19, 1997, the Company reorganized as a Delaware corporation. In conjunction with the reorganization, the Company established a $.01 par value for its cumulative convertible preferred stock and common stock and increased the number of Common Shares and preferred shares authorized to 9,924,950 and 18,314,018 shares (which includes 10,000,000 shares of a newly designated series of preferred stock), respectively.

INVENTORIES

    Inventories are stated at the lower of cost or market, as determined under the first-in, first-out ("FIFO") method. Costs include materials, labor and manufacturing overhead.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from two to twenty years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or remaining lease term, whichever is less. Expenditures for maintenance and repairs are expensed as incurred. The cost of improvements are capitalized. Upon retirement or disposal, the cost and accumulated depreciation of property and equipment are reduced and any gain or loss is recorded in income or expense.

OTHER ASSETS

    Goodwill is amortized on a straight-line basis over periods ranging from 15 to 30 years. The covenants not to compete are amortized on a straight-line basis over five years. Other intangibles are amortized on a straight-line basis over their estimated useful lives, ranging from ten to twenty years. Revolving credit agreement deferred financing costs are amortized on a straight-line basis over the term of the agreement. Term debt deferred financing costs are amortized using the interest method over the terms of their respective agreements.

    The Company periodically evaluates goodwill to assess recoverability based upon expectations of future non-discounted operating cash flows related to the acquired businesses. Based upon the most recent analysis, the Company believes that no impairment of goodwill existed at December 31, 1995 or December 31, 1996.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"). SFAS 121 requires the Company to review long-lived assets and certain intangible assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. SFAS 121 also requires that long-lived assets and certain intangible assets to be disposed of be recorded at the lower of carrying value or fair value less disposal costs.

    SFAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995, and must be adopted on a prospective basis. The Company adopted SFAS 121 prospectively in the first quarter of 1996, the adoption of which had no impact on the consolidated financial statements.

DERIVATIVES

    The premium paid for an interest rate cap agreement is amortized to interest expense using the interest method of amortization over the term of the cap assurance period. The unamortized premium is classified as other current and long-term assets in the consolidated financial statements. Amounts receivable under the cap agreement are accrued as a reduction of interest expense.

    Market value gains and losses on forward foreign exchange contracts are recognized in the consolidated statements of operations.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    Deferred income taxes are determined using the liability method. A deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in the asset and/or liability for deferred taxes.

FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's U.K. and Swiss subsidiaries have been translated into U.S. dollars from their functional currencies, pounds sterling and Swiss francs, respectively, in the consolidated financial statements. Assets and liabilities have been translated at the exchange rate on the balance sheet date and income statement amounts have been translated at average exchange rates in effect during the period. The net translation adjustment is reflected as a component of stockholders' equity (deficit).

    Realized foreign currency exchange gains (losses) included in other expenses (income) in the consolidated statements of operations were $(361,000), $(314,000) and $71,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

STOCK OPTION PLAN

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 establishes a "fair value" method of accounting for the value of grants under stock based compensation plans. As permitted under SFAS 123, the Company will elect to continue to measure compensation expense related to the employee stock option plan utilizing the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB Opinion No. 25"). However, beginning in 1996, the Company has included in the notes to its consolidated financial statements the pro forma effect on its results of operations as if the fair value method of measuring compensation expense related to the employee stock option plan was utilized as described in SFAS 123.

REVENUE RECOGNITION

    Revenues from the sale of manufactured products, except for products manufactured under long-term contracts, are recorded when products are shipped. Revenues on long-term contracts are recognized using the percentage-of-completion method based on costs incurred to date compared with total estimated costs at completion. Unbilled accounts receivable were $81,000 and $465,000 at December 31, 1995 and 1996, respectively. Unbilled accounts receivable are expected to be billed during the succeeding twelve month period.

PRO FORMA LOSS PER COMMON SHARE (UNAUDITED)

    The Company's historical capital structure is not indicative of its prospective structure due to the Recapitalization that will occur concurrent with the closing of the Offering. Accordingly, historical loss per common share is not considered meaningful and has not been presented herein.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Pro forma loss per common share reflects the Recapitalization and is computed using the weighted average number of common shares assumed to have been outstanding during the periods. The dilutive effect of common equivalent shares, other than for certain stock options granted in 1996 and Redeemable Warrants and preferred stock sold in 1996, has not been included because their inclusion would have decreased the loss per share. Shares issuable for options granted in 1996 and Redeemable Warrants and preferred stock sold in 1996 at prices less than the anticipated initial public offering price have been included for all periods presented using the treasury stock method.

    The weighted average number of shares assumes that Redeemable Warrants and preferred stock which will be converted into common stock pursuant to the Recapitalization had been converted and thus outstanding since the dates of issuance. As a result, pro forma loss per common share is computed using the reported net loss of the Company before deductions for the adjustment in redemption value of Redeemable Warrants and preferred stock dividends.

STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125"). SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect that the adoption of SFAS 125 will have a material effect on the consolidated financial statements.

NOTE 2--ACQUISITIONS

MINORITY STOCKHOLDER'S 25% INTEREST

    On February 20, 1996, the Company purchased the remaining 25% of a subsidiary's stock it did not already own from the subsidiary's minority stockholder (the "Minority Stockholder") for a total purchase price of $5,748,000, including $334,000 of acquisition related costs and expenses (the "Minority Interest Acquisition"). The purchase price consisted of $4,873,000 paid in cash at closing and a $600,000 non-interest bearing obligation payable to the Minority Stockholder (Note 10). The cash portion of the purchase price was funded with the proceeds from the sale of Series D preferred stock and Redeemable Warrants (Notes 14 and 15).

    The acquisition was accounted for as a purchase and the $5,498,000 difference between the purchase price and 25% of the fair value of the net assets acquired was recorded as goodwill and is being amortized over 26 years, representing the remaining useful life of the goodwill recorded upon the initial 75% acquisition in October 1991 (Note 6).

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 2--ACQUISITIONS (CONTINUED)
    The consolidated results of operations for the year ended December 31, 1996 include 100% of the operating results of the subsidiary subsequent to February 20, 1996. For the periods prior to February 20, 1996, the consolidated results of operations include a charge for the Minority Stockholder's 25% ownership interest.

    For the periods prior to February 20, 1996, the Minority Stockholder, who is also President of the subsidiary, was compensated pursuant to an employment agreement. Compensation was the greater of $130,000 per year or 25% of the subsidiary's earnings before interest, taxes and certain expenses. Compensation was payable on or before April 15th of each year, although the Minority Stockholder received a bi-monthly draw amounting to $185,000 per year, plus additional periodic payments, which were offset against the compensation payable. The employment agreement was cancelled as of February 20, 1996. For the years ended December 31, 1994, 1995 and 1996, the Minority Stockholder earned compensation of $619,000, $851,000 and $22,000, respectively. Accrued compensation payable of $652,000 as of December 31, 1995 was paid to the Minority Stockholder on February 20, 1996.

AEROSPACE DISPLAY SYSTEMS

    On September 18, 1996, the Company purchased substantially all of the assets, subject to certain liabilities assumed, of the Aerospace Display Systems division ("ADS") of Allard Industries, Inc. ("Allard"). The total purchase price was $13,395,000, including $402,000 in acquisition related costs. ADS develops and manufactures dichroic liquid crystal displays and modules for commercial and military avionics systems.

    The acquisition was funded with the proceeds from the sale of Series E preferred stock, convertible subordinated notes and Redeemable Warrants (Notes 8, 14 and 15), borrowings under the Company's revolving line of credit and a $2,000,000 non-interest bearing obligation payable to certain Allard stockholders (Note 10).

    The acquisition was accounted for as a purchase and the $7,691,000 difference between the purchase price and the fair value of the net assets acquired was recorded as goodwill and is being amortized over 30 years (Note 6).

    The consolidated results of operations for the year ended December 31, 1996 include the operating results of ADS subsequent to September 18, 1996.

ELSINORE

    On December 5, 1996, the Company acquired Elsinore Aerospace Services, Inc. and the Elsinore Engineering Services Division (collectively, "Elsinore") of Elsinore, L.P. Elsinore provides engineering services to the commercial aircraft industry. The total purchase price was $2,550,000, including $300,000 of acquisition related costs. The purchase price consisted of $1,000,000 paid in cash at closing and a $1,250,000 15% promissory note payable to the sellers. The purchase agreement provides for an adjustment of the purchase price should the amount of working capital decline as of the closing date. The purchase price was allocated to the assets acquired and liabilities assumed using estimated fair values and $2,585,000 was assigned to goodwill, subject to final determination of the purchase price (Note 7).

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 2--ACQUISITIONS (CONTINUED)
PRO FORMA RESULTS OF OPERATIONS FOR ACQUISITIONS

    Unaudited pro forma consolidated results of operations, assuming the Minority Interest and ADS acquisitions had been consummated on January 1 of each of the respective years, are as follows (amounts in thousands):

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995       1996
                                                                         ---------  ---------
Revenues...............................................................  $  65,791  $  72,805
Net loss...............................................................     (3,225)      (473)
Net loss applicable to common stockholders.............................     (3,086)    (6,013)

    The above information reflects adjustments for depreciation, amortization, minority interest and interest expense based on the new cost basis and debt structure of the Company. The pro forma effect of the Elsinore acquisition is not material and, accordingly, is not reflected in the above information. In addition, pro forma per share information is not considered meaningful and has not been presented above due to the Recapitalization that will occur concurrent with the closing of the Offering.

NOTE 3--ACCOUNTS RECEIVABLE AND SIGNIFICANT CUSTOMERS

ACCOUNTS RECEIVABLE

    Accounts receivable is net of an allowance for doubtful accounts of $259,000 and $379,000 at December 31, 1995 and 1996, respectively.

    The Company is potentially subject to concentrations of credit risk as the Company relies heavily on customers operating in the domestic and foreign commercial aircraft industry. Generally, the Company does not require collateral or other security to support accounts receivable subject to credit risk. Under certain circumstances, deposits or cash on delivery terms are required. The Company maintains reserves for potential credit losses and generally, such losses have been within management's expectations.

SIGNIFICANT CUSTOMERS

    Two customers each accounted for more than 10% of the Company's consolidated revenues, as follows:

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                         -------------------------------
                                                                           1994       1995       1996
                                                                         ---------  ---------  ---------
Customer A.............................................................       11.9%       8.9%      15.8%
Customer B.............................................................       13.7%      25.4%       7.7%
                                                                               ---        ---        ---
  Total................................................................       25.6%      34.3%      23.5%
                                                                               ---        ---        ---
                                                                               ---        ---        ---

    Complete loss of either customer could have a significant adverse impact on the results of operations expected in future periods. The Company anticipates that sales to Customer B may further decrease subsequent to December 31, 1996. However, the Company believes the decrease may be offset by sales to other customers.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 4--INVENTORIES

    Inventories are comprised of the following (amounts in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995       1996
                                                                         ---------  ---------
Raw material...........................................................  $   7,857  $  12,350
Work-in process........................................................      1,732      2,717
Finished goods.........................................................      4,527      4,506
                                                                         ---------  ---------
  Total inventories....................................................  $  14,116  $  19,573
                                                                         ---------  ---------
                                                                         ---------  ---------

    Included above are costs relating to long-term contracts recognized on the percentage of completion method of $1,927,000 and $1,378,000 at December 31, 1995 and 1996, respectively. At December 31, 1995, costs incurred included $1,457,000 pertaining to a contract which was partially terminated and settled. The settlement was received in March 1996 with no resulting loss.

NOTE 5--PROPERTY AND EQUIPMENT

    Property and equipment includes the following (amounts in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995       1996
                                                                         ---------  ---------
Machinery and equipment................................................  $  11,634  $  16,637
Tooling................................................................      2,557      2,944
Computer equipment, furniture and fixtures.............................      1,639      2,462
Leasehold improvements.................................................      1,057      1,676
                                                                         ---------  ---------
  Total cost...........................................................     16,887     23,719
  Accumulated depreciation and amortization............................     (9,500)   (11,532)
                                                                         ---------  ---------
    Net property and equipment.........................................  $   7,387  $  12,187
                                                                         ---------  ---------
                                                                         ---------  ---------

    On December 12, 1996, the Company purchased all of the manufacturing assets and inventory relating to the cold-heading manufacturing facility of the Qualitronix Division of AMP, Inc. (the "AMP Facility"). The purchase price of $6,802,000 (including $2,433,000 of inventory purchased) consisted of $5,399,000 paid in cash at closing with the balance paid in January 1997. The $2,205,000 difference between the purchase price and the fair value of the individual assets acquired was recorded as an intangible asset and is being amortized over 15 years (Note 6).

    Property and equipment under capital leases included above consists of the following (amounts in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1995       1996
                                                                             ---------  ---------
Machinery and equipment....................................................  $     864  $     920
Computer equipment, furniture and fixtures.................................     --            306
                                                                             ---------  ---------
  Total cost...............................................................        864      1,226
  Accumulated depreciation.................................................       (237)      (347)
                                                                             ---------  ---------
    Net property and equipment.............................................  $     627  $     879
                                                                             ---------  ---------
                                                                             ---------  ---------

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 5--PROPERTY AND EQUIPMENT (CONTINUED)
    Depreciation of machinery and equipment under capital leases is included in cost of sales in the consolidated financial statements.

NOTE 6--OTHER ASSETS

    Other assets includes the following and is net of accumulated amortization for the respective periods as parenthetically noted (amounts in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1996
                                                                          ---------  ---------
Goodwill (net of $445 and $808).........................................  $   2,140  $  19,756
Deferred financing costs (net of $708 and $1,368) (Notes 10 and 21).....      1,926      2,296
Covenants not to compete (net of $2,350 in 1995)........................        442     --
Other intangibles (net of $173 and $164)................................        322        274
Other assets............................................................        537        863
                                                                          ---------  ---------
  Other assets, net.....................................................  $   5,367  $  23,189
                                                                          ---------  ---------
                                                                          ---------  ---------

    As of December 31, 1995, fully amortized covenants not to compete and goodwill aggregating $2,600,000 were eliminated against the related accumulated amortization. As of June 25, 1996, the remaining net unamortized balance of covenants not to compete aggregating $163,000 ($2,792,000 cost and $2,629,000 accumulated amortization) were written off pursuant to the litigation settlement with the former owner of acquired businesses (Note 17). As of December 31, 1996, goodwill included $17,979,000, resulting from the Minority Interest Acquisition, the ADS and Elsinore acquisitions and the intangible asset resulting from the purchase of the AMP Facility manufacturing assets.

NOTE 7--SHORT-TERM BORROWINGS

    Short-term borrowings outstanding as of December 31, 1995 and 1996 includes the following (amounts in thousands):

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1995       1996
                                                                                                 ---------  ---------
Promissory note, 15% interest and principal payable as described below.........................  $  --      $   1,250
Short-term revolving line of credit............................................................        911        724
                                                                                                 ---------  ---------
    Total short-term borrowings................................................................  $     911  $   1,974
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    The promissory note was issued on December 5, 1996 in conjunction with the Elsinore acquisition and is payable to the former owners. The promissory note, plus accrued interest, is payable on or before February 17, 1997. The purchase agreement provides for a reduction of the principal balance of the promissory note should the amount of working capital as of the closing date be less than a defined amount.

    The Company and the former owners of Elsinore disagree on the amount of working capital as of the closing date. On February 14, 1997, the former owners were paid $956,000 which reflects the Company's determination of the working capital adjustment. The Company and the former owners of

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 7--SHORT-TERM BORROWINGS (CONTINUED)
Elsinore are attempting to resolve the difference. If the difference is not resolved, the purchase agreement provides for arbitration of the dispute. Management believes the ultimate resolution will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

    The Company's Swiss subsidiary has a short-term revolving line of credit with a Swiss bank under which borrowings of $911,000 and $724,000 were outstanding at December 31, 1995 and 1996, respectively. Interest on the line accrues at the bank's prime rate (5.25% at December 31, 1996) plus 0.25%. The line of credit is guaranteed by the Company.

NOTE 8--CONVERTIBLE SUBORDINATED NOTES PAYABLE TO RELATED PARTIES

    Convertible subordinated notes payable (the "Convertible Notes") are as follows (amounts in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
Convertible Notes, 15% interest and principal payable as described
  below..................................................................  $  --      $   3,000
Unamortized original issue discount......................................     --            (78)
                                                                           ---------  ---------
  Convertible Notes, net.................................................  $  --      $   2,922
                                                                           ---------  ---------
                                                                           ---------  ---------

    In conjunction with the ADS acquisition, the Company sold Convertible Notes and Redeemable Warrants to a group of investors, who are also related parties (Note 21). As described in Note 14, $124,000 of the aggregate $3,000,000 proceeds was allocated to Redeemable Warrants in the consolidated financial statements. The corresponding reduction in the recorded principal amount of the notes is treated as debt discount and is being amortized as interest expense over the life of the notes resulting in a 20.5% effective interest rate.

    The Convertible Notes mature on the earlier of June 30, 1997 or the occurrence of an initial public offering ("IPO"), as defined. If an IPO does not occur by June 30, 1997, the $3,000,000 outstanding principal balance will convert into 750,000 shares of Series E preferred stock at a $4.00 per share conversion price.

    Interest is payable quarterly commencing December 31, 1996. On each quarterly interest payment date, the Company may elect to either pay the interest in cash or defer the interest payment until the principal portion of the Convertible Notes is due and payable (the "Deferred Interest"). The Deferred Interest is added to the principal balance of the Convertible Notes for the purpose of computing the interest payable for subsequent quarters. The Company's senior debt agreements, as described in Note 10, prohibit the Company from making interest payments in cash until the senior debt is repaid in full. Deferred Interest aggregates $129,000 as of December 31, 1996 and is included in accrued expenses.

    When the Deferred Interest is payable, each note holder may elect to receive the amount payable in either cash, in Series E preferred stock at a $4.00 per share conversion price if an IPO has not occurred or if an IPO has occured in shares of common stock, the number of which is calculated using the per share price at which such shares were offered in the IPO.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 8--CONVERTIBLE SUBORDINATED NOTES PAYABLE TO RELATED PARTIES (CONTINUED) The Convertible Notes are subordinate in right of payment to the senior and senior subordinated obligations described in Note 10, pari passu with the acquisition financing payable to sellers described in Note 10 and senior to all capital shares of the Company.

NOTE 9--ACCRUED EXPENSES

    Accrued expenses are comprised of the following (amounts in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
Salaries, wages, compensated absences and payroll related taxes..........  $   1,413  $   2,842
Compensation payable to Minority Stockholder (Note 17)...................        652     --
Due to former owner of acquired businesses (Note 17).....................        242     --
Interest payable to related parties (Notes 10 and 21)....................     --            129
Other accrued expenses...................................................        739      4,270
                                                                           ---------  ---------
  Total accrued expenses.................................................  $   3,046  $   7,241
                                                                           ---------  ---------
                                                                           ---------  ---------

NOTE 10--LONG-TERM OBLIGATIONS

    Long-term obligations outstanding includes the following (amounts in thousands):

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1995       1996
                                                                                             ---------  ---------
SENIOR DEBT
  Senior revolving line of credit..........................................................  $   4,304  $  11,982
  Senior term notes payable, due in quarterly installments through September 30, 2001 plus
    interest...............................................................................     13,178     16,769

SENIOR SUBORDINATED DEBT PAYABLE TO RELATED PARTIES
  Senior subordinated notes payable, due on December 31, 2001 plus 12% interest payable
    semi-annually..........................................................................      5,833      6,027

CAPITAL LEASE OBLIGATIONS
  Interest at 6.59% to 18.08%, secured by leased equipment (Note 5)........................        446        662

ACQUISITION FINANCING PAYABLE TO SELLERS
  Payable to Allard stockholders, due in monthly installments of $56,000 through August 18,
    1999...................................................................................     --          1,531
  Payable to Minority Stockholder, due in monthly installments of $33,000 through December
    15, 1997...............................................................................     --            383
                                                                                             ---------  ---------
    Total long-term obligations............................................................     23,761     37,354
    Less current portion payable to unaffiliated lenders...................................     (1,612)    (3,004)
                                                                                             ---------  ---------
      Long-term obligations, less current portion..........................................  $  22,149  $  34,350
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 10--LONG-TERM OBLIGATIONS (CONTINUED)
1994 DEBT REFINANCING

    In November 1994, the Company refinanced substantially all of its debt. A senior revolving line of credit and senior term notes (collectively "Senior Debt") were provided by two banks (the "Senior Lenders"). Senior subordinated notes were provided by two institutional lenders (the "Senior Subordinated Lenders"). Fees and expenses associated with obtaining the financing aggregated $2,634,000 and are capitalized as deferred financing costs. As described in Note 14, $1,835,000 of the proceeds were allocated to Redeemable Warrants issued to the lenders. Proceeds from the refinancing were used to repay existing debt outstanding of $19,769,000, including $960,000 of notes payable to related parties, and costs incurred in connection with the refinancing.

    The Company incurred a $264,000 extraordinary loss in connection with the debt refinancing related to the write-off of unamortized deferred financing costs, a charge for unamortized debt discounts and a prepayment penalty.

SENIOR DEBT

    The Senior Debt is secured by the Company's assets of $67,380,000 at December 31, 1996, which excludes equipment under capital lease obligations (Note 5) and certain accounts receivable and inventory of the Company's Swiss subsidiary.

    During 1996, the Senior Debt agreement was amended to provide a portion of the funds for the ADS and Elsinore acquisitions and the AMP Facility purchase, and to accommodate the Minority Interest Acquisition. Maximum borrowings permitted under the senior revolving line of credit were increased $10,750,000 and the Company issued an additional $5,000,000 of senior term notes. In addition, the interest rates charged on all borrowings under the Senior Debt agreement were increased 2% effective September 18, 1996. Fees and expenses associated with obtaining the financing and amendments aggregated $835,000 and are capitalized as deferred financing costs. Fees and expenses includes $179,000 ascribed to the value of Redeemable Warrants issued to the Senior Lenders in conjunction with obtaining the revolving line of credit increase (Note 14).

    SENIOR REVOLVING LINE OF CREDIT

    At December 31, 1996, the Company had a $15,750,000 senior revolving line of credit, subject to a defined borrowing base, expiring on September 18, 1999. The Company is required to pay an annual commitment fee of 0.5% on the unused portion. At December 31, 1996, additional borrowings of $3,768,000 were available under the agreement.

    At the Company's option, borrowings under the revolving line of credit bear interest at either the Base Rate plus 3.25% or the Eurodollar Rate plus 4.5% per annum. The Base Rate is the higher of the Federal Funds rate plus 1.5% or the prime rate. The Eurodollar Rate is the London Interbank Offered Rate ("LIBOR"). At December 31, 1996, the interest rate charged was 10.0% on $8,000,000 of the borrowings outstanding and 11.5% on $3,982,000 of the borrowings outstanding.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 10--LONG-TERM OBLIGATIONS (CONTINUED)
    SENIOR TERM NOTES

    The senior term notes are due in quarterly installments as follows (amounts in thousands):

March 31, 1997 through and including December 31, 1997.............  $     469
March 31, 1998 through and including December 31, 1998.............        874
March 31, 1999 through and including June 30, 2001.................        969
September 30, 2001.................................................      1,938

    At the Company's option, the senior term notes bear interest at either the Base Rate plus 3.5% or the Eurodollar Rate plus 5.0% per annum. The Base Rate and Eurodollar Rate are the same rates as under the senior revolving line of credit. At December 31, 1996, the interest rate charged was 10.5% on $12,000,000 of the term notes and 11.75% on $5,000,000 of the term notes.

    As described in Note 14, $442,000 of the proceeds of the senior term notes issued in 1994 were allocated to Redeemable Warrants in the consolidated financial statements. The corresponding reduction in the recorded principal amounts of the notes is treated as debt discount and is being amortized as interest expense over the life of the notes resulting in a 11.45% effective interest rate based on the interest rates in effect at December 31, 1996. Unamortized debt discount was $322,000 and $231,000 at December 31, 1995 and 1996, respectively.

    ADMINISTRATIVE AND OTHER FEES

    The Senior Lenders receive various administrative fees during the term of the Senior Debt agreement, payable on a monthly and quarterly basis. These fees aggregated $49,000 and $146,000 for the years ended December 31, 1995 and 1996, respectively. Administrative fees for the two month period from the inception of the debt agreement to December 31, 1994 were not significant.

    In conjunction with one of the 1996 amendments, the Company agreed to pay additional semi-annual fees on May 15 and November 15 each year commencing May 15, 1997 and continuing until the Company receives a firm commitment for an underwritten public offering with at least $20,000,000 of net cash proceeds to the Company. The semi-annual fee payable on May 15, 1997 is $67,000 and each succeeding such semi-annual fee payment increases by $67,000 over the previous payment amount.

    The Senior Lenders will receive a $250,000 success fee upon consummation of the Offering.

SENIOR SUBORDINATED NOTES PAYABLE TO RELATED PARTIES

    The Senior Subordinated Lenders, who are also related parties (Note 21), provided the Company with unsecured senior subordinated (to Senior Debt) term loans aggregating $7,000,000 (collectively referred to as "Senior Subordinated Debt") in conjunction with the Company's 1994 debt refinancing.

    As described in Note 14, $1,393,000 of the proceeds of the senior subordinated notes were allocated to Redeemable Warrants in the consolidated financial statements. The corresponding reduction in the recorded principal amounts of the notes is treated as debt discount and is being amortized as interest expense over the life of the notes resulting in a 14.78% effective interest rate. Unamortized debt discount was $1,167,000 and $973,000 at December 31, 1995 and 1996, respectively.

    One of the Senior Subordinated Lenders receives an advisory fee for as long as the Senior Subordinated Debt is outstanding. During the years ended December 31, 1994, 1995, and 1996, the

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 10--LONG-TERM OBLIGATIONS (CONTINUED)
Company paid advisory fees of $12,000, $72,000 and $100,000, respectively. During 1996, the Senior Subordinated Lenders received $100,000 in fees and expenses associated with amendments to their loan agreement to accommodate the Minority Interest Acquisition, the ADS and Elsinore acquisitions and the AMP Facility purchase.

SENIOR AND SENIOR SUBORDINATED DEBT RESTRICTIVE COVENANTS

    The Senior and Senior Subordinated Debt agreements contain certain restrictive covenants which require the Company to maintain certain defined financial ratios such as leverage, EBITDA, fixed charges, interest coverage, selling, general and administrative expense, accounts payable and current ratios, establish minimum levels of net worth, limit capital expenditures, including capital lease obligations, and limit additional indebtedness which may be incurred. The debt agreements also prohibit the Company from making any dividend payments on its preferred or common stock.

    At December 31, 1995, the Company was in default of the leverage, EBITDA, fixed charges, interest coverage and net worth restrictive covenants. On February 20, 1996, the Company received waivers of the defaults from its Senior and Senior Subordinated Lenders. Since March 31, 1996, the Company has been in compliance with the restrictive covenants.

ACQUISITION FINANCING PAYABLE TO SELLERS

    In conjunction with the Minority Interest Acquisition and the ADS acquisition, the sellers provided financing that is payable in monthly installments over an eighteen-month and a three-year period, respectively. The Minority Stockholder and ADS payment obligations are non-interest bearing; original issue discounts of 9.75% and 11.5%, respectively, are being amortized over the payment obligation terms. Unamortized debt discounts were $17,000 and $247,000 as of December 31, 1996 for the Minority Stockholder and ADS payment obligations, respectively.

AGGREGATE MATURITIES

    The aggregate maturities of long-term obligations are as follows as of December 31, 1996 (amounts in thousands):

Year ending December 31,
  1997............................................................  $   3,194
  1998............................................................      4,404
  1999............................................................     16,442
  2000............................................................      3,902
  2001............................................................     10,880
                                                                    ---------
    Total aggregate maturities....................................     38,822
    Less unamortized debt discounts...............................     (1,468)
                                                                    ---------
      Total long-term obligations.................................  $  37,354
                                                                    ---------
                                                                    ---------

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 11--INCOME TAXES

    Loss before income taxes and extraordinary item was taxed under the following jurisdictions (amounts in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             1994       1995         1996
                                                           ---------  ---------  -------------
Domestic.................................................  $  (1,605) $  (2,534)   $    (855)
Foreign..................................................       (211)       166          750
                                                           ---------  ---------       ------
  Total..................................................  $  (1,816) $  (2,368)   $    (105)
                                                           ---------  ---------       ------
                                                           ---------  ---------       ------

    The provisions for income taxes are as follows (amounts in thousands):

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1994       1995       1996
                                                                  ---------  ---------  ---------
Current
  U.S. federal..................................................  $      10  $      60  $     269
  State and local...............................................         42         24        194
  Foreign.......................................................         40        127        161
                                                                  ---------  ---------  ---------
    Total current...............................................         92        211        624
                                                                  ---------  ---------  ---------

Deferred
  U.S. federal..................................................        456        751         70
  State and local...............................................        137        226         21
  Foreign.......................................................        (72)      (110)        (3)
                                                                  ---------  ---------  ---------
    Total deferred..............................................        521        867         88
                                                                  ---------  ---------  ---------

Total provision
  U.S. federal..................................................        466        811        339
  State and local...............................................        179        250        215
  Foreign.......................................................        (32)        17        158
                                                                  ---------  ---------  ---------
    Total provision.............................................  $     613  $   1,078  $     712
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 11--INCOME TAXES (CONTINUED)
    Deferred tax liabilities (assets) are comprised of the following (amounts in thousands):

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1994       1995       1996
                                                               ---------  ---------  ---------
Gross deferred tax liabilities
  Tax effect on earnings of subsidiary not consolidated for
    income tax purposes......................................  $   1,454  $   2,431  $   2,688
  Depreciable assets.........................................      1,072        781      1,347
  Other......................................................        298        367        279
                                                               ---------  ---------  ---------
    Gross deferred tax liabilities...........................      2,824      3,579      4,314
                                                               ---------  ---------  ---------

Gross deferred tax (assets)
  Inventory..................................................       (959)    (1,376)    (1,798)
  Loss carryforwards.........................................     (1,226)    (1,391)    (1,238)
  Accrued expenses...........................................       (145)      (220)      (605)
  Amortizable assets.........................................     --         --           (356)
  Allowance for doubtful accounts............................        (39)       (41)       (68)
  Other......................................................        (51)      (122)    --
                                                               ---------  ---------  ---------
    Gross deferred tax (assets)..............................     (2,420)    (3,150)    (4,065)
                                                               ---------  ---------  ---------
Deferred tax assets valuation allowance......................      1,771      2,681      3,063
                                                               ---------  ---------  ---------
  Net deferred tax liability.................................  $   2,175  $   3,110  $   3,312
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal rate to the loss before income taxes and extraordinary item as a result of the following differences (amounts in thousands):

                                                                        YEAR ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1994       1995       1996
                                                                    ---------  ---------  ---------
Income tax (benefit) at U.S. statutory rates......................  $    (617) $    (805) $     (36)
Increase (decrease) resulting from
  Tax on earnings of subsidiary not consolidated for tax
    purposes......................................................        593        977         92
  Book benefit not provided for net operating loss
    carryforwards.................................................        530        773        172
  Amortization of assets and other expenses not deductible for
    income tax purposes...........................................         81         68        137
  State income taxes, net of federal benefit......................         27         16        157
  Lower tax rates on earnings of foreign subsidiaries.............         (2)       (11)       (65)
  Other, net......................................................          1         60        255
                                                                    ---------  ---------  ---------
    Income tax at effective rates.................................  $     613  $   1,078  $     712
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    Approximately $3,385,000 and $1,425,000 of the Company's loss carryforwards remained at December 31, 1996 for federal and state income tax purposes, respectively. The carryforwards expire in varying amounts through 2011. No benefit for the remaining loss carryforwards has been recognized in the consolidated financial statements. The amount of loss carryforwards that may be utilized in the future

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 11--INCOME TAXES (CONTINUED)
are subject to potential limitations upon the occurrence of a change in control of the Company, as defined in the Internal Revenue Code. A change in control may have occurred during 1996 as a result of certain equity transactions and/or may occur upon the Offering.

    Undistributed earnings of foreign subsidiaries are not material to the consolidated financial statements. As such, foreign taxes that may be due, net of U.S. foreign tax credits, have not been provided.

NOTE 12--DERIVATIVE FINANCIAL INSTRUMENTS

    The Company does not use derivative financial instruments for trading purposes but only to manage well defined interest and foreign exchange rate risks.

INTEREST RATE RISK MANAGEMENT

    In January 1995, the Company entered into an interest rate cap agreement to reduce the potential impact of increases in interest rates on the Company's floating-rate senior term notes. The agreement, with one of the Senior Lenders (Note 21), provides for a three month LIBOR interest rate cap of 9.375% during the period December 29, 1995 through December 31, 1998 and entitles the Company to receive from the Senior Lender on a quarterly basis the amounts, if any, by which interest payments on its senior term debt, computed using the actual three month LIBOR rate, exceed the interest payment that would be due if the rate were fixed at 9.375%. Unamortized premiums were $141,000 and $86,000 as of December 31, 1995 and 1996, respectively, and are classified as other current and long-term assets in the consolidated financial statements.

FOREIGN EXCHANGE RISK MANAGEMENT

    The Company enters into Swiss franc ("CHF") forward exchange contracts to purchase Swiss francs as a general economic hedge against foreign inventory procurement and manufacturing costs. Market value gains and losses on forward foreign exchange contracts are recognized in the consolidated statements of operations and aggregated a net loss of $316,000 for the year ended December 31, 1996 (none in prior periods). No forward exchange contracts were open as of December 31, 1996.

    In January 1997, the Company entered into twelve forward exchange contracts, with one of its Senior Lenders, to purchase a total of CHF 7,800,000 for $5,885,000 at rates ranging between 1.3021 and 1.3492 CHF per U.S. dollar. Settlement of the contracts is to occur in twelve equal monthly amounts of CHF 650,000 from January 15, 1997 through December 15, 1997.

CREDIT RISK

    The Company believes exposure to derivative credit losses is minimal in the event of nonperformance by the Senior Lenders because any amounts due, but not paid, to the Company by the Senior Lenders could be offset against the Company's principal and interest payments to the Senior Lenders.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 13--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company believes the recorded amounts of financial assets and liabilities approximates fair values as of December 31, 1995 and 1996, except as described below (amounts in thousands):

                                                  DECEMBER 31, 1995       DECEMBER 31, 1996
                                                ----------------------  ----------------------
                                                 RECORDED      FAIR      RECORDED      FAIR
                                                  AMOUNT       VALUE      AMOUNT       VALUE
                                                -----------  ---------  -----------  ---------
Financial assets
  Other current and long-term assets (interest
    rate cap, Note 12)........................   $     141   $      20   $      86   $       1

Financial liabilities
  Long-term obligations.......................      23,761      24,176      37,354      39,491

    The fair value of the interest rate cap is estimated by obtaining current quotes as of the balance sheet date for a cap agreement of similar terms. The fair values of financial liabilities are estimated by discounting future cash flows at rates currently available to the Company for debt with the same remaining maturities, as advised by the Company's investment bankers.

    The recorded amounts shown in the table are included in the consolidated financial statements under the indicated captions.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14--MANDATORILY REDEEMABLE COMMON STOCK WARRANTS

    Mandatorily redeemable common stock warrants (the "Redeemable Warrants") were issued in conjunction with various debt and equity transactions during the three years ended December 31, 1996 and are summarized in the table below (amounts in thousands):

                                               VALUE OF REDEEMABLE WARRANTS ISSUED IN CONJUNCTION WITH
                                -------------------------------------------------------------------------------------
                                             SENIOR                                                                       TOTAL
                                 SENIOR       DEBT        SENIOR       FORMER     CONVERTIBLE   SERIES D    SERIES E     REDEEM-
                                  TERM       AMEND-     SUBORDINATED   LENDER     SUBORDINATED  PREFERRED   PREFERRED     ABLE
                                  NOTES       MENT         NOTES        DEBT         NOTES        STOCK       STOCK     WARRANTS
                                ---------   ---------   -----------   ---------   -----------   ---------   ---------   ---------
Balance, December 31, 1993....  $  --       $  --       $   --        $    650    $   --        $  --       $  --       $    650
Redeemable Warrants issued
  pursuant to anti-dilution
  provisions upon the sale of
  Preferred Stock.............     --          --           --              33        --           --          --             33
Redeemable Warrants issued in
  conjunction with debt
  refinancing.................       442       --            1,393       --           --           --          --          1,835
Adjustment to redemption
  value.......................     --          --           --            (189)       --           --          --           (189)
                                ---------   ---------   -----------   ---------        -----    ---------   ---------   ---------
Balance, December 31, 1994....       442       --            1,393         494        --           --          --          2,329
Adjustment to redemption
  value.......................      (132)      --             (416)       (148)       --           --          --           (696)
                                ---------   ---------   -----------   ---------        -----    ---------   ---------   ---------
Balance, December 31, 1995....       310       --              977         346        --           --          --          1,633
Redeemable Warrants issued in
  conjunction with sale of
  Convertible Notes and
  Preferred Stock.............     --          --           --           --              124         492         124         740
Redeemable Warrants issued
  pursuant to anti-dilution
  provisions upon the sale of
  Preferred Stock.............     --          --           --               7        --           --          --              7
Redeemable Warrants issued in
  conjunction with Senior Debt
  agreement amendment.........     --            179        --           --           --           --          --            179
Adjustment to redemption
  value.......................       455       --            1,434         527           319       1,266         319       4,320
                                ---------   ---------   -----------   ---------        -----    ---------   ---------   ---------
Balance, December 31, 1996....  $    765    $    179    $    2,411    $    880    $      443    $  1,758    $    443    $  6,879
                                ---------   ---------   -----------   ---------        -----    ---------   ---------   ---------
                                ---------   ---------   -----------   ---------        -----    ---------   ---------   ---------

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14--MANDATORILY REDEEMABLE COMMON STOCK WARRANTS (CONTINUED)
    All Redeemable Warrants are subject to adjustment for anti-dilution, have certain demand registration rights and, in certain instances, are cancellable upon the occurrence of certain defined events. The table below summarizes the number of the Company's common shares subject to Redeemable Warrants, the number of Redeemable Warrants subject to cancellation, Redeemable Warrants exercisable and other information as of December 31, 1994, 1995 and 1996:

                                                    REDEEMABLE WARRANTS ISSUED IN CONJUNCTION WITH
                               -----------------------------------------------------------------------------------------
                                              SENIOR
                                 SENIOR        DEBT        SENIOR       FORMER     CONVERTIBLE   SERIES D     SERIES E
                                  TERM        AMEND-     SUBORDINATED   LENDER     SUBORDINATED  PREFERRED    PREFERRED
                                  NOTES        MENT         NOTES        DEBT         NOTES        STOCK        STOCK
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total number of the Company's
  common shares subject to
  Redeemable Warrants at
    December 31, 1994.........     84,748       --          266,990       94,558       --           --           --
    December 31, 1995.........     84,748       --          266,990       94,558       --           --           --
    December 31, 1996.........     84,748       70,893      266,990       97,426       49,079      194,618       49,079
Redeemable Warrants subject to
  cancellation at
    December 31, 1994.........     --           --          124,595       --           --           --           --
    December 31, 1995.........     --           --          124,595       --           --           --           --
    December 31, 1996.........     --           --           88,996       --           49,079      194,618       --
Redeemable Warrants not
  subject to cancellation and
  exercisable at
    December 31, 1994.........     84,748       --          142,395       94,558       --           --           --
    December 31, 1995.........     84,748       --          142,395       94,558       --           --           --
    December 31, 1996.........     84,748       70,893      177,994       97,426       --           --           49,079
Other information
    Exercise price per share.. $     .035   $    14.11   $     .035   $    .0004   $     .035   $     .035   $     .035
    Expiration date...........     Nov. 2,     Sep. 18,     Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                      2004         2006         2004         2004         2006         2003         2006

                                   TOTAL
                                  REDEEM-
                                   ABLE
                                 WARRANTS
                                -----------
Total number of the Company's
  common shares subject to
  Redeemable Warrants at
    December 31, 1994.........     446,296
    December 31, 1995.........     446,296
    December 31, 1996.........     812,833
Redeemable Warrants subject to
  cancellation at
    December 31, 1994.........     124,595
    December 31, 1995.........     124,595
    December 31, 1996.........     332,693
Redeemable Warrants not
  subject to cancellation and
  exercisable at
    December 31, 1994.........     321,701
    December 31, 1995.........     321,701
    December 31, 1996.........     480,140
Other information
    Exercise price per share..
    Expiration date...........

    The warrant holders have the right ("Put Option"), after various dates and contingent upon certain events, to require the Company to redeem the warrants and, in certain instances, to purchase the common stock issued upon exercise of the warrants. In all instances, the redemption or purchase price, shall be equal to the greater of either fair market value, book value, or a value based upon a defined formula which includes, in part, an earnings multiple. During the years ended December 31, 1994, 1995 and 1996, the Company increased (decreased) by $(189,000), $(696,000) and $4,320,000, respectively, the amount ascribed to the Redeemable Warrants to reflect estimated redemption value. The increase (decrease) was charged (credited) to stockholders' accumulated deficit.

    Each warrants' terms and provisions and related Put Options are described below.

SENIOR TERM NOTE WARRANTS

    DESCRIPTION OF REDEEMABLE WARRANTS

    All of the Senior Term Note warrants are held by the Senior Lenders. All of the warrants issued and outstanding are exercisable as of December 31, 1996 and are not subject to cancellation. The warrant holders are entitled to receive any common stock dividends, when and if declared, which would have

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14--MANDATORILY REDEEMABLE COMMON STOCK WARRANTS (CONTINUED) been paid upon the exercise in full of the warrants immediately prior to the record date for such dividend. The warrants do not have voting rights.

    PUT OPTION

    The Senior Lenders have the right, if certain "Senior Term Note Put Events", as defined below, occur prior to November 2, 1999, to require the Company to redeem all (but not less than all) of the warrants or the stock issued upon exercise of the warrants. After November 2, 1999, the Senior Lenders have the unrestricted right to require the Company to redeem all (but not less than all), of the warrants or the shares issued upon exercise of the warrants.

    DEFINITIONS

    The following terms are defined in the warrant agreements:

    SENIOR TERM NOTE PUT EVENTS--Defined as the occurrence of any of the following: (i) a defined change in control of the Company; (ii) certain consolidations or mergers or the sale of substantially all of the assets of the Company; (iii) repayment in full of all Senior Debt; or (iv) the filing of a registration statement which relates to a "Qualified Public Offering."

    QUALIFIED PUBLIC OFFERING--Defined as a public offering of common stock with net proceeds of at least $25,000,000 and valuing the total common stock equity of the Company at $55,000,000 or more at closing.

SENIOR DEBT AMENDMENT WARRANTS

    DESCRIPTION OF REDEEMABLE WARRANTS

    All of the Senior Debt Amendment warrants are held by the Senior Lenders. All of the warrants issued and outstanding are exercisable as of December 31, 1996 and, under certain circumstances, the number issued may be reduced. The warrant holders are entitled to receive any common stock dividends, when and if declared, which would have been paid upon the exercise in full of the warrants immediately prior to the record date for such dividend. The warrants do not have voting rights.

    PUT OPTION

    The Senior Lenders have the right, if certain put events occur prior to September 18, 2001, to require the Company to redeem all (but not less than all) of the warrants or the stock issued upon exercise of the warrants. The put events are the same as the Senior Term Note Put Events described above. After September 18, 2001, the Senior Lenders have the unrestricted right to require the Company to redeem all (but not less than all) of the warrants or the stock issued upon exercise of the warrants.

    The Senior Lenders' Put Option terminates upon the occurrence of a Qualified Public Offering as described above.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14--MANDATORILY REDEEMABLE COMMON STOCK WARRANTS (CONTINUED)
SENIOR SUBORDINATED NOTE WARRANTS

    DESCRIPTION OF REDEEMABLE WARRANTS

    All of the Senior Subordinated Note warrants are held by the Senior Subordinated Lenders and were issued in several series. The following table summarizes the warrants issued and outstanding as of December 31, 1996:

                                                           NUMBER OF
                                                            COMMON
                                                            SHARES
                                                          SUBJECT TO        DATE WARRANTS
                                                           WARRANTS      BECOME EXERCISABLE
                                                          -----------  -----------------------
Series of Redeemable Warrants
  Series 1..............................................     142,395          November 2, 1994
  Series 2..............................................      35,599         December 31, 1996
  Series 3..............................................      35,599         December 31, 1997
  Series 4..............................................      53,397         December 31, 1998
                                                          -----------
    Total issued and outstanding........................     266,990
                                                          -----------
                                                          -----------

    The Series 3 and Series 4 Redeemable Warrants are cancellable if certain "Triggering Events", as defined below, occur prior to the warrants becoming exercisable. The Series 1 and Series 2 Redeemable Warrants to purchase an aggregate 177,994 common shares are not cancellable and are exercisable at December 31, 1996.

    The warrant holders are not entitled to receive any common stock cash dividends. When and if cash dividends are declared, the number of common shares subject to warrants and the per share exercise price is subject to adjustment. The warrants have voting rights unless cancelled in accordance with the terms of the warrant agreements.

    PUT OPTION

    Until December 31, 2000, the Senior Subordinated Lenders have the right, if a Triggering Event occurs and if the warrants are then exercisable, to require the Company to redeem all (or any portion) of the warrants issued and outstanding. If a Triggering Event does not occur, the Senior Subordinated Lenders have the right, only if the Senior Lenders elect (and are able) to exercise their respective Put Options, to require the Company to redeem all (or any portion) of their warrants as are issued and outstanding. After December 31, 2000, the Senior Subordinated Lenders have the unrestricted right to require the Company to redeem all (or any portion) of the warrants issued and outstanding.

    DEFINITIONS

    The following terms are defined in the warrant agreements:

    TRIGGERING EVENTS--Defined as payment in full of the Senior Subordinated Debt and either of the following: (i) the sale of all or substantially all of the Company's assets or stock for cash in an amount equivalent to a common stockholder equity valuation of $30,000,000 or more; or (ii) an "Initial Public Offering."

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14--MANDATORILY REDEEMABLE COMMON STOCK WARRANTS (CONTINUED)
    INITIAL PUBLIC OFFERING--Defined as a public offering of common stock with net proceeds of at least $25,000,000 and valuing the total common stock equity of the Company at $55,000,000 or more at closing.

FORMER LENDER DEBT WARRANTS

    DESCRIPTION OF REDEEMABLE WARRANTS

    In 1991, warrants were issued to a former senior subordinated lender (the "Former Lender") to purchase 18% of a subsidiary's common stock. The warrants were exchangeable at the option of the Former Lender for warrants to purchase that number of the Company's common shares which have an equivalent fair market value on the exchange date to the number of the subsidiary's common shares subject to the original warrants (subject to adjustment for anti-dilution). The warrants were recorded at $380,000, the estimated fair market value on the date of issuance.

    On November 2, 1994, the Former Lender exchanged its warrants for Redeemable Warrants to purchase 88,339 shares of the Company's common stock. In conjunction with the sales of Preferred Stock during 1994 and 1996 discussed in Note 15, the Former Lender was issued an additional 6,219 and 2,868 Redeemable Warrants, respectively, pursuant to the warrant agreement anti-dilution provisions.

    The Redeemable Warrants were exercisable as of their respective issuance dates and are not subject to cancellation. The Former Lender is entitled to receive common stock dividends, if declared, except such dividends are payable only upon exercise of the warrants and only with respect to number of shares exercised. The warrants do not have voting rights.

    PUT OPTION

    Until December 30, 2000, the Former Lender has the right, only if the Senior or Senior Subordinated Lenders or Series D Investors elect (and are able) to exercise their respective Put Options or if a Qualified Public Offering (as defined in the Senior Lenders' warrant agreements) has occurred, to require the Company to redeem all (or any portion) of the warrants or the shares issued upon exercise of the warrants. On December 31, 2000 and thereafter, the Former Lender has the unrestricted right to require the Company to redeem all (or any portion) of the warrants or the shares issued upon exercise of the warrants issued and outstanding.

CONVERTIBLE SUBORDINATED NOTE WARRANTS

    DESCRIPTION OF REDEEMABLE WARRANTS

    The Convertible Subordinated Note warrants to purchase 49,079 common shares are held by the Series D Investors and one of the Senior Subordinated Lenders (67% and 33%, respectively, and collectively referred to as Convertible Note Warrant Holders). The warrants were issued on September 18, 1996 in conjunction with the Company's sale of Convertible Notes and become exercisable on June 30, 1997 provided a "Convertible Notes IPO" (as defined below) shall not have occurred or the Convertible Notes shall not have been repaid in full. None were exercisable as of December 31, 1996. The warrants are cancelled upon repayment of the Convertible Notes with the proceeds from a "Registered Public Offering" (as defined below) or expire on December 31, 2006. The Convertible Note Warrant

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14--MANDATORILY REDEEMABLE COMMON STOCK WARRANTS (CONTINUED)
Holders are not entitled to receive any common stock cash dividends. When and if cash dividends are declared, the number of common shares subject to warrants and the per share exercise price is subject to adjustment. The warrants have voting rights unless cancelled in accordance with the terms of the warrant agreements.

    The warrant agreements provide for an increase in the number of common shares subject to the warrants if certain "Private Financing" (as defined below) or Registered Public Offering transactions occur after June 30, 1997 but prior to the exercise date. The amount of the increase is a formula determined value based on the per share price of the financing transactions. No increase in the number of common shares is required provided the financing transactions result in a price in excess of $14.32 per share.

    PUT OPTION

    Until December 31, 2000, the Convertible Note Warrant Holders have the right, if a Registered Public Offering occurs and if the warrants are then exercisable, to require the Company to redeem all (or any portion) of the warrants issued and outstanding. If a Registered Public Offering does not occur, the warrant holders have the right, only if the Senior Lenders elect (and are able) to exercise their respective Put Options, to require the Company to redeem all (or any portion) of their warrants as are issued and outstanding. After December 31, 2000, warrant holders have the unrestricted right to require the Company to redeem all (or any portion) of the warrants issued and outstanding.

    DEFINITIONS

    The following terms are defined in the warrant agreements:

    CONVERTIBLE NOTES IPO--Defined as receipt by the Company from an underwriter, on or prior to June 30, 1997, of a firm commitment to underwrite a public offering for shares of the Company's common stock, which underwritten public offering shall close on or before July 11, 1997.

    PRIVATE FINANCING--Defined as any disposition by the Company or any selling stockholder of any equity security or convertible security of the Company other than pursuant to a Registered Public Offering.

    REGISTERED PUBLIC OFFERING--Defined as the closing of an underwritten public offering for the common stock of the Company.

SERIES D PREFERRED STOCK WARRANTS

    DESCRIPTION OF REDEEMABLE WARRANTS

    All of the Series D preferred stock warrants are held by the Series D Investors. The warrants were issued in several series on February 20, 1996 in conjunction with the Company's sale of Series D

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14--MANDATORILY REDEEMABLE COMMON STOCK WARRANTS (CONTINUED) preferred shares. The following table summarizes the warrants issued and outstanding as of December 31, 1996:

                                                           NUMBER OF
                                                            COMMON
                                                            SHARES
                                                          SUBJECT TO        DATE WARRANTS
                                                           WARRANTS      BECOME EXERCISABLE
                                                          -----------  -----------------------
Series of Redeemable Warrants
  Series 1..............................................      55,605         December 31, 1997
  Series 2..............................................      55,605         December 31, 1998
  Series 3..............................................      83,408         December 31, 1999
                                                          -----------
    Total issued and outstanding........................     194,618
                                                          -----------
                                                          -----------

    All series of Redeemable Warrants are cancellable if certain "Triggering Events", as defined below, occur prior to the warrants becoming exercisable. In addition, a portion of the Series 1 warrants are cancellable if one or more "Registered Public Offerings", as defined below, occurs prior to December 31, 1997 as summarized in the table below.

                                                                                                 NUMBER OF
                                                                                               COMMON SHARES
                                                                                            SUBJECT TO WARRANTS
                                                                                         -------------------------
                                                                                         CANCELLABLE    REMAINING
                                                                                         ------------  -----------
Provided that before December 31, 1997 no Triggering Events occur and:
  No Registered Public Offerings occur.................................................       --           55,605
  A Registered Public Offering occurs with a fully diluted common stock equity value of
    (amounts subject to adjustment in certain circumstances)
      Greater than or equal to $60,000,000 but less than $65,000,000...................       13,901       41,704
      Greater than or equal to $65,000,000 but less than $70,000,000...................       27,802       27,803
      Greater than or equal to $70,000,000.............................................       41,704       13,901

    The number of common shares subject to warrants is subject to further reduction when, and if, any portion of the Senior Subordinated Note warrants is cancelled pursuant to the terms of those warrant agreements. The warrant holders are not entitled to receive any common stock cash dividends. When and if cash dividends are declared, the number of common shares subject to warrants and the per share exercise price is subject to adjustment. The warrants have voting rights unless cancelled in accordance with the terms of the warrant agreements.

    PUT OPTION

    Until December 31, 2000, the Series D Investors have the right, only if any of the other Redeemable Warrant holders elect (and are able) to exercise their respective Put Options, to require the Company to redeem all (or any portion) of the warrants issued and outstanding. After December 31, 2000, the Series D Investors have the unrestricted right to require the Company to redeem all (or any portion) of the warrants issued and outstanding.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14--MANDATORILY REDEEMABLE COMMON STOCK WARRANTS (CONTINUED)
    DEFINITIONS

    The following terms are defined in the warrant agreements:

    TRIGGERING EVENTS--Defined as either of the following: (i) the sale of all or substantially all of the Company's assets or stock for cash in an amount equivalent to a common stockholder equity valuation of $60,000,000 or more; or
(ii) a Qualified (Series D Investors) Public Offering.

    REGISTERED PUBLIC OFFERINGS--Defined as the closing of underwritten public offerings with gross proceeds of at least $25,000,000 and valuing the fully diluted total common stock equity at an amount greater than or equal to $60,000,000 but less than $75,000,000.

    QUALIFIED (SERIES D INVESTORS) PUBLIC OFFERING--Defined as the closing of underwritten public offerings with gross proceeds of at least $25,000,000 and valuing the fully diluted total common stock equity at an amount equal to or greater than the "Minimum Equity Market Value", as defined below.

    MINIMUM EQUITY MARKET VALUE--Defined as: (i) for the period from February 20, 1996 through December 30, 1997--$75,000,000; (ii) for the period from December 31, 1997 through December 30, 1998--$95,000,000; (iii) for the period from December 31, 1998 through December 30, 1999-- $120,000,000. Antidilution provisions set forth in the warrant agreements require adjustment of the foregoing amounts. Through December 30, 1997, the adjusted Minimum Equity Market Value is approximately $86,000,000 to $93,000,000, depending on the impact of certain transactions.

    In March, 1997, the Series D Investors agreed as part of the Recapilalization to convert warrants to purchase 99,250 common shares into common stock in exchange for the cancellation of all of the remaining warrants outstanding.

SERIES E PREFERRED STOCK WARRANTS

    DESCRIPTION OF REDEEMABLE WARRANTS

    The Series E Preferred Stock warrants to purchase 49,079 common shares are held by the Series D Investors and one of the Senior Subordinated Lenders (67% and 33%, respectively, and collectively referred to as Series E Warrant Holders). The warrants were issued on September 18, 1996 in conjunction with the Company's sale of Series E Preferred Stock and are exercisable as of December 31, 1996. The Series E Warrant Holders are not entitled to receive any common stock cash dividends. When and if cash dividends are declared, the number of common shares subject to warrants and the per share exercise price is subject to adjustment. The warrants have voting rights.

    The warrant agreements provide for an increase in the number of common shares subject to the warrants if certain "Private Financing" or "Registered Public Offering" transactions, as defined below, occur prior to the exercise date. The amount of the increase is a formula determined value based on the per share price of the financing transactions. No increase in the number of common shares is required provided the financing transactions result in a price in excess of $14.32 per share.

    PUT OPTION

    Until December 31, 2000, the Series E Warrant Holders have the right, if a Registered Public Offering occurs and if the warrants are then exercisable, to require the Company to redeem all (or any portion) of the warrants issued and outstanding. If a Registered Public Offering does not occur, the warrant holders

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14--MANDATORILY REDEEMABLE COMMON STOCK WARRANTS (CONTINUED) have the right, only if the Senior Lenders elect (and are able) to exercise their respective Put Options, to require the Company to redeem all (or any portion) of their warrants as are issued and outstanding. After December 31, 2000, warrant holders have the unrestricted right to require the Company to redeem all (or any portion) of the warrants issued and outstanding.

    DEFINITIONS

    The following terms are defined in the warrant agreements:

    PRIVATE FINANCING--Defined as any disposition by the Company or any selling stockholder of any equity security or convertible security of the Company other than pursuant to a Registered Public Offering.

    REGISTERED PUBLIC OFFERING--Defined as the closing of an underwritten public offering for the common stock of the Company.

NOTE 15--CUMULATIVE CONVERTIBLE PREFERRED STOCK

    At December 31, 1993, the Company's preferred shares were mandatorily redeemable at the option of the holders. In conjunction with the 1994 debt refinancing the Company's Articles of Incorporation were amended and the preferred stockholders' mandatory redemption rights were terminated. As a result, the Company's mandatorily redeemable preferred shares were reclassified in the consolidated financial statements to stockholders' equity (deficit).

    As of December 31, 1995, the number of preferred shares authorized to be issued included 167,702 Series A shares, 1,636,316 Series B shares, and 3,000,000 Series C shares. On January 31, 1996 and September 15, 1996, the Company's Articles of Incorporation were further amended to authorize the issuance of 2,000,000 Series D shares and 1,500,000 Series E shares, respectively. All preferred shares are without par value and each share is entitled to one vote for each common share which would be issuable upon conversion.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 15--CUMULATIVE CONVERTIBLE PREFERRED STOCK (CONTINUED)
    The table below summarizes preferred stock issued during the three year period ended December 31, 1996 (amounts in thousands):

                                                SERIES A     SERIES B     SERIES C     SERIES D     SERIES E      TOTAL
                                               -----------  -----------  -----------  -----------  -----------  ---------
Balance, December 31, 1993...................   $     168    $   2,000    $   3,000    $  --        $  --       $   5,168
Issuance of 271,471 Series C preferred shares
  at $1.50 per share, net of issuance costs
  of $26,000.................................      --           --              381       --           --             381
                                                    -----   -----------  -----------  -----------  -----------  ---------
Balance, December 31, 1994 and December 31,
  1995.......................................         168        2,000        3,381       --           --           5,549
Issuance of 75,000 Series C preferred shares
  at $1.50 per share.........................      --           --              112       --           --             112
Issuance of 2,000,000 Series D preferred
  shares as described below, net of issuance
  costs of $558,000..........................      --           --           --            5,450       --           5,450
Issuance of 750,000 Series E preferred shares
  as described below, net of issuance costs
  of $137,000................................      --           --           --           --            2,739       2,739
                                                    -----   -----------  -----------  -----------  -----------  ---------
Balance, December 31, 1996...................   $     168    $   2,000    $   3,493    $   5,450    $   2,739   $  13,850
                                                    -----   -----------  -----------  -----------  -----------  ---------
                                                    -----   -----------  -----------  -----------  -----------  ---------

    The following table summarizes the number of preferred shares outstanding as of the dates indicated:

                                            SERIES A    SERIES B     SERIES C     SERIES D    SERIES E      TOTAL
                                            ---------  -----------  -----------  -----------  ---------  -----------
Number of shares outstanding as of
  December 31, 1993.......................    167,702    1,583,532    2,000,000      --          --        3,751,234
  December 31, 1994.......................    167,702    1,583,532    2,271,471      --          --        4,022,705
  December 31, 1995.......................    167,702    1,583,532    2,271,471      --          --        4,022,705
  December 31, 1996.......................    167,702    1,583,532    2,346,471    2,000,000    750,000    6,847,705

    Concurrent with the 1994 debt refinancing, 271,471 Series C preferred shares were issued to related parties consisting of 138,995 shares issued to certain common stockholders ("Investors") and 132,476 shares issued to the Senior Subordinated Debt Lenders.

    On February 9, 1996, certain members of Company management purchased for $112,000 an aggregate of 75,000 Series C preferred shares. On February 20, 1996, the Company sold 2,000,000 Series D preferred shares at $3.25 per share and issued Redeemable Warrants to purchase 194,618 common shares to the Series D Investors. Proceeds from the sale aggregating $492,000 were ascribed to the Redeemable Warrants to reflect their estimated fair market value on the issuance date. The proceeds from the sale were used to fund the Minority Interest Acquisition.

    On September 18, 1996, the Company sold 750,000 Series E preferred shares at $4.00 per share and issued Redeemable Warrants to purchase 49,079 common shares to the Series D Investors and the Senior Subordinated Lenders. Proceeds from the sale aggregating $124,000 were ascribed to the Redeemable Warrants to reflect their estimated fair market value on the issuance date. The proceeds from the sale were used to fund the ADS Acquisition.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 15--CUMULATIVE CONVERTIBLE PREFERRED STOCK (CONTINUED)
    Dividends are payable quarterly to the holders of preferred stock, when and if declared by the Board of Directors. Cash dividends at the annual rate of $.10, $.1263, $.15, $.325 and $.40 per share related to the Series A, Series B, Series C, Series D and Series E shares, respectively, accumulate from July 1, 1993 for the Series A and Series B shares, from July 1, 1994 for the Series C shares, from February 15, 1996 for the Series D shares and from September 18, 1996 for the Series E shares. All cumulative, unpaid dividends on the stock are to be cancelled and eliminated if the Company's common stock becomes registered in a public offering of common stock with gross proceeds of at least $10,000,000 at a per share price of not less than $15.87 on or before December 31, 1996. In January 1997, the holders of the preferred stock agreed to extend the cancellation date to May 5, 1997 and further, agreed to waive their right to receive all cumulative unpaid dividends, contingent on the consummation of the Offering. The Senior and Senior Subordinated Debt agreements prohibit the Company from paying dividends and, as a result, no dividend payments have been declared since issuance. Series A, Series B, Series C, Series D and Series E accumulated dividends in arrears aggregate $58,000 ($.350 per share), $700,000 ($.442 per share), $862,000 ($.379 per share), $568,000 ($.284 per share) and
$85,000 ($.113 per share), respectively, as of December 31, 1996.

    Each share of preferred stock is convertible into .28357 of a share of common stock, subject to adjustment in certain circumstances. All cumulative unpaid dividends, if any, are payable upon conversion. Liquidation preference is equal to $1.00, $1.263, $1.50, $3.25 and $4.00 per share for the Series A, Series B, Series C, Series D and Series E shares, respectively, plus declared but unpaid dividends. The aggregate liquidation preference for all preferred stock, excluding accumulated dividends in arrears, is $15,187,000 as of December 31, 1996. Payment of the Series D and Series E preferred stock per share liquidation preference, plus declared but unpaid dividends, is senior to the Series A, Series B and Series C preferred stock. Payment of the Series A, Series B and Series C preferred stock per share liquidation preference is pari passu to the Series A, Series B and Series C stockholders as a group; payment of declared but unpaid dividends are pro rata based on the relative proportion of the amounts accumulated but unpaid. Payment of the Series D and Series E preferred stock per share liquidation preference, plus declared but unpaid dividends, is pari passu to the Series D and Series E stockholders as a group.

    At December 31, 1996, the Company had warrants outstanding to purchase a total of 52,784 Series B shares at an exercise price of $1.263 per share. The warrants were issued in 1990 and expire on April 15, 2001. At December 31, 1996, a total of 52,784 authorized and unissued Series B shares were reserved for issuance upon exercise of the warrants.

NOTE 16--COMMON STOCK

    At December 31, 1995 and 1996, the Company was authorized to issue 2,268,560 and 4,253,550 common shares, respectively, without par value. As of December 31, 1996, a total of 3,391,709 common shares were reserved for issuance upon exercise of all warrants and stock options and the conversion of the preferred stock and Convertible Notes.

    At December 31, 1996, in addition to the Redeemable Warrants, the Company had issued non-redeemable warrants to purchase a total of 9,355 common shares at an exercise price of $4.454 per share expiring on February 20, 2001.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 16--COMMON STOCK (CONTINUED)
    The Company has a qualified stock option plan for key employees under which options to purchase common shares may be granted. The plan permits the granting of incentive stock options, as defined by Section 422 of the Internal Revenue Code, non-qualified stock options, restricted stock options and stock appreciation rights. The plan expires in 2003. Options generally vest in equal installments over five years from the date of grant and remain exercisable until December 31, 2002.

    The following table summarizes stock option activity for the three years ended December 31, 1996 (the grant date and per share exercise price is parenthetically noted):

                                                                                            NUMBER OF OPTIONS
                                                                                         ------------------------
                                                                                         AVAILABLE
                                                                                         FOR GRANT   OUTSTANDING
                                                                                         ----------  ------------
Options available for grant and outstanding, December 31, 1993.........................     145,471       67,915
Granted (February and November 1994 at $.529 per share)................................    (123,211)     123,211
Exercised..............................................................................      --           (2,269)
Expired or cancelled...................................................................       3,828       (3,828)
                                                                                         ----------  ------------
Options available for grant and outstanding, December 31, 1994.........................      26,088      185,029
Increase in number of shares authorized................................................      32,469       --
Granted (February and March 1995 at $.529 per share)...................................     (37,573)      37,573
Expired or cancelled...................................................................      14,179      (14,179)
                                                                                         ----------  ------------
Options available for grant and outstanding, December 31, 1995.........................      35,163      208,423
Increase in number of shares authorized................................................     283,570       --
Granted (4,254 shares in February 1996 at $.529 per share, 87,198 and 14,887 shares in
  September 1996 at $1.234 and $7.053 per share, respectively, and 40,692 shares in
  December 1996 at $7.053 per share)...................................................    (147,031)     147,031
Expired or cancelled (at $.529 per share)..............................................         453         (453)
                                                                                         ----------  ------------
Options available for grant and outstanding, December 31, 1996.........................     172,155      355,001
                                                                                         ----------  ------------
                                                                                         ----------  ------------

    Options for 141,845 shares were exercisable as of December 31, 1996 at a weighted-average exercise price of $.633 per share. The remaining options outstanding vest each year as follows: 1997-- 53,371 shares; 1998--53,781 shares; 1999--27,353 shares; 2000--35,407 shares; 2001--43,244 shares.

    The weighted-average exercise price of options outstanding was $.529 and $1.724 per share at December 31, 1995 and 1996, respectively. The Company believes the per share exercise price of options granted through February 1996 approximated the fair market value of the underlying common stock on the grant date. The exercise price of options granted after February 1996 were deemed to be below the fair market value of the underlying common stock on the grant date and such difference is being recognized as additional compensation expense in the consolidated financial statements on a straight line basis over the vesting period of the underlying options. Compensation expense recognized was $158,000 for the year ended December 31, 1996. Compensatory options for 14,025 shares were exercisable as of December 31, 1996. The remaining compensatory options outstanding vest each year on December 31 as follows: 1997--15,954 shares; 1998--18,846 shares; 1999--18,988 shares; 2000-- 31,720 shares; 2001--43,244 shares.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 16--COMMON STOCK (CONTINUED)
    The Company measures compensation expense related to its employee stock option plan using the intrinsic value method as prescribed by APB Opinion No.
25. Had compensation cost for the Company's stock option plan been determined based on the fair values of the options granted in 1995 and 1996 at the grant dates consistent with the method of SFAS 123, the Company's net loss applicable to common stockholders would have been as follows (amounts in thousands):

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1996
                                                                          ---------  ---------
Net loss applicable to common stockholders
  As reported...........................................................  $  (3,307) $  (6,357)
  Pro forma.............................................................     (3,307)    (6,362)

    For purposes of the pro forma presentation, the fair value for options granted in 1995 and 1996 was estimated at the grant dates using a minimum value method, assuming a risk-free interest rate of 5.5% with no projected dividend yields. Unlike other permitted option pricing models, the minimum value method excludes stock price volatility which cannot be reasonably estimated for the Company. For purposes of pro forma disclosures, the estimated fair value of options granted in fiscal years after December 31, 1994 is amortized to expense over the options' vesting period. The effects of applying SFAS 123 in providing the pro forma disclosures are not likely to be representative of the effects on the reported consolidated financial statements in future years.

    Pro forma per share information is not considered meaningful and has not been presented above due to the Recapitalization that will occur concurrent with the closing of the Offering.

NOTE 17--COMMITMENTS AND CONTINGENCIES

FORMER OWNER OF ACQUIRED BUSINESSES

    In October 1991, a subsidiary of the Company acquired, in a purchase transaction, the net assets and stock of several companies under common control from the former owner (the "Former Owner"). The purchase agreements provided for: (i) purchase price adjustments based on changes in working capital; (ii) a consulting services agreement; and (iii) contingent consideration in the maximum amount of $15,000,000 (of which none was ever paid) payable to the Former Owner based upon the acquired businesses' future attainment of defined performance criteria. During 1993 and 1994, the Company asserted various claims against the Former Owner for breach of representation, warranty provisions, and violation of various covenants set forth in the purchase agreements. The Former Owner counterclaimed certain of these matters and litigation commenced.

    On June 25, 1996, the Company and the Former Owner settled substantially all claims which were the subject of the above arbitration and litigation. Under the terms of the settlement, the Former Owner paid $190,000 to the Company as consideration for both parties agreeing to release each other from all monetary claims and terminating all agreements and pending arbitration and litigation proceedings. The consolidated results of operations for the year ended December 31, 1996 include a net gain of $157,000 recorded pursuant to the settlement agreement. The net gain reflects the write off of the net amount due to the Former Owner of $242,000 and the $190,000 received in cash, reduced by the write off of the remaining unamortized balances of non-compete agreements, which were terminated, and a litigation claim.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 17--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Both parties also agreed that the Company's claim for injunctive relief from the Former Owner's alleged violation of various covenants contained in the purchase agreements related to non-compete and disclosure of confidential information would be decided by binding arbitration before a single arbitrator. The arbitrator is empowered to decide only the matter of injunctive relief; monetary claims for damages were resolved pursuant to the aforementioned settlement agreement. Management believes the ultimate disposition of the arbitration will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

MINORITY STOCKHOLDER

    In December 1993, the Minority Stockholder filed a stockholders' derivative suit against the Company, certain wholly owned subsidiaries of the Company, a 75% owned subsidiary of the Company (the "Majority Owned Subsidiary") and certain current and former officers and directors of the wholly owned and Majority Owned subsidiaries. The derivative suit was dismissed in conjunction with the Company's acquisition of the Minority Stockholder's 25% interest on February 20, 1996 (Note 2).

OTHER LITIGATION

    The Company is a party to a license agreement with McDonnell Douglas pursuant to which the Company may request certain data in order to design and market modifications to aircraft manufactured by McDonnell Douglas. The agreement provides that the Company will pay McDonnell Douglas a royalty of five percent of the net sales price of all modifications sold by the Company for which the Company has requested data from McDonnell Douglas. The Company has requested data for a single modification, which modification the Company believes is exempt from the obligation to pay royalties under the agreement. McDonnell Douglas has made a demand for $650,000 for royalties. The Company does not believe that it is obligated to McDonnell Douglas in any amount. However, there can be no assurance that the Company will not be required to pay royalties to McDonnell Douglas.

    The Company and its subsidiaries are also involved in other routine legal and administrative proceedings incident to the normal conduct of business. Management believes the ultimate disposition of these matters, as well as the matter discussed in the preceding paragraph, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

LEASE COMMITMENTS

    The Company leases certain facilities and equipment under various capital and operating leases. Certain leases require payment of property taxes and include escalation clauses. Future minimum

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 17--COMMITMENTS AND CONTINGENCIES (CONTINUED) capital and operating lease commitments under non-cancelable leases are as follows as of December 31, 1996 (amounts in thousands):

                                                                            CAPITAL     OPERATING
                                                                            LEASES       LEASES
                                                                          -----------  -----------
Year ending December 31,
  1997..................................................................   $     314    $   1,857
  1998..................................................................         278        1,799
  1999..................................................................         147        1,672
  2000..................................................................          27        1,427
  2001..................................................................           4          985
  2002 and thereafter...................................................      --            4,052
                                                                          -----------  -----------
  Total minimum payments required.......................................         770    $  11,792
                                                                                       -----------
                                                                                       -----------
  Less: Amount representing future interest cost........................        (108)
                                                                          -----------
    Recorded obligation under capital leases............................   $     662
                                                                          -----------
                                                                          -----------

    Total rental expense charged to operations for the years ended December 31, 1994, 1995 and 1996 was $1,373,000, $1,531,000 and $1,614,000 respectively.

NOTE 18--CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION

    During the three years ended December 31, 1996, the Company paid the following amounts in cash (amounts in thousands):

                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                   1994       1995       1996
                                                                 ---------  ---------  ---------
Interest.......................................................  $   3,049  $   3,275  $   2,983
Income taxes paid..............................................         33         33        132

INFORMATION ON NONCASH INVESTING AND FINANCING ACTIVITIES

    Certain noncash investing and financing transactions occurred during the three years ended December 31, 1996, as follows (amounts in thousands):

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1994       1995       1996
                                                                   ---------  ---------  ---------
Debt incurred for the acquisition of machinery and equipment.....  $     276  $      33  $     414
Financing provided by sellers in connection with acquisitions....         --         --      3,492
Liabilities assumed in conjunction with acquisitions.............         --         --      2,687

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 19--FOREIGN OPERATIONS AND EXPORT REVENUES

FOREIGN OPERATIONS

    The Company operates in one business segment--avionics components manufacturing and integration services. Domestic and foreign operations consist of (amounts in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1994       1995       1996
                                                                       ---------  ---------  ---------
Revenues
  Gross revenues
    United States....................................................  $  46,207  $  54,394  $  64,383
    Western Europe...................................................      7,309      9,388     10,882
                                                                       ---------  ---------  ---------
      Total gross revenues...........................................     53,516     63,782     75,265
                                                                       ---------  ---------  ---------
  Less interarea transfers
    United States....................................................       (721)      (814)    (1,496)
    Western Europe...................................................     (5,703)    (7,129)    (8,670)
                                                                       ---------  ---------  ---------
      Total interarea transfers......................................     (6,424)    (7,943)   (10,166)
                                                                       ---------  ---------  ---------
  Net revenues
    United States....................................................     45,486     53,580     62,887
    Western Europe...................................................      1,606      2,259      2,212
                                                                       ---------  ---------  ---------
      Total net revenues.............................................  $  47,092  $  55,839  $  65,099
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

Income from operations
  United States......................................................  $   1,494  $   1,354  $   3,727
  Western Europe.....................................................        266        501        746
  Interarea eliminations.............................................     --            (20)      (222)
                                                                       ---------  ---------  ---------
    Total income from operations.....................................  $   1,760  $   1,835  $   4,251
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

Consolidated assets
  United States......................................................  $  35,990  $  34,425  $  67,889
  Western Europe.....................................................      5,713      6,490      6,015
  Interarea eliminations.............................................     (4,018)    (4,586)    (4,638)
                                                                       ---------  ---------  ---------
    Total consolidated assets........................................  $  37,685  $  36,329  $  69,266
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    Interarea sales are accounted for at prices which the Company believes would be equivalent to unaffiliated customer sales. Interarea transfers and eliminations reflect the shipment of raw component parts between areas. Operating income excludes net interest expense, other income (expense) and minority interests which are directly attributable to the related operations. Corporate assets are included with United States assets.

EXPORT REVENUES

    Consolidated revenues include export revenues of $2,890,000, $5,161,000 and $6,484,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Export revenues are primarily derived from sales to customers located in Western Europe, the Far East and Canada.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 20--EMPLOYEE BENEFIT PLANS

    The Company's Swiss subsidiary sponsors a defined contribution pension plan covering substantially all of its employees as required by Swiss law. Contributions and costs, which are shared equally by the Company and the employees, are determined as a percentage of each covered employees' salary. Company contributions and costs associated with the plan were $100,000, $148,000 and $151,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

    Substantially all of the Company's domestic employees are eligible to participate in a 401(k) defined contribution plan (the "Plan"). Participation in the Plan is at the discretion of each individual employee who is eligible to participate. Each participating employee is permitted to make a contribution up to a maximum amount defined in the Plan. The Company and its subsidiaries may make periodic discretionary matching contributions to the Plan. No matching contributions were made to the plan during the years ended December 31, 1994, 1995 and 1996. The costs associated with administering the plan were not significant for any period presented.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 21--RELATED PARTY TRANSACTIONS

    The Company's transactions with related parties included in the consolidated financial statements are summarized in the table below (amounts in thousands):

                                                                                              DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1994       1995       1996
                                                                                     ---------  ---------  ---------
INVESTORS
14% demand notes
  Interest earned during the period................................................  $     113  $  --      $  --
  Amount repaid, including accrued interest, with proceeds from the 1994 debt
    refinancing....................................................................      1,281     --         --
Purchase of 271,471 shares of Series C preferred stock at $1.50 per share..........        208     --         --

SENIOR SUBORDINATED LENDERS
Interest and advisory fees
  Earned during the period.........................................................        150        912        983
  Accrued and payable as of period end.............................................        137     --             43
Purchase of Convertible Notes, Series E preferred stock and Redeemable Warrants in
  conjunction with the ADS Acquisition.............................................     --         --          2,000
Fees and expenses earned --
  Capitalized as deferred financing costs..........................................        140     --             18
  Recorded as a reduction of gross proceeds from the sale of preferred shares......     --         --             18

SERIES D INVESTORS
Purchases of debt and equity securities
  Series D preferred stock and Redeemable Warrants in conjunction with Minority
    Interest Acquisition...........................................................     --         --          6,500
  Convertible Notes, Series E preferred stock and Redeemable Warrants in
    conjunction with the ADS Acquisition...........................................     --         --          4,000
Fees and expenses earned --
  Capitalized as deferred financing costs..........................................     --         --             37
  Recorded as a reduction of gross proceeds from the sale of preferred shares......     --         --             37
Convertible Notes interest earned and accrued and payable as of year end...........     --         --             86

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 21--RELATED PARTY TRANSACTIONS (CONTINUED)
    Each related party is described below and their fully diluted equity securities ownership percentage of the Company, as of December 31, 1996, is computed based upon the issued and outstanding Convertible Notes (Note 8), Redeemable Warrants (Note 14), preferred stock and warrants (Note 15) and common stock and warrants (Note 16):

    INVESTORS--Own 32.2% of the Company's issued and outstanding equity securities and are represented on the Company's Board of Directors (Notes 14, 15 and 16).

    SENIOR SUBORDINATED LENDERS--Own 20.6% of the Company's issued and outstanding equity securities (including 8.1% acquired from an Investor in a private transaction in 1994), are represented on the Company's Board of Directors, and provide a portion of the Company's Convertible Notes financing and the Subordinated Debt (Notes 8, 10, 14, 15 and 16).

    SERIES D INVESTORS--Own 36.1% of the Company's issued and outstanding equity securities, are represented on the Company's Board of Directors, and provide a portion of the Company's Convertible Notes financing (Notes 8, 14, 15 and
    16).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Allard Industries, Inc.

    In our opinion, the accompanying balance sheets and the related statements of income and changes in owner's net investment and of cash flows present fairly, in all material respects, the financial position of Aerospace Display Systems, a division of Allard Industries, Inc., at December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
August 2, 1996

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------   SEPTEMBER
                                                                 1994        1995       18, 1996
                                                              ----------  -----------  -----------
                                                                                       (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................  $        1  $         1  $       1
  Accounts receivable, net..................................       1,347        1,339      1,292
  Inventories...............................................       2,520        2,961      3,273
  Prepaid expenses..........................................          15           27         47
                                                              ----------  -----------  -----------
    Total current assets....................................       3,883        4,328      4,613
Property and equipment, net.................................         221          328        319
Other assets................................................          27           45         40
                                                              ----------  -----------  -----------
    Total assets............................................  $    4,131  $     4,701  $   4,972
                                                              ----------  -----------  -----------
                                                              ----------  -----------  -----------

LIABILITIES AND OWNER'S NET INVESTMENT
Current liabilities
  Accounts payable..........................................  $      409  $       597  $     405
  Accrued expenses..........................................         278          281        246
                                                              ----------  -----------  -----------
    Total current liabilities...............................         687          878        651

Commitments and contingencies (Note 9)

Owner's net investment......................................       3,444        3,823      4,321
                                                              ----------  -----------  -----------
    Total liabilities and owner's net investment............  $    4,131  $     4,701  $   4,972
                                                              ----------  -----------  -----------
                                                              ----------  -----------  -----------

    The accompanying notes are an integral part of the financial statements.

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                                                       PERIOD FROM
                                                             YEAR ENDED               NINE MONTHS       JANUARY 1
                                                            DECEMBER 31,                 ENDED             TO
                                                   -------------------------------   SEPTEMBER 30,    SEPTEMBER 18,
                                                     1993       1994       1995          1995             1996
                                                   ---------  ---------  ---------  ---------------  ---------------
                                                                                              (UNAUDITED)
Revenues.........................................  $   8,859  $   8,259  $   9,952     $   7,649        $   7,706
Cost of sales....................................      6,483      6,192      6,594         5,154            4,855
                                                   ---------  ---------  ---------       -------          -------
  Gross profit...................................      2,376      2,067      3,358         2,495            2,851
Selling, general and administrative expenses.....      1,642      1,516      1,991         1,454            1,286
                                                   ---------  ---------  ---------       -------          -------
  Income from operations.........................        734        551      1,367         1,041            1,565
Interest expense.................................        209        204        150           122               52
                                                   ---------  ---------  ---------       -------          -------
  Income before provision for income taxes.......        525        347      1,217           919            1,513
Provision for income taxes.......................        207        141        495           374              615
                                                   ---------  ---------  ---------       -------          -------
  Net income.....................................  $     318  $     206  $     722     $     545        $     898
                                                   ---------  ---------  ---------       -------          -------
                                                   ---------  ---------  ---------       -------          -------

    The accompanying notes are an integral part of the financial statements.

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                STATEMENTS OF CHANGES IN OWNER'S NET INVESTMENT

                                 (IN THOUSANDS)

                                                                              YEAR ENDED               PERIOD FROM
                                                                             DECEMBER 31,               JANUARY 1
                                                                    -------------------------------        TO
                                                                      1993       1994       1995      SEPTEMBER 18,
                                                                    ---------  ---------  ---------       1996
                                                                                                     ---------------
                                                                                                       (UNAUDITED)
Owner's net investment at beginning of period.....................  $   3,438  $   3,189  $   3,444     $   3,823
Net income........................................................        318        206        722           898
Net change in interdivision payables and other borrowings.........       (567)        49       (343)         (400)
                                                                    ---------  ---------  ---------       -------
Owner's net investment at end of period...........................  $   3,189  $   3,444  $   3,823     $   4,321
                                                                    ---------  ---------  ---------       -------
                                                                    ---------  ---------  ---------       -------

    The accompanying notes are an integral part of the financial statements.

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                           PERIOD FROM
                                                                 YEAR ENDED               NINE MONTHS       JANUARY 1
                                                                DECEMBER 31,                 ENDED             TO
                                                       -------------------------------   SEPTEMBER 30,    SEPTEMBER 18,
                                                         1993       1994       1995          1995             1996
                                                       ---------  ---------  ---------  ---------------  ---------------
                                                                                                  (UNAUDITED)
Cash flows from operating activities
  Net income.........................................  $     318  $     206  $     722     $     545        $     898
  Adjustments to reconcile net income to net cash
    provided by (used for) operating activities
    Depreciation.....................................         16         33         49            35               51
    Changes in assets and liabilities
      Accounts receivable............................        277        (71)         8          (177)              47
      Inventories....................................        200       (201)      (441)          (86)            (312)
      Prepaid expenses...............................          7         16        (12)          (12)             (20)
      Other assets...................................         15     --            (18)           (4)               5
      Accounts payable and accrued expenses..........       (193)        86        191           111             (227)
                                                       ---------  ---------  ---------        ------           ------
        Net cash provided by operating activities....        640         69        499           412              442
                                                       ---------  ---------  ---------        ------           ------
Cash flows from investing activities
  Capital expenditures...............................        (72)      (118)      (156)         (115)             (42)
                                                       ---------  ---------  ---------        ------           ------
        Net cash used in investing activities........        (72)      (118)      (156)         (115)             (42)
                                                       ---------  ---------  ---------        ------           ------
Cash flows from financing activities
  (Decrease) increase in interdivision payables and
  other borrowings...................................       (567)        49       (343)         (297)            (400)
                                                       ---------  ---------  ---------        ------           ------
        Net cash (used in) provided by financing
          activities.................................       (567)        49       (343)         (297)            (400)
                                                       ---------  ---------  ---------        ------           ------
Net increase in cash and cash equivalents............          1     --         --            --               --
Cash and cash equivalents at beginning of the
  period.............................................     --              1          1             1                1
                                                       ---------  ---------  ---------        ------           ------
Cash and cash equivalents at end of period...........  $       1  $       1  $       1     $       1        $       1
                                                       ---------  ---------  ---------        ------           ------
                                                       ---------  ---------  ---------        ------           ------
Supplemental disclosure of cash flow information--
  Cash paid during the period for interest...........  $     209  $     199  $     157     $     127        $      60
                                                       ---------  ---------  ---------        ------           ------
                                                       ---------  ---------  ---------        ------           ------

    The accompanying notes are an integral part of the financial statements.

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION AS OF SEPTEMBER 18, 1996, FOR THE NINE MONTHS ENDED SEPTEMBER 30,
  1995 AND FOR THE PERIOD FROM JANUARY 1 TO SEPTEMBER 18, 1996 IS UNAUDITED.)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE BUSINESS

    Aerospace Display Systems ("ADS" or the "Division") located in Hatfield, Pennsylvania is a division of Allard Industries, Inc. ("Allard") and was acquired from the BF Goodrich Company ("BF Goodrich") in a purchase transaction in December 1992. ADS designs and manufactures dichroic liquid crystal displays ("LCDs") and modules for both military and commercial aerospace applications for the domestic and foreign aircraft industry, principally in North America and Europe.

    On July 26, 1996 Allard entered into an agreement to sell certain assets and the business of the Division to a subsidiary of DeCrane Aircraft Holdings, Inc. (Note 10).

BASIS OF PRESENTATION

    Preparation of these financial statements in conformity with generally accepted accounting principles requires the Division to make estimates and assumptions that affect the reported amounts on the balance sheets, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    The statements of income and changes in owner's net investment includes all charges applicable to the Division. Allard provides certain services to, and incurs costs on behalf of, the Division. All of the allocations and estimates in the financial statements are based on assumptions that the Division and Allard believe are reasonable.

    The financial information as of September 18, 1996 and for the nine months ended September 30, 1995 and for the period from January 1 to September 18, 1996 is unaudited. In the opinion of the Division, the unaudited financial information is presented on a basis consistent with the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for such interim periods presented. The results of operations for interim periods are not necessarily indicative of results of operations for the full year.

INVENTORIES

    Inventories are stated principally at the lower of cost or market, as determined under the last-in, first-out ("LIFO") method. Costs include materials, labor and manufacturing overhead.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using straight-line and accelerated methods over their estimated useful lives, ranging from four to fifteen years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or remaining lease term, whichever is less. Expenditures for maintenance and repairs are expensed as incurred. The cost of improvements are capitalized. Upon retirement or disposal, the cost and accumulated depreciation of property and equipment are reduced and any gain or loss is recorded in income or expense.

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF SEPTEMBER 18, 1996, FOR THE NINE MONTHS ENDED SEPTEMBER 30,
  1995 AND FOR THE PERIOD FROM JANUARY 1 TO SEPTEMBER 18, 1996 IS UNAUDITED.)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The taxable income of the Division is included in the consolidated tax return of Allard. As such, separate income tax returns were not prepared or filed by the Division. The provision for income taxes included in these financial statements has been calculated as if the Division was a tax paying entity, using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the liability method specified in SFAS 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in the liability for deferred taxes.

REVENUE RECOGNITION

    Revenues from the sale of manufactured products are recorded when products are shipped.

STATEMENT OF CASH FLOWS

    For purposes of the statement of cash flows, cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

    Accounts receivable is net of an allowance for doubtful accounts of $28,000 at December 31, 1994 and 1995 (none at September 18, 1996).

NOTE 2--INVENTORIES

    Inventories are comprised of the following (amounts in thousands):

                                                       DECEMBER 31,
                                               -----------------------------   SEPTEMBER 18,
                                                   1994            1995             1996
                                               ------------   --------------   --------------
                                                                                (UNAUDITED)
Raw material.................................  $        832   $          977   $       1,260
Work-in process..............................           655              533             560
Finished goods...............................         1,033            1,451           1,453
                                               ------------          -------         -------
  Total inventories..........................  $      2,520   $        2,961   $       3,273
                                               ------------          -------         -------
                                               ------------          -------         -------

    The division uses the last-in, first-out method ("LIFO") for valuing its inventory. If the first-in, first-out ("FIFO") method had been used, inventories would have been higher than reported by $33,000, $29,000 and $29,000 at December 31, 1994 and 1995 and September 18, 1996, respectively.

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF SEPTEMBER 18, 1996, FOR THE NINE MONTHS ENDED SEPTEMBER 30,
  1995 AND FOR THE PERIOD FROM JANUARY 1 TO SEPTEMBER 18, 1996 IS UNAUDITED.)

NOTE 3--PROPERTY AND EQUIPMENT

    Property and equipment includes the following (amounts in thousands):

                                                                   DECEMBER 31,
                                                               --------------------   SEPTEMBER 18,
                                                                 1994       1995          1996
                                                               ---------  ---------  ---------------
                                                                                       (UNAUDITED)
Machinery and equipment......................................  $     214  $     354     $     380
Computer equipment, furniture and fixtures...................         45         45            61
Leasehold improvements.......................................         12         26            26
                                                               ---------  ---------        ------
  Total cost.................................................        271        425           467
  Accumulated depreciation...................................        (50)       (97)         (148)
                                                               ---------  ---------        ------
    Net property and equipment...............................  $     221  $     328     $     319
                                                               ---------  ---------        ------
                                                               ---------  ---------        ------

    The acquisition of the Division in December 1992 from BF Goodrich was a bargain purchase transaction and as a result, all property and equipment was recorded at $0 at the date of the acquisition. Depreciation expense related to capital expenditures subsequent to the purchase transaction amounted to $16,000, $33,000 and $49,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $35,000 and $51,000 for the nine months ended September 30, 1995 and the period from January 1 to September 18, 1996, respectively.

NOTE 4--RELATED PARTY TRANSACTIONS

NOTES PAYABLE

    The Division's cash requirements were met by funds generated from operations, supplemented as necessary by advances or borrowings from Allard. Borrowings from Allard were made pursuant to unwritten, informal arrangements. Interest was charged to the Division as the Division's share of Allard interest expense based on the Division's proportionate share of total Allard borrowings. Interest expense was $209,000, $204,000 and $150,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $122,000 and $52,000 for the nine months ended September 30, 1995 and the period from January 1 to September 18, 1996, respectively. Amounts payable to Allard are classified with owner's net investment in the accompanying balance sheets.

CORPORATE EXPENSES

    The results of operations include significant transactions with Allard business units that are outside of the Division's operations. These transactions involve functions and services (such as executive management, cash management, tax administration and strategic planning) that were provided to the Division by these other Allard units. The payroll cost of these functions and services has been allocated to the Division based on Allard management's estimated proportionate level of effort in servicing the Division. Other costs of these functions and services have been allocated to the Division based on its revenues in proportion to other Allard divisions. Allard and the Division's management believe this allocation methodology is reasonable. Corporate charges were $345,000, $264,000 and $360,000 for the years ended December 31, 1993, 1994, and
1995, respectively, and $240,000 and $301,000 for the

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF SEPTEMBER 18, 1996, FOR THE NINE MONTHS ENDED SEPTEMBER 30,
  1995 AND FOR THE PERIOD FROM JANUARY 1 TO SEPTEMBER 18, 1996 IS UNAUDITED.)

NOTE 4--RELATED PARTY TRANSACTIONS (CONTINUED) nine months ended September 30, 1995 and the period from January 1 to September 18, 1996, respectively.

PURCHASES

    Purchases by the Division from other divisions of Allard were $347,000, $468,000 and $440,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $307,000 and $227,000 for the nine months ended September 30, 1995 and the period from January 1 to September 18, 1996, respectively.

NOTE 5--PENSION PLAN

    Allard has a defined contribution 401(k) plan in which substantially all employees of the Division may participate. Under this plan, employees may make voluntary contributions of their compensation. The Division may make periodic discretionary matching contributions to the plan. No matching contributions were made to the plan during the years ended December 31, 1993, 1994 and 1995.

NOTE 6--CONCENTRATION OF CREDIT RISK AND OTHER INFORMATION

    The Division's sales are made principally to commercial OEM customers, airlines and U.S. government subcontractors. Sales to U.S. government subcontractors amounted to approximately $4,291,000, $3,869,000 and $3,454,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $2,962,000 and $2,917,000 for the nine months ended September 30, 1995 and the period from January 1 to September 18, 1996, respectively.

    The Division is potentially subject to concentrations of credit risk as the Division relies heavily on customers operating in the domestic and foreign commercial aircraft industry. Generally, the Division does not require collateral or other security to support accounts receivable subject to credit risk. Under certain circumstances, deposits or cash on delivery terms are required. The Division maintains reserves for potential credit losses.

    Certain customers each accounted for more than 10% of the Division's revenues, as follows:

                                                                                                       PERIOD FROM
                                                    YEAR ENDED                    NINE MONTHS           JANUARY 1
                                                   DECEMBER 31,                      ENDED                 TO
                                       -------------------------------------     SEPTEMBER 30,        SEPTEMBER 18,
                                          1993         1994         1995             1995                 1996
                                          -----        -----        -----     -------------------  -------------------
                                                                                            (UNAUDITED)
Customer A...........................         16%          12%          10%              11%                   7%
Customer B...........................         13%          10%           8%               9%                   9%
Customer C...........................         18%           3%          10%              10%                  13%
Customer D...........................          6%          10%           9%               9%                   6%
                                              --           --           --               --                   --
  Total..............................         53%          35%          37%              39%                  35%
                                              --           --           --               --                   --
                                              --           --           --               --                   --

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF SEPTEMBER 18, 1996, FOR THE NINE MONTHS ENDED SEPTEMBER 30,
  1995 AND FOR THE PERIOD FROM JANUARY 1 TO SEPTEMBER 18, 1996 IS UNAUDITED.)

NOTE 6--CONCENTRATION OF CREDIT RISK AND OTHER INFORMATION (CONTINUED)
    Complete loss of any of these customers could have an adverse impact on the future results of operations.

    Revenues include export revenues, principally to Western Europe, of $1,030,000, $1,930,000 and $1,623,000 for the years ended December 31, 1993,
1994 and 1995, respectively, and $1,513,000 and $1,289,000 for the nine months ended September 30, 1995 and the period from January 1 to September 18, 1996, respectively.

NOTE 7--ACCRUED EXPENSES

    Accrued expenses are comprised of the following (amounts in thousands):

                                                                   DECEMBER 31,
                                                               --------------------    SEPTEMBER 18,
                                                                 1994       1995           1996
                                                               ---------  ---------  -----------------
                                                                                        (UNAUDITED)
Salaries, wages and compensated absences and payroll related
  taxes......................................................  $     113  $     116      $     171
Commissions..................................................         43         40             34
Warranty.....................................................         70         82             15
Other accrued expenses.......................................         52         43             26
                                                               ---------  ---------          -----
  Total accrued expenses.....................................  $     278  $     281      $     246
                                                               ---------  ---------          -----
                                                               ---------  ---------          -----

NOTE 8--INCOME TAXES

    The provisions for income taxes are as follows (amounts in thousands):

                                                                                 YEAR ENDED
                                                                                DECEMBER 31,
                                                                       -------------------------------
                                                                         1993       1994       1995
                                                                       ---------  ---------  ---------
Current
  U.S. federal.......................................................  $     119  $      16  $     355
  State..............................................................         31          5        116
                                                                       ---------  ---------  ---------
    Total current....................................................        150         21        471
                                                                       ---------  ---------  ---------

Deferred
  U.S. federal.......................................................         43         90         18
  State..............................................................         14         30          6
                                                                       ---------  ---------  ---------
    Total deferred...................................................         57        120         24
                                                                       ---------  ---------  ---------
      Total provision................................................  $     207  $     141  $     495
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF SEPTEMBER 18, 1996, FOR THE NINE MONTHS ENDED SEPTEMBER 30,
  1995 AND FOR THE PERIOD FROM JANUARY 1 TO SEPTEMBER 18, 1996 IS UNAUDITED.)

NOTE 8--INCOME TAXES (CONTINUED)
    Deferred tax liabilities (assets) are comprised of the following (amounts in thousands):

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                     -------------------------------
                                                                       1993       1994       1995
                                                                     ---------  ---------  ---------
Gross deferred tax liabilities
  Inventory........................................................  $     341  $     341  $     341
  Other............................................................         18         18         18
                                                                     ---------  ---------  ---------
    Gross deferred tax liabilities.................................        359        359        359
                                                                     ---------  ---------  ---------

Gross deferred tax (assets)
  Fixed assets.....................................................       (233)      (127)       (59)
  Accrued expenses.................................................        (63)       (55)       (59)
  Other............................................................        (22)       (16)       (56)
                                                                     ---------  ---------  ---------
    Gross deferred tax (assets)....................................       (318)      (198)      (174)
                                                                     ---------  ---------  ---------
      Net deferred tax liability...................................  $      41  $     161  $     185
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    The net deferred tax liability has been included in owner's net investment in each period. Income taxes currently payable, and deemed remitted by the Division to Allard, amounted to $150,000, $22,000 and $471,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

    The provision for income tax differs from the amount of income tax determined by applying the applicable U.S. statutory federal rate to the income before income taxes as a result of the following differences (amounts in thousands):

                                                                                 YEAR ENDED
                                                                                DECEMBER 31,
                                                                       -------------------------------
                                                                         1993       1994       1995
                                                                       ---------  ---------  ---------
Income tax at U.S. statutory rates...................................  $     179  $     118  $     414
State income taxes, net of federal benefit...........................         28         23         80
Other, net...........................................................     --         --              1
                                                                       ---------  ---------  ---------
  Income tax at effective rates......................................  $     207  $     141  $     495
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

                           AEROSPACE DISPLAY SYSTEMS
                    (A DIVISION OF ALLARD INDUSTRIES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF SEPTEMBER 18, 1996, FOR THE NINE MONTHS ENDED SEPTEMBER 30,
  1995 AND FOR THE PERIOD FROM JANUARY 1 TO SEPTEMBER 18, 1996 IS UNAUDITED.)

NOTE 9--COMMITMENTS AND CONTINGENCIES

    The Division has entered into certain operating leases which require minimum annual payments as follows: 1996--$193,000; 1997--$194,000; 1998--$184,000;
1999--$139,000, and 2000--$15,000. The total rental expense for all operating leases was $238,000, $166,000 and $181,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

    The Division is also subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a material adverse effect on the financial position, results of operations or cash flows of the Division.

NOTE 10--EVENT SUBSEQUENT TO REPORT OF INDEPENDENT ACCOUNTANTS (UNAUDITED)

    On September 18, 1996, a subsidiary of DeCrane Aircraft Holdings, Inc. consummated the purchase from Allard of the assets, subject to the liabilities, of the Division.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Recent Developments.......................................................   13
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Consolidated Financial Data......................................   19
Unaudited Pro Forma Consolidated Financial Data...........................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   24
Business..................................................................   30
Management................................................................   47
Principal and Selling Stockholders........................................   53
Certain Transactions......................................................   55
Description of Capital Stock..............................................   57
Shares Eligible for Future Sale...........................................   62
Underwriting..............................................................   63
Legal Matters.............................................................   65
Experts...................................................................   65
Additional Information....................................................   65
Index to Financial Statements.............................................  F-1

                           --------------------------

    UNTIL MAY 12, 1997 (25 DAYS AFTER THE DATE HEREOF), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH THIS RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,797,423 SHARES

                                     [LOGO]

                                DECRANE AIRCRAFT
                                 HOLDINGS, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

                            SCHRODER WERTHEIM & CO.

                            DILLON, READ & CO. INC.

                                  ING BARINGS

                                 APRIL 16, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

ITEM                                                                                AMOUNT
-------------------------------------------------------------------------------  -------------
SEC Registration Fee...........................................................  $      13,577
NASD Filing Fee................................................................          4,981
Nasdaq National Marketing Listing Fee..........................................         30,500
Blue Sky Filing Fees and Expenses..............................................          3,000
Printing and Engraving Costs...................................................        225,000
Transfer Agent Fees............................................................          5,000
Legal Fees and Expenses........................................................        745,000
Accounting Fees and Expenses...................................................        340,000
Miscellaneous..................................................................         20,442
                                                                                 -------------
    Total......................................................................  $   1,387,500

    All amounts are estimated except for the SEC Registration Fee and the NASD Filing Fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director: (i) for any breach of such director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or recision based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

    In addition, the Certificate of Incorporation and the Company's Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer of the Company who by reason of the fact that he or she is a director or officer of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable provisions of GCLSD. The Company may from time to time agree to provide similar indemnifications to certain employees and other agents.

    The Company also maintains directors' and officers' liability insurance.

    In addition, the Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    (1) Pursuant to a Securities Purchase Agreement dated November 2, 1994 and Electra Investment Trust P.L.C. and Electra Associates, Inc (collectively, "Electra") and DSV Partners, the Company sold 271,471 shares of Series C preferred stock for a purchase price of $1.50 per share. The sale of these securities was exempt from registration pursuant to Section 4(2) of the Act.

    (2) Pursuant to an Amended and Restated Credit Agreement dated as of November 2, 1994 among the Company, Provident Bank ("Provident") and Internationale Nederlanden (U.S.) Capital Corporation ("ING), the Company issued warrants to purchase an aggregate of 84,748 shares of Common Stock in connection with the amendment and restatement of the Company's credit agreement. Also in connection with the Amended and Restated Credit Agreement the Company issued warrants to purchase an aggregate of 94,558 shares of Common Stock to a former lender to the Company. The issuance of these securities was exempt from registration pursuant to Section 4(2) of the Act.

    (3) Pursuant to a Securities Purchase Agreement dated as of November 2, 1994 among the Company and Electra, the Company issued for a purchase price of $7.0 million (i) 12% Senior Subordinated Notes due December 31, 2001 having an aggregate principal amount of $7.0 million, and (ii) warrants to purchase 266,990 shares of Common Stock. The issuance of these securities was exempt from registration pursuant to Section 4(2) of the Act.

    (4) Pursuant to a Securities Purchase Agreement dated as of February 20, 1996 among the Company, Nassau Capital Partners, L.P. and NAS Partners I, L.L.C., the Company issued an aggregate purchase price of $6.5 million (i) 2,000,000 shares of Series D Preferred Stock, and (ii) warrants to purchase 194,618 shares of Common Stock. The issuance of these securities was exempt from registration pursuant to Section 4(2) of the Act.

    (5) In January 1994, the Company sold 2,269 shares of Common Stock for $.53 per share to John Schnepf. Such securities were sold pursuant to the exercise of stock options.

    (6) Pursuant to a Securities Purchase Agreement dated February 9, 1996 among the Company, R.G. MacDonald, Charles Becker, Robert Rankin and John Hinson the Company sold 75,000 shares of Series C preferred stock for a purchase price of $1.50 per share. The sale of these securities was exempt from registration pursuant to Section 4(2) of the Act.

    (7) Pursuant to a Securities Purchase Agreement dated September 18, 1996 among the Company, Nassau the Company sold (i) $2.0 million aggregate principal amount of 15% convertible Notes and 49,079 warrants to purchase Common Stock for a purchase price of $3.0 million, and (ii) 750,000 shares of Series E Preferred Stock and 49,079 warrants to purchase Common Stock for a purchase price of $3.0 million. The issuance of such securities was exempt from registration under
Section 4(2) of the Act.

    (8) Pursuant to an Amended and Restated Credit Agreement dated as of September 18, 1996 among the Company, Provident and Internationale Nederlanden (U.S.) Capital Corporation., ING and Provident Bank, the Company issued 70,892 warrants to purchase Common Stock as additional consideration for amendments to documents governing certain indebtedness of the Company. The issuance of these securities was exempt from registration pursuant to Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

      1.1  Form of Underwriting Agreement**

      3.1  Certificate of Incorporation of Registrant**

      3.2  Bylaws of Registrant**

      4.1  Specimen Certificate (incorporated by reference to Exhibit 2(1) of the Company's
             Form 8-A/A filed April 14, 1997)**

      5.1  Opinion of Spolin & Silverman (re legality)

     10.1  1993 Share Incentive Plan**

     10.2  Tax Sharing Agreement dated March 15, 1993 between the Company TSH and Hollingsead
             International, Inc.**

     10.3  Employment Agreement dated September 1, 1994 between the Company and R. Jack
             DeCrane**

     10.4  Employment Agreement dated June 28, 1993 between the Company and R. G. MacDonald**

     10.5  Restrictive Covenant Agreement among the Company, ADS Acquisition, Inc. and the
             Allard Children's Trust f/b/o John R. Allard**

     10.6  Restrictive Covenant Agreement among the Company, ADS Acquisition, Inc. and the
             Allard Children's Trust f/b/o Michael E. Allard**

     10.7  Restrictive Covenant Agreement among the Company, ADS Acquisition, Inc. and Younes
             Nazarian**

     10.8  Restrictive Covenant Agreement among the Company, ADS Acquisition, Inc. and David and Angela Nazarian, Trustees of the Nazarian Family Trust**

     10.9  Restrictive Covenant Agreement among the Company, ADS Acquisition, Inc. and Gerald
             R. Allard, Trustee of the Gerald R. Allard Revocable Trust of 1994**

    10.10  Fourth Amended and Restated Registration Rights Agreement dated September 18, 1996 among the Company, Banc One Capital Partners Corporation, Brantley Venture
             Partners II, L.P., R. Jack DeCrane, DSV Parnters, IV, Electra Investment Trust,
             P.L.C., Internationale Nederlanden (U.S.) Capital Corporation, Electra Associates,
             Inc., The Provident Bank, Nassau Capital Partners L.P., NAS Partner I L.L.C.**

    10.11  Fourth Amended and Restated Shareholders Agreement dated September 18, 1996 among the Company, Banc One Capital Partners Corporation, Brantley Venture Partners II,
             L.P., R. Jack DeCrane, DSV Partners, IV, Electra Investment Trust, P.L.C.,
             Internationale Nederlanden (U.S.) Capital Corporation, Electra Associates, Inc.,
             The Provident Bank, Nassau Capital Partners L.P., NAS Partner I L.L.C.**

    10.12  Lease dated September 1989 as amended on December 15, 1993 among Continental
             Development Corporation, Tri-Star Electronics, Inc., and Cory Components, Inc. for
             real property in El Segundo, CA**

    10.13  Amended and Restated Credit Agreement, dated September 18, 1996, among the Comapny,
             ADS Acquisition, Inc., Tri-Star Holdings, Inc., Tri-Star Electronics
             International, Inc., Tri-Star Technologies, Inc., Tri-Star Technologies, Tri-Star
             Electronics Europe S.A., Mezzovico, Cory Holdings, Inc., Cory Components, Inc.,
             Hollingsead International, Inc., Hollingsead International Limited, The Provident
             Bank, and Internationale Nederlanden (U.S.) Capital Corporation**

    10.14  General Terms Agreement dated July 5, 1995 between the Boeing Company and Cory
             Components, Number 6-5752-0002**

    10.15  Special Business Provisions dated November 30, 1995 between the Boeing Company and
             Cory Components, Number 6-5752-0004**

    10.16  Purchase Agreement 9423JC4548 between Boeing Defense & Space-Irving Co. and Cory
             Components, January 1, 1995 through December 31, 1999**

    10.17  Electrical Contact Procurement Contract Letter of Agreement, dated June 28, 1993 between Boeing Commercial Airplane Group and Tri-Star Electronics International**

    10.18  Asset Purchase and Sale Agreement by and among Allard Industries, Inc., Gerald R.
             Allard, Trustee of the Gerald R. Allard Revocable Trust of 1994, The Allard
             Children's Trust f/b/o John Allard, The Allard Children's Trust f/b/o Michael E.
             Allard, Younes Nazarian and David and Angela Nazarian, Trustees of the Nazarian
             Family Trust, the principal shareholders of Allard, the Company and ADS
             Acquisition, Inc.**

    10.19  Assets Purchase and Sale Agreement dated December 4, 1996 among the Company, EE
             Acquisition, Inc., William Lyon, and Elsinore LP**

    10.20  Asset Purchase and Sale Agreement dated November 25, 1996 among AMP, Incorporated, the Whitaker Corporation and DeCrane Aircraft Holdings, Inc.**

    10.21  Stock Purchase Agreement, dated January 1, 1995, among the Company and Cory
             Components, Inc.**

    10.22  Securities Purchase Agreement, dated September 18, 1996 among the Company, Nassau
             Capital Partners L.P., NAS Partners I L.L.C., and Electra Investment Trust
             P.L.C.**

    10.23  Securities Purchase Agreement, dated February 20, 1996 among the Company, Nassau
             Capital Partners L.P. and NAS Partners I L.L.C.**

    10.24  Securities Purchase Agreement dated November 2, 1994, as amended on February 20,
             1996, among the Company, Electra Investment Trust P.L.C. and Electra Associates,
             Inc.**

    10.25  Letter Agreement dated November 24, 1994 between the Company and Charles Becker**

    10.26  Warrant Agreement dated November 2, 1994 between the Company and Internationale
             Nederlanden (U.S.) Capital Corporation**

    10.27  Form of Warrant Agreement relating to the Company's Series E Warrants**

    10.28  Form of Warrant Agreement relating to the Company's Series F Warrants**

    10.29  Form of Warrant Agreement relating to the Company's Series G Warrants**

    10.30  Form of Warrant Agreement relating to the Company's Series H Warrants**

    10.31  Share Purchase Agreement dated February 9, 1996 among the Company, R.G. MacDonald,
             Charles Becker, Robert Rankin**

    10.32  Form of Amendment Agreement dated March 7, 1997 between the Company and Nassau**

    10.33  401(k) Salary Reduction Non-Standardized Adoption Agreement dated April 30, 1992 between the Company and The Lincoln National Life Insurance Company**

    10.34  Agreement dated January 10, 1997 among the Company and its shareholders relating to the Recapitalization**

    10.35  Form of Loan and Security Agreement among DeCrane Aircraft Holdings, Inc., Bank of
             America Illinois, as agent and lender, and the other lenders party thereto**

    10.36  Agreement dated July 30, 1996 between Interactive Flight Technologies and
             Hollingsead International, Inc. (Portions of this exhibit have been omitted pursuant to confidential treatment. Such portions of the exhibit have been separately filed with the Commission.)

     11.1  Statement regarding computation of per share earnings of the Company**

     21.1  List of Subsidiaries of Registrant**

     23.1  Consent of Price Waterhouse, LLP**

     23.2  Consent of Spolin & Silverman (included in Exhibit 5.1)

     24.1  Power of Attorney (appears on signature page)**

     27    Financial Data Schedule**

------------------------

** Previously filed.

    (b) FINANCIAL STATEMENT SCHEDULE:

        Schedule II--Valuation and Qualifying Accounts

    All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the Closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    This Amendment to Registration Statement and Power of Attorney, pursuant to the requirements of the Securities Act of 1933, as amended, has been signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on this 14th day of April, 1997.

                                DECRANE AIRCRAFT HOLDINGS, INC.

                                By:  /s/  R. JACK DECRANE
                                     ------------------------------------------
                                     Name: R. Jack DeCrane
                                     Title:Chairman of the Board and
                                           Chief Executive

                               POWER OF ATTORNEY

    Pursuant to the requirement of the Securities Act of 1933, as amended, this Amendment to Registration Statement have been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                            CAPACITY                   DATE
---------------------------------------------  -------------------------  --------------------
             /s/ R. JACK DECRANE               Chairman of the Board,
 -------------------------------------------     Chief Executive Officer     April 14, 1997
               R. Jack DeCrane                   and Director

              R. G. MACDONALD*                 Vice Chairman of the
 -------------------------------------------     Board and Director          April 14, 1997
               R. G. MacDonald

                                               Chief Financial Officer
              ROBERT A. RANKIN*                  and Secretary
 -------------------------------------------     (principal accounting       April 14, 1997
              Robert A. Rankin                   officer)

              JAMES R. BERGMAN*
 -------------------------------------------   Director                      April 14, 1997
              James R. Bergman

               PAUL H. CASCIO*
 -------------------------------------------   Director                      April 14, 1997
               Paul H. Cascio

            JONATHAN A. SWEEMER*
 -------------------------------------------   Director                      April 14, 1997
             Jonathan A. Sweemer

        *By:      /s/ R. JACK DECRANE
 -------------------------------------------   Attorney in fact              April 14, 1997
               R. Jack DeCrane

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                              BALANCE AT     CHARGED TO
                                             BEGINNING OF     COST AND       CHARGED TO                  BALANCE AT
CLASSIFICATIONS                                 PERIOD        EXPENSES     OTHER ACCOUNTS  DEDUCTIONS   END OF PERIOD
-------------------------------------------  -------------  -------------  --------------  -----------  -------------

YEAR ENDED DECEMBER 31, 1994
Allowance for Doubtful Accounts............  $     320,000  $      51,000  $     3,000(A)   $ 131,000   $     243,000
Reserve for excess, slow moving and
  potentially obsolete material............  $     593,000  $     300,000        --            --       $     893,000

YEAR ENDED DECEMBER 31, 1995
Allowance for Doubtful Accounts............  $     243,000  $      66,000  $    62,000(B)   $ 112,000   $     259,000
Reserve for excess, slow moving and
  potentially obsolete material............  $     893,000  $     416,000        --         $ 155,000   $   1,154,000

YEAR ENDED DECEMBER 31, 1996
Allowance for Doubtful Accounts............  $     259,000  $      68,000  $    71,000(C)   $  19,000   $     379,000
Reserve for excess, slow moving and
  potentially obsolete material............  $   1,154,000  $   1,055,000  $     --         $ 116,000   $   2,093,000

------------------------

      (A)  Effect of foreign currency translation.

      (B)  Comprised of the following:
           Effect of foreign currency translation;               $   3,000
           Recovery of amounts previously written off.              59,000
                                                                 ------------
                                                                 $  62,000
                                                                 ------------
                                                                 ------------
      (C)  Comprised of the following:
           Effect of foreign currency translation;               $  (4,000)
           Recovery of amounts previously written off;              20,000
           Attributable to the ADS acquisition;                     50,000
           Attributable to the Elsinore acquisition.                 5,000
                                                                 ------------
                                                                 $  71,000
                                                                 ------------
                                                                 ------------

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                               DESCRIPTION                                                PAGE
-----------  ------------------------------------------------------------------------------------------------     -----
      1.1    Form of Underwriting Agreement**

      3.1    Certificate of Incorporation of Registrant**

      3.2    Bylaws of Registrant**

      4.1    Specimen Certificate (incorporated by reference to Exhibit 2(1) of the Company's Form 8-A/A filed April 14, 1997)**

      5.1    Opinion of Spolin & Silverman (re legality)

     10.1    1993 Share Incentive Plan**

     10.2    Tax Sharing Agreement dated March 15, 1993 between the Company TSH and Hollingsead
               International, Inc.**

     10.3    Employment Agreement dated September 1, 1994 between the Company and R. Jack DeCrane**

     10.4    Employment Agreement dated June 28, 1993 between the Company and R. G. MacDonald**

     10.5    Restrictive Covenant Agreement among the Company, ADS Acquisition, Inc. and the Allard
               Children's Trust f/b/o John R. Allard**

     10.6    Restrictive Covenant Agreement among the Company, ADS Acquisition, Inc. and the Allard
               Children's Trust f/b/o Michael E. Allard**

     10.7    Restrictive Covenant Agreement among the Company, ADS Acquisition, Inc. and Younes Nazarian**

     10.8    Restrictive Covenant Agreement among the Company, ADS Acquisition, Inc. and David and Angela
               Nazarian, Trustees of the Nazarian Family Trust**

     10.9    Restrictive Covenant Agreement among the Company, ADS Acquisition, Inc. and Gerald R. Allard,
               Trustee of the Gerald R. Allard Revocable Trust of 1994**

     10.10   Fourth Amended and Restated Registration Rights Agreement dated September 18, 1996 among the
               Company, Banc One Capital Partners Corporation, Brantley Venture Partners II, L.P., R. Jack
               DeCrane, DSV Parnters, IV, Electra Investment Trust, P.L.C., Internationale Nederlanden (U.S.)
               Capital Corporation, Electra Associates, Inc., The Provident Bank, Nassau Capital Partners
               L.P., NAS Partner I L.L.C.**

     10.11   Fourth Amended and Restated Shareholders Agreement dated September 18, 1996 among the Company,
               Banc One Capital Partners Corporation, Brantley Venture Partners II, L.P., R. Jack DeCrane,
               DSV Partners, IV, Electra Investment Trust, P.L.C., Internationale Nederlanden (U.S.) Capital
               Corporation, Electra Associates, Inc., The Provident Bank, Nassau Capital Partners L.P., NAS
               Partner I L.L.C.**

     10.12   Lease dated September 1989 as amended on December 15, 1993 among Continental Development
               Corporation, Tri-Star Electronics, Inc., and Cory Components, Inc. for real property in El
               Segundo, CA**

     10.13   Amended and Restated Credit Agreement, dated September 18, 1996, among the Comapny, ADS
               Acquisition, Inc., Tri-Star Holdings, Inc., Tri-Star Electronics International, Inc., Tri-Star
               Technologies, Inc., Tri-Star Technologies, Tri-Star Electronics Europe S.A., Mezzovico, Cory
               Holdings, Inc., Cory Components, Inc., Hollingsead International, Inc., Hollingsead
               International Limited, The Provident Bank, and Internationale Nederlanden (U.S.) Capital
               Corporation**

  EXHIBIT
  NUMBER                                               DESCRIPTION                                                PAGE
-----------  ------------------------------------------------------------------------------------------------     -----
     10.14   General Terms Agreement dated July 5, 1995 between the Boeing Company and Cory Components,
               Number 6-5752-0002**

     10.15   Special Business Provisions dated November 30, 1995 between the Boeing Company and Cory
               Components, Number 6-5752-0004**

     10.16   Purchase Agreement 9423JC4548 between Boeing Defense & Space-Irving Co. and Cory Components,
               January 1, 1995 through December 31, 1999**

     10.17   Electrical Contact Procurement Contract Letter of Agreement, dated June 28, 1993 between Boeing
               Commercial Airplane Group and Tri-Star Electronics International**

     10.18   Asset Purchase and Sale Agreement by and among Allard Industries, Inc., Gerald R. Allard,
               Trustee of the Gerald R. Allard Revocable Trust of 1994, The Allard Children's Trust f/b/o
               John Allard, The Allard Children's Trust f/b/o Michael E. Allard, Younes Nazarian and David
               and Angela Nazarian, Trustees of the Nazarian Family Trust, the principal shareholders of
               Allard, the Company and ADS Acquisition, Inc.**

     10.19   Assets Purchase and Sale Agreement dated December 4, 1996 among the Company, EE Acquisition,
               Inc., William Lyon, and Elsinore LP**

     10.20   Asset Purchase and Sale Agreement dated November 25, 1996 among AMP, Incorporated, the Whitaker
               Corporation and DeCrane Aircraft Holdings, Inc.**

     10.21   Stock Purchase Agreement, dated January 1, 1995, among the Company and Cory Components, Inc.**

     10.22   Securities Purchase Agreement, dated September 18, 1996 among the Company, Nassau Capital
               Partners L.P., NAS Partners I L.L.C., and Electra Investment Trust P.L.C.**

     10.23   Securities Purchase Agreement, dated February 20, 1996 among the Company, Nassau Capital
               Partners L.P. and NAS Partners I L.L.C.**

     10.24   Securities Purchase Agreement dated November 2, 1994, as amended on February 20, 1996, among the
               Company, Electra Investment Trust P.L.C. and Electra Associates, Inc.**

     10.25   Letter Agreement dated November 24, 1994 between the Company and Charles Becker**

     10.26   Warrant Agreement dated November 2, 1994 between the Company and Internationale Nederlanden
               (U.S.) Capital Corporation**

     10.27   Form of Warrant Agreement relating to the Company's Series E Warrants**

     10.28   Form of Warrant Agreement relating to the Company's Series F Warrants**

     10.29   Form of Warrant Agreement relating to the Company's Series G Warrants**

     10.30   Form of Warrant Agreement relating to the Company's Series H Warrants**

     10.31   Share Purchase Agreement dated February 9, 1996 among the Company, R.G. MacDonald, Charles
               Becker, Robert Rankin**

     10.32   Form of Amendment Agreement dated March 7, 1997 between the Company and Nassau**

  EXHIBIT
  NUMBER                                               DESCRIPTION                                                PAGE
-----------  ------------------------------------------------------------------------------------------------     -----
     10.33   401(k) Salary Reduction Non-Standardized Adoption Agreement dated April 30, 1992 between the
               Company and The Lincoln National Life Insurance Company.**

     10.34   Agreement dated January 10, 1997 among the Company and its shareholders relating to the
               Recapitalization.**

     10.35   Form of Loan and Security Agreement among DeCrane Aircraft Holdings, Inc., Bank of America
               Illinois, as agent and lender, and the other lenders party thereto.**

     10.36   Agreement dated July 30, 1996 between Interactive Flight Technologies and Hollingsead
               International, Inc. (Portions of this exhibit have been omitted pursuant to confidential treatment. Such portions of the Exhibit have been separately filed with the Commission.)

     11.1    Statement regarding computation of per share earnings of the Company**

     21.1    List of Subsidiaries of Registrant**

     23.1    Consent of Price Waterhouse LLP**

     23.2    Consent of Spolin & Silverman (included in Exhibit 5.1)

     24.1    Power of Attorney (appears on signature page)**

     27      Financial Data Schedule**

------------------------

** Previously filed.

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports dated (i) March 7, 1997, relating to the consolidated financial statements of DeCrane Aircraft Holdings, Inc. ("DeCrane") and (ii) August 2, 1996, relating to the financial statements of Aerospace Display Systems, which appear in such Prospectus. We also consent to the application of the DeCrane report to the Financial Statement Schedule for the three years ended December 31, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Cleveland, Ohio
March 25, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-1
                                VOLUME I OF III

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        DECRANE AIRCRAFT HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-1
                                VOLUME II OF III

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        DECRANE AIRCRAFT HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-1
                               VOLUME III OF III

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        DECRANE AIRCRAFT HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LETTERHEAD]

                                 March 26, 1997

Andrew A. Gerber
Special Counsel
United States Securities and Exchange Commission

Mail Stop 7-7
450 5th Street, N.W.
Washington, D.C. 20549

    Re:  DeCrane Aircraft Holdings, Inc.
    Registration Statement on Form S-1
    File No. 333-19939

Dear Mr. Gerber:

    We are submitting, on behalf of DeCrane Aircraft Holdings, Inc. (the "Company"), for filing with the Securities and Exchange Commission, via EDGAR, Amendment No. 2 to the Company's Registration Statement on Form S-1 (as amended, the "Registration Statement" or "Amendment No. 2"), together with exhibits thereto (except for such exhibits which have been previously filed or will be filed by amendment). The Company has previously paid the filing fee.

    The Company received a letter dated March 20, 1997 from you (the "Comment Letter") which sets forth various comments on the Registration Statement. Amendment No. 2 reflects the Company's responses to the Comment Letter, as modified by subsequent telephone conversations with the Staff, as well as certain other changes.

    The responses of the Company to the comments contained in the Comment Letter are set forth below. The numbering of the Company's responses are "keyed" to the numbering of the comments in the Comment Letter. Capitalized terms not defined herein shall have the meanings ascribed to them in Amendment No. 2.

1. The requested disclosure has been added. See the cover page to the prospectus.

2. The requested disclosure has been added. See the cover page to the prospectus.

3.  The requested changes have been made. See pages 2 and 63.

4. The Company notes that as a result of the Recapitalization the factors which contribute to a difference between net loss and net loss attributable to common stockholders will no longer exist. The Company further notes that the "Risk Factors-Substantial Leverage" states that the Company has incurred net losses in each year since its inception. Accordingly, the Company respectfully requests that the staff reconsider this comment.

5. The requested material has been provided under separate cover with my letter of March 25, 1997. In addition, we are delivering concurrently with this letter, also under separate cover, a letter dated March 26, 1997 signed by the Contract Administrator of Boeing Defense and Space--Irving Co. relating to purchases of dichroic LCD devices.

6.  The requested changes have been made. See pages 3 and 32.

7.  The requested change has been made. See page 5.

8. In accordance with our conversation with the accounting Staff, the Company has changed the depreciation and amortization expense item in "Summary Consolidated Financial Data" to be identical to the amount listed in the consolidated Statement of Cash Flows. See page 6.

9.  The requested change has been made. See page 7.

Andrew A. Gerber
March 26, 1997
Page 2

10. The requested changes have been made. See pages 26-27.

11. The Company confirms that when finalized, all material terms of the New Credit Facility will be discussed.

12. The requested change has been made. See page 27.

13. The Company has added disclosure relating to the increased indebtedness and interest expense to the discussion in "Record of Successful Acquisitions." See page 33.

14. The Company has added disclosure stating the percentage of the Company's 1996 revenues which are attributable to sales of contacts, connectors, LCD devices and systems integration. Such products and services are the only products and services which accounted for more than 10% of the Company's revenues in 1996. See page 36.

15. The Company intends to seek confidential treatment for portions of its contract with IFT. Such request will be submitted under separate cover. The Company is willing to provide a copy of the agreement supplementally pending the preparation of the confidentiality request.

16. The table has been updated to reflect information as of February 28, 1997. See page 53.

17. The reconciliation of the mandatorily redeemable common stock warrants discussed in Notes 1 and 14 of the Consolidated Financial Statements is as follows:

    Redeemable warrants not subject to cancellation and exercisable at

December 31, 1996 (See Note 14)                                          480,140

    Lender Warrants (which will remain outstanding after the Offering)  (70,893)

    Series D Preferred Stock Warrants which were potentially
    subject to cancellation, but converted in exchange for the cancellation
    of the remaining warrants outstanding (See Note 14, page F-31)        99,250
                                                                         -------

     Redeemable warrants exercised pursuant to the Recapitalization (See Note 1)
                                                                         508,497
                                                                         -------

    The computation of the fair value of all warrants requested by the staff is as follows:

                                                                                     ALL
                                                                     LENDER         OTHER
                                                                    WARRANTS      WARRANTS         TOTAL
                                                                   -----------  -------------  -------------
Redeemable warrants outstanding
at December 31, 1996.............................................       70,893        741,940        812,833
Fair value per share.............................................  $      2.52  $        9.03
                                                                   -----------  -------------

Fair value at December 31, 1996..................................  $   179,000  $   6,700,000  $   6,879,000
                                                                   -----------  -------------  -------------

    As described in the notes to the Consolidated Financial Statements, the warrant holders have the right to require the Company to redeem the warrants for an amount equal to the greater of: (i) the fair market value of the Common Stock; (ii) the book value of the Common Stock; or (iii) an assumed value of the Common Stock based upon an earnings multiple, in each case net of the exercise price of the warrants. The fair market value of Common Stock was determined to be greater than the book value of the Common Stock and the assumed value of the Common Stock based on the earnings multiple. The midpoint of the range of the estimated Offering price per share of $14.00 was used as the basis for determining the aggregate fair market value of the Common Stock as of December 31, 1996.

    All warrants, other than the Lender Warrants, have a nominal per share exercise price ($.0004 to $.035 per share). As a result, such warrants were valued at $14.00 per share (the midpoint of the

Andrew A. Gerber
March 26, 1997
Page 3

estimated Offering price), less a 35% marketability discount. Independent appraisals obtained by the Company suggest marketability discounts of 30% to 40% from public company valuation multiples to reflect the illiquidity of the underlying common stock. The fair value per share of the Common Stock as of December 31, 1996 was computed as follows:

Offering price per share..........................................................  $   14.00
Marketability discount percent....................................................      35.00%
                                                                                    ---------
Marketability discount amount per share...........................................       4.97
                                                                                    ---------
Discounted fair value per share...................................................  $    9.03
                                                                                    ---------
                                                                                    ---------

    The Lender Warrants are valued at their fair value on the date of issuance as determined by an independent appraisal obtained by the Company. Such amount reflects the value ascribed to the mandatory redemption, dividend and registration rights associated with the Lender Warrants. Since the $14.11 per share exercise price of the Lender Warrants is greater than the midpoint of the range of the estimated Offering price, the Lender Warrants are valued as of December 31, 1996 at the appraised value determined on the issuance date of $2.52 per share.

18. The independent auditors consent is filed as an Exhibit to Amendment No. 2.

    If you require any further information in order to review the Registration Statement and Amendment No. 2, please do not hesitate to call the undersigned at
(310) 576-1221.

                                         Very truly yours,
                                          SPOLIN & SILVERMAN
                                                   /S/
                                          STEPHEN A. SILVERMAN